   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1997

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               DIME BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            6712                           11-3197414
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                                589 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 326-6170
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              GENE C. BROOKS, ESQ.
                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 326-6170
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              MITCHELL S. EITEL, ESQ.                             MARIO A. PONCE, ESQ.
                SULLIVAN & CROMWELL                            SIMPSON THACHER & BARTLETT
                 125 BROAD STREET                                 425 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10004                           NEW YORK, NEW YORK 10017
                  (212) 558-4000                                     (212) 455-2000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Time as described in the attached Proxy Statement-Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                     PROPOSED MAXIMUM      PROPOSED
                                                    OFFERING PRICE PER      MAXIMUM         AMOUNT OF
      TITLE OF EACH CLASS OF         AMOUNT TO BE    SHARE OF COMMON      AGGREGATE        REGISTRATION
   SECURITIES TO BE REGISTERED      REGISTERED(1)     STOCK PER UNIT  OFFERING PRICE(2)       FEE(3)
----------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value (and
associated Preferred Stock        21,500,000 shares
Purchase Rights)..................   (with Rights)         N/A           $422,380,048        $47,733
==========================================================================================================

(1) This Registration Statement covers the maximum number of the Registrant's securities that may be issued in the transaction described herein.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933 based on the average of the high and low sales prices per share of common stock of North American Mortgage Company on the New York Stock Exchange on September 10, 1997.

(3) Pursuant to Section 14(g)(1)(B) of the Securities Exchange Act of 1934, and Rule 457(b) under the Securities Act of 1933, the fee of $80,261 paid by North American Mortgage Company on August 1, 1997 upon the filing of the preliminary proxy material relating to the transaction described herein has been credited against the registration fee payable in connection with this filing.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                         [NORTH AMERICAN MORTGAGE LOGO]

                       NORTH AMERICAN MORTGAGE COMPANY(R)

EXECUTIVE HEADQUARTERS:                                         MAILING ADDRESS:
3883 Airway Drive                                               P.O. Box 808005
Santa Rosa, California                                          Petaluma, California 94975-8008
(707) 546-3310

                                                              September 15, 1997
Dear Stockholder:

     You are cordially invited to attend a Special Meeting of the Stockholders of North American Mortgage Company ("NAMC"), to be held on October 13, 1997, at 10:00 a.m. (local time), at the New York Hilton and Towers, Morgan Suite, 1335 Avenue of the Americas, New York, New York 10019.

     At the Special Meeting, NAMC stockholders will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Combination, dated as of June 22, 1997 and amended and restated as of July 31, 1997 (the "Merger Agreement"), among NAMC, Dime Bancorp, Inc. ("Dime"), The Dime Savings Bank of New York, FSB ("Dime Bank") and 47th St. Property Corporation ("Merger Sub"). Pursuant to the Merger Agreement, NAMC will be acquired by Dime Bank in a merger of Merger Sub into NAMC (the "Merger"), and NAMC will become an indirect, wholly-owned subsidiary of Dime. Each outstanding share of NAMC common stock (except for shares held by NAMC as treasury stock) will be converted into the right to receive 1.37 shares (the "Exchange Ratio") of Dime common stock, subject to adjustment in certain circumstances described in the accompanying Proxy Statement-Prospectus. NAMC stockholders will receive cash in lieu of any fractional shares that would otherwise be issued in the Merger.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger and has received the opinions of Morgan Stanley & Co. Incorporated, NAMC's financial advisor, that, as of June 22, 1997 and the date hereof, and based on and subject to certain matters stated therein, the Exchange Ratio is fair from a financial point of view to NAMC stockholders. A copy of that opinion dated the date hereof is attached as Appendix B to the accompanying Proxy Statement-Prospectus. THE BOARD OF DIRECTORS OF NAMC HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT IT IS IN THE BEST INTERESTS OF NAMC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

     You should read carefully the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement-Prospectus for details of the Merger and additional related information.

     Whether or not you expect to attend the Special Meeting, it is very important that your shares be represented. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card.

     Thank you and I look forward to seeing you at the Special Meeting.

                                          Sincerely,
                                          /s/ John F. Farrell
                                          Chairman of the Board
                                          and Chief Executive Officer

                         [NORTH AMERICAN MORTGAGE LOGO]

                       NORTH AMERICAN MORTGAGE COMPANY(R)

EXECUTIVE HEADQUARTERS:                                         MAILING ADDRESS:
3883 Airway Drive                                               P.O. Box 808005
Santa Rosa, California                                          Petaluma, California 94975-8008
(707) 546-3310

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 13, 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of North American Mortgage Company, a Delaware corporation ("NAMC"), will be held at 10:00 a.m. (local time) on October 13, 1997 at the New York Hilton and Towers, Morgan Suite, 1335 Avenue of the Americas, New York, New York 10019.

     The Special Meeting is called for the purpose of considering and voting upon a proposal to adopt the Agreement and Plan of Combination dated as of June 22, 1997 and amended and restated as of July 31, 1997 (the "Merger Agreement"), among NAMC, Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and 47th St. Property Corporation. A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement-Prospectus accompany this Notice.

     The proposed merger and other related matters are more fully described in the attached Proxy Statement-Prospectus and the Appendices thereto.

     The Board of Directors has fixed the close of business on September 8, 1997 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of NAMC's Common Stock on the record date are entitled to vote at the Special Meeting. A list of such stockholders will be available at the time and place of the meeting and, during ordinary business hours for the ten days prior to the meeting, at the office of the Secretary of NAMC at the above address.

     If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the meeting, you must obtain from the nominee a proxy issued in your name.

     You can ensure that your shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person.

     Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

/s/ Carolyn Vogt
Carolyn Owens Vogt, Secretary

September 15, 1997

                                PROXY STATEMENT

                        NORTH AMERICAN MORTGAGE COMPANY

                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 13, 1997
                            ------------------------

                                   PROSPECTUS

                               DIME BANCORP, INC.

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                (AND ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                            ------------------------
     This Proxy Statement-Prospectus is being furnished to the stockholders of North American Mortgage Company, a Delaware corporation ("NAMC"), in connection with the solicitation of proxies by the Board of Directors of NAMC for use at a Special Meeting of Stockholders, to be held on October 13, 1997 at 10:00 a.m. (local time), at the New York Hilton and Towers, Morgan Suite, 1335 Avenue of the Americas, New York, New York 10019 (including any adjournments or postponements thereof, the "Special Meeting").

     At the Special Meeting, the holders of common stock, par value $.01 per share, of NAMC ("NAMC Common Stock") will consider and vote upon a proposal to adopt the Agreement and Plan of Combination, dated as of June 22, 1997 and amended and restated as of July 31, 1997 ("Merger Agreement"), by and among NAMC, Dime Bancorp, Inc., a Delaware corporation ("Dime"), The Dime Savings Bank of New York, FSB, a federal savings bank and a wholly-owned subsidiary of Dime ("Dime Bank"), and 47th St. Property Corporation, a Delaware corporation and a wholly-owned subsidiary of Dime Bank ("Merger Sub"), pursuant to which Dime will acquire NAMC by means of a merger of Merger Sub with and into NAMC (the "Merger"). In the Merger, each share (except for shares held by NAMC as treasury stock) of NAMC Common Stock issued and outstanding, together with attached rights to purchase Series A Cumulative Preferred Stock of NAMC (the "NAMC Rights"), will be converted into 1.37 shares (as such number may be adjusted, the "Exchange Ratio") of common stock, par value $.01 per share, of Dime ("Dime Common Stock"). Each share of Dime Common Stock has attached to it one right (each, a "Dime Right") to purchase preferred stock of Dime under circumstances related to a person acquiring 20% or more of the outstanding shares of Dime Common Stock. The Exchange Ratio is subject to adjustment (1) upward if the average closing price per share of Dime Common Stock declines by more than 20% over a designated period both in absolute terms (i.e., from the $19.00 "starting price" to below $15.20) and relative to the stock prices of 18 other companies and certain other conditions are met or (2) upward or downward if Dime takes certain actions affecting its capitalization. In addition, as a result of the Merger, each outstanding option to purchase NAMC Common Stock will be converted into an option to purchase Dime Common Stock. For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "THE MERGER." For a description of Dime Common Stock (and the attached Dime Rights), see "DESCRIPTION OF DIME CAPITAL STOCK."

     This Proxy Statement-Prospectus also constitutes a prospectus of Dime with respect to up to 21,500,000 shares of fully paid and nonassessable shares of Dime Common Stock (together with attached Dime Rights) issuable in connection with the Merger.

     HOLDERS OF NAMC COMMON STOCK SHOULD CAREFULLY READ THIS PROXY STATEMENT-PROSPECTUS, INCLUDING THE MATERIAL IT INCORPORATES BY REFERENCE AND THE MATERIAL UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 16.

     Dime Common Stock and NAMC Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE") under the trading symbols "DME" and "NAC," respectively. The last sale price of Dime Common Stock reported on the NYSE Composite Transactions Tape on September 11, 1997 was $20 per share. This Proxy Statement-Prospectus and the accompanying notice of meeting and form of proxy are first being mailed to NAMC stockholders on or about September 15, 1997.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
  THESE SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                            ------------------------

       THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS SEPTEMBER 15, 1997.

                             AVAILABLE INFORMATION

     NAMC and Dime each is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, each files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices in New York (Seven World Trade Center, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. More recent materials filed by Dime and NAMC also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, NAMC Common Stock and Dime Common Stock are listed on the NYSE, and material filed by NAMC and Dime should be available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     Dime became the holding company of Dime Bank pursuant to a reorganization effected on May 25, 1994, and, until that time, Dime Bank was subject to the information requirements of the Exchange Act and filed reports, proxy statements and other information with the Office of Thrift Supervision (the "OTS"). Such reports, proxy statements and other information filed by Dime Bank prior to May 25, 1994 can be inspected and copied at the public reference facilities maintained by the OTS at the Office of Public Information, Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and also can be obtained by written request from such office at prescribed rates.

     Dime has filed with the Commission a Registration Statement on Form S-4 (as it may be amended, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the shares of Dime Common Stock (together with attached Dime Rights) to be issued in the Merger. This Proxy Statement-Prospectus does not contain all of the information contained in the Registration Statement. Such additional information may be inspected or copied at the public reference facilities of the Commission or accessed electronically by means of the Commission's home page (the address of each of which is set forth above).

     Statements contained in this Proxy Statement-Prospectus (or in any document it incorporates by reference) concerning the provisions of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Dime (File No. 1-13094) and NAMC (File No. 1-11017) under the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus:

          (1) Dime's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (2) Dime's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

          (3) Dime's Current Reports on Form 8-K filed on April 23 and 25, 1997, May 10, 1997, June 16, 23 and 27, 1997 and July 25, 1997;

          (4) The descriptions of Dime Common Stock and Dime Rights set forth in Dime's Registration Statements on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment to those descriptions so filed with the Commission;

          (5) NAMC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Amendment No. 1 thereto on Form 10-K/A;

          (6) NAMC's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

          (7) NAMC's Current Report on Form 8-K filed on June 24, 1997; and

          (8) The descriptions of NAMC Common Stock and attached rights to purchase Series A Cumulative Preferred Stock of NAMC (the "NAMC Rights") set forth in NAMC's Registration Statements on Form 8-A filed pursuant to
     Section 12 of the Exchange Act and any amendment to those descriptions so filed with the Commission.

     All documents filed by NAMC or Dime pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the termination of the offering of the Dime Common Stock (together with attached Dime Rights) to which this Proxy Statement-Prospectus relates shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     Notwithstanding the foregoing, the information contained in any document that is described in Item 402(a)(8) of the Commission's Regulation S-K is not incorporated by reference in this Proxy Statement-Prospectus.

     All information contained in this Proxy Statement-Prospectus relating to NAMC has been supplied by NAMC, and all information contained herein relating to Dime has been supplied by Dime.

                            ------------------------

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. NAMC AND DIME WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL HOLDER OF NAMC COMMON STOCK, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED THEREIN BY REFERENCE). REQUESTS FOR DOCUMENTS RELATING TO DIME SHOULD BE DIRECTED TO DIME BANCORP, INC., 589 FIFTH AVENUE, NEW YORK, NEW YORK 10017, ATTENTION: INVESTOR RELATIONS DEPARTMENT, TELEPHONE NUMBER (212) 326-6170, AND REQUESTS FOR DOCUMENTS RELATING TO NAMC SHOULD BE DIRECTED TO NORTH AMERICAN MORTGAGE COMPANY, 3883 AIRWAY DRIVE, SANTA ROSA CALIFORNIA, 95403-1699, ATTENTION: CHIEF FINANCIAL OFFICER, TELEPHONE NUMBER (707) 523-5049. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF THE DOCUMENTS, REQUESTS SHOULD BE MADE BY OCTOBER 6, 1997.

                            ------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE OFFERING AND THE SOLICITATION MADE BY THIS PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NAMC OR DIME. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION WITHIN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR THE DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NAMC OR DIME SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
AVAILABLE INFORMATION...................  ii
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE.............................  ii
SUMMARY.................................   2
  The Parties...........................   2
  The Special Meeting...................   2
  The Merger............................   3
  Comparison of Rights of
     Stockholders.......................   6
DIME BANCORP, INC. AND SUBSIDIARIES
  SELECTED CONSOLIDATED FINANCIAL
  DATA..................................   7
NORTH AMERICAN MORTGAGE COMPANY AND
  SUBSIDIARIES SELECTED CONSOLIDATED
  FINANCIAL DATA........................  10
UNAUDITED PRO FORMA COMBINED SELECTED
  FINANCIAL DATA........................  12
COMPARATIVE UNAUDITED PER SHARE DATA....  14
MARKET PRICE DATA.......................  15
RISK FACTORS............................  16
  General Business Risks................  16
  Interest Rate Risk....................  16
  Competition...........................  16
  Regulation............................  16
  Elimination of the Thrift Charter.....  17
THE SPECIAL MEETING.....................  17
  Date, Time, Place and Purpose.........  17
  Record Date and Shares Entitled to
     Vote...............................  17
  Vote Required.........................  17
  Ownership by Directors and Executive
     Officers...........................  18
  Proxies...............................  18
  No Appraisal Rights...................  19
THE MERGER..............................  19
  Effects of the Merger; Exchange
     Ratio..............................  19
  Background of the Merger..............  20
  Reasons for the Merger................  21
  Recommendation of the NAMC Board......  23
  Opinion of Morgan Stanley.............  23
  Effective Time of the Merger..........  26
  Exchange Procedures...................  26
  Conditions to Consummation............  27
  Regulatory Approvals..................  27
  Price-Based Termination...............  28
  Termination Fee.......................  29
  No Solicitation of Acquisition
     Proposals..........................  31

                                        PAGE
                                        ----
  Conduct of Business Pending the
     Merger.............................  31
  Amendment, Waiver and Alternative
     Structure..........................  32
  Termination...........................  33
  Interests of Certain Persons in the
     Merger.............................  33
  Employee-Related Matters..............  39
  Certain Federal Income Tax
     Consequences.......................  39
  Accounting Treatment..................  40
  Stock Exchange Listing................  41
  Expenses..............................  41
  Dime Stock Repurchase.................  41
  Resales of Dime Common Stock..........  41
PRO FORMA COMBINED FINANCIAL
  STATEMENTS............................  42
DESCRIPTION OF DIME CAPITAL STOCK.......  48
  Authorized Stock......................  48
  Common Stock..........................  48
  Dime Preferred Stock..................  49
  Stockholder Protection Rights Plan....  49
  Certain Other Provisions..............  50
COMPARISON OF CERTAIN RIGHTS OF
  STOCKHOLDERS..........................  54
  Restrictions on Transfer..............  54
  Certain Regulatory Limitations........  55
  Classification of Board of
     Directors..........................  55
  Removal of Directors..................  55
  Amendment of Certificate and
     By-Laws............................  55
  Stockholder Nominations and
     Proposals..........................  56
  Special Meetings of Stockholders and
     Stockholder Action by Written
     Consent............................  56
  Rights Plans..........................  56
CERTAIN REGULATORY CONSIDERATIONS.......  57
  Regulatory Capital Requirements.......  57
  Limitations on Capital
     Distributions......................  58
  Transactions with Affiliates..........  59
EXPERTS.................................  59
VALIDITY OF DIME COMMON STOCK...........  60
STOCKHOLDER PROPOSALS...................  60
APPENDICES..............................
  Appendix A: Agreement and
     Plan of Combination................ A-1
  Appendix B: Opinion of
     Morgan Stanley & Co.
     Incorporated....................... B-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere (or incorporated by reference) in this Proxy Statement-Prospectus. It is not intended to be a complete description of all material facts relating to NAMC, Dime, the Special Meeting or the Merger and is qualified in all respects by the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement-Prospectus.

THE PARTIES

     NAMC. NAMC is a Delaware corporation engaged primarily in the mortgage banking business, and, as such, it originates, acquires, sells and services mortgage loans that are principally first-lien mortgage loans secured by one-to-four family residences. NAMC also sells servicing rights associated with a portion of such loans. NAMC and its predecessors have been engaged in the mortgage banking business since 1948, and NAMC currently operates 104 origination offices located in 30 states. At June 30, 1997, NAMC had consolidated total assets of $863.6 million and stockholders' equity of $214.6 million.

     NAMC's principal executive offices are located at 3883 Airway Drive, Santa Rosa, California 95403, and its telephone number is (707) 523-5000.

     Dime and Dime Bank. Dime is a Delaware corporation and the holding company for Dime Bank. Dime is registered with the OTS, and is subject to regulation and examination, as a savings and loan holding company. At June 30, 1997, Dime had consolidated total assets of $20.09 billion, deposits of $13.34 billion and stockholders' equity of $1.06 billion.

     Dime's only current business is the operation of Dime Bank as a subsidiary. Headquartered in New York City, Dime Bank currently operates 90 branches in the greater New York metropolitan area and one branch in Florida. Through Dime Bank and its subsidiaries, Dime also provides mortgage banking and consumer financial services in selected markets throughout the United States. Dime Bank was organized in 1859, converted from a state charter to a federal charter in 1983 and converted to stock ownership in 1986.

     On January 13, 1995, Dime consummated a merger of equals (the "Anchor Merger") with Anchor Bancorp, Inc. ("Anchor"), which was the parent company of Anchor Savings Bank FSB ("Anchor Savings"). Based on total assets as of December 31, 1995, the Anchor Merger created the largest savings association headquartered on the East Coast and the fifth largest publicly traded thrift institution in the United States. On August 12, 1994, Anchor acquired The Lincoln Savings Bank, FSB ("Lincoln") and immediately thereafter merged Lincoln with and into Anchor Savings.

     On April 30, 1997, Dime Bank acquired (the "BFS Acquisition") BFS Bankorp, Inc. ("BFS Bankorp"), which was the parent company of Bankers Federal Savings FSB ("Bankers Federal"). On the same day, Bankers Federal merged with and into Dime Bank. At the date of the BFS Acquisition, BFS Bankorp had consolidated total assets of $633.9 million and deposits of $448.6 million.

     Dime's principal executive offices are located at 589 Fifth Avenue, New York, New York 10017, and its telephone number is (212) 326-6170.

     Merger Sub. Merger Sub is a Delaware corporation and a wholly owned subsidiary of Dime Bank. Merger Sub was formed for the purpose of entering into the Merger Agreement and consummating the Merger.

THE SPECIAL MEETING

     Date, Time, Place and Purpose. The Special Meeting is scheduled to be held on October 13, 1997 at 10:00 a.m. (local time), at the New York Hilton and Towers, Morgan Suite, 1335 Avenue of the Americas, New York, New York 10019. The purpose of the Special Meeting is to consider and vote upon a proposal to adopt the Merger Agreement. See "THE SPECIAL MEETING -- Date, Time, Place and Purpose."

     Record Date and Shares Entitled to Vote. Holders of record of NAMC Common Stock at the close of business on September 8, 1997 (such date and time, the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 14,039,575 shares of NAMC Common Stock outstanding. See "THE SPECIAL MEETING -- Record Date and Shares Entitled to Vote."

     Vote Required and Ownership by Interested Parties. Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of NAMC Common Stock outstanding and entitled to vote thereon. Record holders of NAMC Common Stock as of the Record Date are entitled to one vote per share.

     As of the Record Date, the directors and executive officers of NAMC and their affiliates beneficially owned, in the aggregate, 1,464,405 shares of NAMC Common Stock, representing approximately 10.4% of such shares outstanding, and such directors and executive officers have indicated that they intend to vote their shares of NAMC Common Stock for the adoption of the Merger Agreement. The directors and executive officers of Dime and their affiliates beneficially owned, as of the Record Date, no shares of NAMC Common Stock. See "THE SPECIAL MEETING -- Vote Required" and "-- Ownership by Directors and Executive Officers."

     BECAUSE THE VOTE OF NAMC STOCKHOLDERS REQUIRED IN ORDER TO ADOPT THE MERGER AGREEMENT IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF NAMC COMMON STOCK, AND NOT ONLY THOSE SHARES THAT ARE ACTUALLY VOTED, THE FAILURE BY ANY NAMC STOCKHOLDER (OR A BROKER WHO HAS BEEN INSTRUCTED TO VOTE SHARES) TO SUBMIT A PROXY CARD (OR VOTE IN PERSON AT THE SPECIAL MEETING) WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE ADOPTION OF THE MERGER AGREEMENT.

     No Appraisal Rights. No stockholder of NAMC will have any appraisal rights under the Delaware General Corporation Law in connection with, or as a result of, the matters to be acted upon at the Special Meeting. See "THE SPECIAL MEETING -- No Appraisal Rights."

THE MERGER

     Effects of the Merger and Exchange Ratio. At the effective time of the Merger (the "Effective Time"), Merger Sub will merge with and into NAMC, with NAMC surviving the Merger as a wholly owned subsidiary of Dime Bank (NAMC, as the surviving corporation in the Merger, is sometimes referred to in this Summary as the "Surviving Corporation").

     At the Effective Time, each share (except for shares held by NAMC as treasury stock) of NAMC Common Stock issued and outstanding, together with attached NAMC Rights, will be converted into 1.37 shares (as such number may be adjusted, the "Exchange Ratio") of Dime Common Stock, together with attached Dime Rights. In addition, as a result of the Merger, each outstanding option to purchase NAMC Common Stock will be converted into an option to purchase Dime Common Stock.

     The Exchange Ratio may be adjusted (1) upward or downward if Dime takes certain actions affecting its capitalization or (2) upward as discussed under "THE MERGER -- Price-Based Termination," which relates to a decline in the price of Dime Common Stock by more than 20% over a designated period both in absolute terms (i.e., from the $19.00 "starting price" to below $15.20) and relative to the stock prices of 18 other companies. If the Exchange Ratio is adjusted before the Special Meeting is held, Dime and NAMC will, if appropriate, amend the Registration Statement and provide NAMC stockholders with supplemental prospectus/proxy materials. In determining if amending the Registration Statement is appropriate, Dime and NAMC will consider whether the effect of the adjustment would be material to NAMC stockholders in voting on the adoption of the Merger Agreement. See "THE MERGER -- Effects of the Merger; Exchange Ratio," "-- Price-Based Termination" and "-- Employee-Related Matters."

     Recommendation of the NAMC Board and Reasons for the Merger. THE BOARD OF DIRECTORS OF NAMC (THE "NAMC BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT IT IS IN THE BEST INTERESTS OF NAMC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT. In making this determination, the NAMC Board considered a number of factors discussed herein. For a discussion of the factors considered by the NAMC Board in reaching its determination, see "THE MERGER -- Reasons for the Merger" and "-- Recommendation of the NAMC Board."

     Opinion of Morgan Stanley. Morgan Stanley & Co. Incorporated ("Morgan Stanley") served as financial adviser to NAMC in connection with the Merger and has rendered its written opinions to the NAMC Board that, as of June 22, 1997 and as of the date of this Proxy Statement-Prospectus, the Exchange Ratio is fair, from a financial point of view, to the NAMC stockholders. A copy of the opinion of Morgan Stanley dated the date of this Proxy Statement-Prospectus (the "Morgan Stanley Opinion") is included as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety with respect to the assumptions made, the matters considered and limits of the review undertaken by Morgan Stanley in rendering its opinions, and for a description of the investment banking and financial advisory services provided in the past by Morgan Stanley for NAMC. See "THE MERGER -- Opinion of Morgan Stanley" for a further description of the Morgan Stanley Opinion and of the fees payable to Morgan Stanley by NAMC (substantially all of which fees are payable only upon consummation of the Merger).

     Effective Time of the Merger. The Merger will become effective at the date and time that a certificate of merger is filed with the Secretary of State of Delaware or such later date and time as is specified in such certificate. Pursuant to the Merger Agreement, the parties intend to cause the Effective Time to occur on the fifth business day after the satisfaction or waiver of the last of the closing conditions set forth in the Merger Agreement (or, at the election of Dime, the last business day of the month in which such day occurs). It is currently anticipated that the Effective Time of the Merger will occur in October 1997, although no assurances can be given (the occurrence and timing of the Effective Time being subject to satisfaction or waiver of the closing conditions). See "THE MERGER -- Effective Time" and "-- Conditions to Consummation."

     Conditions to the Merger and Regulatory Approval. The respective obligations of NAMC and Dime to consummate the Merger are subject to various conditions, including the adoption of the Merger Agreement by the holders of the requisite number of shares of NAMC Common Stock, the receipt of necessary regulatory approvals, the receipt of opinions of counsel regarding certain federal income tax aspects of the Merger and other customary closing conditions. See "THE MERGER -- Conditions to Consummation."

     The regulatory approvals necessary to consummate the Merger include (1) the expiration of the waiting period provided under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") and (2) the prior approval of the OTS with respect to a subsidiary of NAMC that will be acquired by Dime Bank as a result of the Merger. With respect to the requirements of the HSR Act, on August 11, 1997 the Federal Trade Commission and the Antitrust Division of the Department of Justice granted early termination of the applicable waiting period. With respect to the required OTS approval, Dime has filed an application with the OTS and is responding to a request from the OTS for additional information. It is currently anticipated that the OTS will act on Dime's application before the date of the Special Meeting, although no assurances can be given as to the timing or outcome of such action. See "THE MERGER -- Regulatory Approvals."

     Termination.  The Merger Agreement may be terminated, among other things
(1) by mutual consent of NAMC and Dime or (2) by either NAMC or Dime, if the other party materially breaches the Merger Agreement, the Merger is not consummated by December 31, 1997, necessary regulatory approvals are denied or the approval of NAMC stockholders solicited by this Proxy Statement-Prospectus is not received. See "THE MERGER -- Termination."

     Price-Based Termination. In addition, the Merger Agreement contains a price-based termination provision. Under this provision, the Merger may be terminated by NAMC at any time during the five-day period following the date of the receipt of the approval of the OTS required for consummation of the Merger, if (1) the average closing price of Dime Common Stock over a designated period is less than $15.20 (representing a decline of more than 20 percentage points from the $19.00 "starting price"), (2) the decline in price of Dime Common Stock since the date of the Merger Agreement exceeds by more than 20 percentage points the decline of an index composed of a group of common stocks of other companies and (3) Dime elects not to increase the Exchange Ratio as specified in the Merger Agreement. In making any decision to terminate the Merger Agreement under this provision, the NAMC Board would have a fiduciary obligation to consider whether the Merger no longer was in the best interests of NAMC and its stockholders and would consult with its financial and other advisers and consider all financial and other information it deemed relevant to its decision (including the factors it originally considered in approving the Merger Agreement, as described in "THE MERGER -- Reasons for the Merger"). The matter would not, however, be resubmitted to NAMC stockholders.

     The price-based termination provision is designed to protect NAMC stockholders from the risk that the average price per share of Dime Common Stock declines by more than 20% both in absolute terms (i.e., from the $19.00 "starting price" to below $15.20) and relative to the stock prices of the comparison companies. Accordingly, if the stock of the relevant companies were (on average) to decline by 20%, a decline in the price of Dime Common Stock to $15.00 per share over the relevant period, for example, would not give NAMC a termination right under this provision. Because the price-based termination provision is linked to the date on which necessary OTS approval is received and because Dime currently anticipates action on its application with OTS before the date of the Special Meeting (as described under "-- Conditions to the Merger and Regulatory Approval"), it is currently anticipated that this price-based termination provision will have expired before the date of the Special Meeting. See "THE MERGER -- Price-Based Termination."

     Termination Fee. NAMC has agreed to pay Dime a fee of $15,000,000 (the "Termination Fee") if the Merger is not consummated under certain circumstances, primarily involving the acquisition by a third party of a controlling interest in NAMC. The Termination Fee may discourage competing offers to the Merger and is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. See "THE
MERGER -- Termination Fee."

     Interests of Certain Persons in the Merger. Certain members of NAMC's management and the NAMC Board may be deemed to have interests in the Merger in addition to their interest, if any, as stockholders of NAMC generally. These interests include, among other things, provisions in the Merger Agreement relating to indemnification and eligibility for certain employee benefits from the Surviving Corporation and Dime. In addition, in connection with the Merger, NAMC has agreed to make payments to certain officers of NAMC in lieu of existing severance benefits and in lieu of stock options that NAMC previously committed to grant. These payments are in addition to amounts owed under the employment and consulting agreements referred to in the following paragraph. Consummation of the Merger also will result in certain employees of NAMC becoming eligible for certain benefits in the event their employment is terminated and in the accelerated vesting of employee stock options.

     In addition, in anticipation of the Merger Agreement, Dime Mortgage, Inc. ("DMI") entered into letter agreements with each of Terrance G. Hodel, Harold B. Bonnikson, Gary F. Moore and Martin S. Hughes regarding initial compensation arrangements in respect of such executives' employment with DMI following the Merger (each, an "Employment Letter Agreement"). Generally, the Employment Letter Agreements provide for certain compensation (including base salary and incentive awards) and benefits (including life, medical and other insurance plans or programs made available by DMI to its full-time salaried employees) to be provided during the respective initial term of each executive's employment with DMI following the Merger. DMI also entered into a letter agreement with John F. Farrell, Jr., regarding initial compensation and benefit arrangements in respect of Mr. Farrell's services as a consultant to DMI following the Merger (the "Consulting Letter Agreement"). Each Employment Letter Agreement and the Consulting Letter Agreement will become effective, and are expressly subject to and conditioned, upon the consummation of the Merger.

     In summary, the following will be received by certain directors and executive officers of NAMC as a result of the Merger: (1) payments from NAMC to seven executive officers of NAMC of $5,220,532 (plus additional payments based on bonus awards) in lieu of certain existing benefits referred to above, (2) employment and consulting agreements between DMI and five executive officers of NAMC providing for first-year salaries (or consulting payments) of $1,544,348 and minimum first-year bonuses of $575,000 (such arrangements are for varying terms from less than 90 days to more than one year and provide for additional severance compensation in certain circumstances) and (3) in accordance with the terms of the Merger Agreement applicable to all stockholders of NAMC, the directors and executive officers of NAMC will receive 772,327 shares of Dime Common Stock and options for 1,402,651 shares of Dime Common Stock in exchange for NAMC Common Stock and options for NAMC Common Stock held by them, based on holdings as of the Record Date (such shares of Dime Common Stock, including the shares underlying the options for Dime Common Stock, have an aggregate value of $43,499,560 based on the last sale price of Dime Common Stock on September 11, 1997). None of the directors and executive officers of NAMC is expected to become a director or executive officer of Dime. See "THE MERGER -- Interests of Certain Persons in the Merger" and "-- Treatment of Certain Stock Options."

     Accounting Treatment and Federal Income Tax Consequences. For accounting and financial reporting purposes, it is intended that the Merger will be treated as a purchase by Dime of NAMC under generally accepted accounting principles. For federal income tax purposes, it is intended that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, (1) no gain or loss will be recognized by NAMC, Dime, Dime Bank or Merger Sub as a result of the Merger and (2) no gain or loss will be recognized by NAMC stockholders upon the receipt of Dime Common Stock in exchange for NAMC Common Stock, except that NAMC stockholders may recognize gain or loss as a result of the receipt of cash in exchange for fractional shares. The obligations of Dime and NAMC to consummate the Merger are subject to the receipt of opinions of tax counsel to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. See "THE MERGER -- Accounting Treatment" and "-- Certain Federal Income Tax Consequences." Opinions of tax counsel to that effect are also included as exhibits to the Registration Statement.

     Stock Exchange Listing. The shares of Dime Common Stock to be issued in the Merger will be listed on the NYSE.

     Stock Repurchase. In connection with the Merger, Dime intends to repurchase up to 6.9 million shares of Dime Common Stock. See "THE MERGER -- Dime Stock Repurchase."

COMPARISON OF RIGHTS OF STOCKHOLDERS

     At the Effective Time, holders of NAMC Common Stock will automatically become stockholders of Dime. The rights of stockholders of Dime are governed by the Delaware General Corporation Law (the "DGCL") and Dime's Amended and Restated Certificate and by-laws. Although rights of NAMC stockholders are also governed by the DGCL, the rights of stockholders of Dime differ from the rights of NAMC stockholders with respect to certain important matters, including restrictions on transfer, certain regulatory limitations, amendment of the certificate of incorporation and by-laws, classification of the Board of Directors and stockholder proposals. For a summary of these differences, see "COMPARISON OF RIGHTS OF STOCKHOLDERS."

                      DIME BANCORP, INC. AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth, in summary form, certain financial data for each of the years in the five-year period ended December 31, 1996 and for each of the six-month periods ended June 30, 1997 and 1996. The selected consolidated financial data at or for each of the years in the five-year period ended December 31, 1996 are qualified in their entirety by the detailed information and the consolidated financial statements of Dime and notes thereto (which have been audited by KPMG Peat Marwick LLP, independent certified public accountants) included, with the related auditor's report for the three-year period ended December 31, 1996 (which refers to a change in the method of accounting for goodwill), in documents incorporated by reference in this Proxy Statement-Prospectus and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The following summary consolidated financial data at or for the six-month periods ended June 30, 1997 and 1996 are derived from unaudited financial statements that, in the opinion of Dime's management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated financial position and results of operations for such periods. Results for the six-month period ended June 30, 1997 are not necessarily indicative of the results expected for the full fiscal year ending December 31, 1997.

                                FOR THE SIX MONTHS ENDED
                                        JUNE 30,                              FOR THE YEAR ENDED DECEMBER 31,
                                -------------------------   -------------------------------------------------------------------
                                   1997          1996          1996          1995          1994          1993          1992
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
RESULTS OF OPERATIONS DATA
Interest income...............  $   663,839   $   676,343   $ 1,350,698   $ 1,357,131   $ 1,136,862   $   980,111   $ 1,243,664
Interest expense..............      427,469       447,930       889,403       947,505       707,785       589,939       753,288
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Net interest income...      236,370       228,413       461,295       409,626       429,077       390,172       490,376
Provision for loan losses.....       33,000        20,750        41,000        39,650        55,799        95,489       103,684
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Net interest income
          after provision for
          loan losses.........      203,370       207,663       420,295       369,976       373,278       294,683       386,692
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Non-interest income:
  Banking service fees........       14,156        13,186        27,373        22,325        19,953        19,269        18,677
  Loan servicing fees, net....       20,138        18,737        37,866        38,997        38,846        41,857        51,216
  Securities and insurance
    brokerage fees............       11,818        10,307        21,064        15,532        16,885        22,336        22,111
  Net gains (losses) on sales
    activities................        4,133        (1,445)      (12,716)      (12,415)        2,925        36,606        28,544
  Other.......................        6,596         6,271        12,391        10,273        11,291        14,313        17,112
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total non-interest
          income..............       56,841        47,056        85,978        74,712        89,900       134,381       137,660
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Non-interest expense:
  General and administrative
    expense...................      146,071       141,027       292,795       285,901       294,474       294,755       323,122
  Savings Association
    Insurance Fund
    recapitalization
    assessment................           --            --        26,280            --            --            --            --
  Other real estate owned
    expense, net..............        4,633         4,652        10,072        12,892        11,013        77,393        50,204
  Amortization of mortgage
    servicing assets..........       10,469        10,221        19,382        20,652        20,297        31,740        45,596
  Restructuring and Merger-
    related expense...........           --         3,504         3,504        15,331        58,258         4,000         3,000
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total non-interest
          expense.............      161,173       159,404       352,033       334,776       384,042       407,888       421,922
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------

                                FOR THE SIX MONTHS ENDED
                                        JUNE 30,                              FOR THE YEAR ENDED DECEMBER 31,
                                   1997          1996          1996          1995          1994          1993          1992
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
Minority interest-preferred
  stock dividends of
  subsidiary..................  $        --   $        --   $        --   $        --   $    11,433   $     1,312   $        --
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income before income tax
  expense (benefit),
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle...................       99,038        95,315       154,240       109,912        67,703        19,864       102,430
Income tax expense
  (benefit)...................       38,350        39,271        49,984        47,727       (53,138)      (68,959)       41,642
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income before extraordinary
  item and cumulative effect
  of a change in accounting
  principle...................       60,688        56,044       104,256        62,185       120,841        88,823        60,788
Extraordinary item-loss on
  early extinguishment of
  debt........................           --            --            --            --            --            --        (2,760)
Cumulative effect of a change
  in accounting principle for
  goodwill, securities
  available for sale and
  mortgage servicing assets,
  respectively................           --            --            --            --       (92,887)       (1,187)       (7,066)
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income....................  $    60,688   $    56,044   $   104,256   $    62,185   $    27,954   $    87,636   $    50,962
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
Net income attributable to
  common stock................  $    60,688   $    56,044   $   104,256   $    62,185   $    27,954   $    87,636   $    39,403
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
Pro forma amounts assuming
  changes in accounting
  principles for goodwill and
  mortgage servicing assets
  were applied retroactively:
  Income before extraordinary
    item and cumulative effect
    of a change in accounting
    principle.................                                                          $   120,841   $    90,133   $    52,120
  Extraordinary item..........                                                                   --            --        (2,760)
  Cumulative effect of a
    change in accounting
    principle for securities
    available for sale, net of
    income tax benefit........                                                                   --        (1,187)           --
                                                                                        -----------   -----------   -----------
Net income....................                                                          $   120,841   $    88,946   $    49,360
                                                                                        ===========   ===========   ===========
Net income attributable to
  common stock................                                                          $   120,841   $    88,946   $    37,801
                                                                                        ===========   ===========   ===========
PRIMARY AND FULLY DILUTED
  EARNINGS PER COMMON SHARE
Primary:
  Income before extraordinary
    item and cumulative effect
    of a change in accounting
    principle.................  $      0.57   $      0.51   $      0.96   $      0.57   $      1.12   $      0.91   $      0.89
  Extraordinary item..........           --            --            --            --            --            --         (0.05)
  Cumulative effect of a
    change in accounting
    principle.................           --            --            --            --         (0.86)        (0.01)        (0.13)
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net income..................  $      0.57   $      0.51   $      0.96   $      0.57   $      0.26   $      0.90   $      0.71
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
Fully diluted:
  Income before extraordinary
    item and cumulative effect
    of a change in accounting
    principle.................  $      0.57   $      0.51   $      0.95   $      0.57   $      1.12   $      0.91   $      0.89
  Extraordinary item..........           --            --            --            --            --            --         (0.05)
  Cumulative effect of a
    change in accounting
    principle.................           --            --            --            --         (0.86)        (0.01)        (0.13)
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net income..................  $      0.57   $      0.51   $      0.95   $      0.57   $      0.26   $      0.90   $      0.71
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                FOR THE SIX MONTHS ENDED
                                        JUNE 30,                              FOR THE YEAR ENDED DECEMBER 31,
                                   1997          1996          1996          1995          1994          1993          1992
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
Pro forma amounts assuming
  changes in accounting
  principles for goodwill and
  mortgage servicing assets
  were applied retroactively:
Primary and fully diluted:
  Income before extraordinary
    item and cumulative effect
    of a change in accounting
    principle.................                                                          $      1.12   $      0.93   $      0.73
  Extraordinary item..........                                                                   --            --         (0.05)
  Cumulative effect of a
    change in accounting
    principle for securities
    available for sale, net of
    income tax benefit........                                                                   --         (0.01)           --
                                                                                        -----------   -----------   -----------
Net income....................                                                          $      1.12   $      0.92   $      0.68
                                                                                        ===========   ===========   ===========
AVERAGE COMMON SHARES
  OUTSTANDING
Primary.......................      106,342       109,560       109,097       109,742       107,668        97,153        55,344
Fully diluted.................      106,397       109,709       109,249       109,862       107,700        97,367        55,386
FINANCIAL CONDITION DATA
Total assets..................  $20,087,176   $19,544,289   $18,870,108   $20,326,620   $19,647,937   $18,098,984   $16,680,405
Securities available for
  sale........................    3,166,733     3,536,119     2,589,572     4,070,865       530,714       658,204       898,279
Securities held to maturity...    4,015,006     4,555,205     4,363,971     5,085,736     8,609,897     8,159,747     6,678,036
Loans receivable..............   11,594,123    10,179,734    10,738,057     9,830,313     9,351,622     7,906,573     7,629,100
Allowance for loan losses.....      101,026       124,902       106,495       128,295       170,383       157,515       248,429
Deposits......................   13,335,199    12,661,587    12,856,739    12,572,203    12,811,269    11,091,362    13,039,885
Borrowed funds................    5,500,284     5,730,021     4,815,191     6,614,552     5,758,734     5,850,575     2,888,269
Stockholders' equity..........    1,059,288       992,368     1,022,337       976,530       905,125       904,982       635,843
ASSET QUALITY
Non-performing assets.........  $   127,078   $   296,267   $   244,845   $   315,800   $   415,866   $   641,743   $ 1,010,877
Non-performing assets to total
  assets......................         0.63%         1.52%         1.30%         1.55%         2.12%         3.55%         6.06%
Non-accrual loans to loans
  receivable..................         0.89          2.40          1.78          2.60          3.66          3.68         10.19
Allowance for loan losses to
  loans receivable............         0.87          1.23          0.99          1.31          1.82          1.99          3.26
Allowance for loan losses to
  non-accrual loans...........        97.95         51.10         55.58         50.29         49.84         54.14         31.97
OTHER DATA
Book value per common
  share(1)....................  $     10.21   $      9.33   $      9.76   $      9.03   $      8.43   $      8.48   $      8.79
Tangible book value per common
  share(1)....................         9.74          9.24          9.67          8.94          8.39          7.59          6.81
Net interest margin for the
  period......................         2.52%         2.37%         2.40%         2.07%         2.36%         2.47%         2.91%
Return on average assets(2)...         0.62          0.56          0.52          0.30          0.15          0.53          0.29
Return on average
  stockholders' equity(2).....        11.66         11.32         10.36          6.56          3.25         11.02          8.21
Average stockholders' equity
  to average assets...........         5.35          4.95          5.05          4.62          4.57          4.82          3.52
Stockholders' equity to total
  assets......................         5.27          5.08          5.42          4.80          4.61          5.00          3.81
Loans serviced for others.....  $10,819,061   $ 9,216,144   $11,036,624   $ 9,514,560   $ 8,713,047   $ 8,265,354   $ 9,039,183

---------------
(1) For 1995, 1994 and 1993, the computation assumes the exercise of a warrant issued to the Federal Deposit Insurance Corporation in July 1993 to acquire
    8.4 million shares of Dime Common Stock at $0.01 per share. This warrant was actually exercised in May 1996.

(2) Ratios for the six months ended June 30, 1997 and 1996 have been annualized.

                NORTH AMERICAN MORTGAGE COMPANY AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth, in summary form, certain financial data for each of the years in the five-year period ended December 31, 1996 and for each of the six-month periods ended June 30, 1997 and 1996. The selected consolidated financial data at or for each of the years in the five-year period ended December 31, 1996 are qualified in their entirety by the consolidated financial statements of NAMC and notes thereto (which have been audited by Ernst & Young LLP, independent certified public accountants) included, with the related auditor's report for the three-year period ended December 31, 1996, in documents incorporated by reference in this Proxy Statement-Prospectus and should be read in conjunction therewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The following summary consolidated financial data at or for the six-month period ended June 30, 1997 and 1996 are derived from unaudited financial statements that, in the opinion of NAMC's management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated financial position and results of operations for such periods. Results for the six-month period ended June 30, 1997 are not necessarily indicative of the results expected for the full fiscal year ending December 31, 1997.

                           AT OR FOR THE SIX MONTHS
                                ENDED JUNE 30,                          AT OR FOR THE YEAR ENDED DECEMBER 31,
                           ------------------------      --------------------------------------------------------------------
                             1997            1996          1996          1995          1994           1993            1992
                           --------        --------      --------      --------      --------      ----------      ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
  DATA
Revenues:
  Loan administration
    fees, net...........   $ 23,193        $ 23,729      $ 47,900      $ 46,508      $ 51,204      $   41,210      $   29,122
  Loan origination
    fees................     45,040          40,879        84,605        69,282        75,140         125,807          80,860
  Gain (loss) from sales
    of loans............     56,237          48,971       101,153        81,652       (14,951)         37,912          26,508
  Net interest income...     13,765          13,620        28,680        27,534        29,491          30,021          24,425
  Gain from sales of
    servicing...........     21,590          15,487        37,634        46,037       120,739          88,821          52,102
  Other.................      6,506           4,449         9,441         8,445         7,172           7,594           6,279
                           --------        --------      --------      --------      --------        --------        --------
        Total
          revenues......    166,331         147,135       309,413       279,458       268,795         331,365         219,296
                           --------        --------      --------      --------      --------        --------        --------
Expenses:
  Amortization and
    impairment of
    purchased and
    originated
    servicing...........     10,963           3,200        13,082        11,988         1,595           7,498           8,607
  Other expenses........    131,302         117,036       241,349       203,753       255,963         250,435         163,233
                           --------        --------      --------      --------      --------        --------        --------
        Total
          expenses......    142,265         120,236       254,431       215,741       257,558         257,933         171,840
                           --------        --------      --------      --------      --------        --------        --------
Income before income tax
  expense...............     24,066          26,899        54,982        63,717        11,237          73,432          47,456
Income tax expense......      9,754          10,768        22,029        23,262         3,055          25,738           7,290
Net income..............   $ 14,312        $ 16,131      $ 32,953      $ 40,455      $  8,182      $   47,694      $   40,166
Net income per share
  (1)...................   $   1.02        $   1.10      $   2.30      $   2.69      $    .53      $     3.17
Dividends per share.....   $   0.12        $   0.12      $    .24      $    .24      $    .24      $      .21      $      .05
SUPPLEMENTAL PRO FORMA
  INFORMATION(2)
Supplemental pro forma
  net income............                                                                                           $   32,456
Supplemental pro forma
  net income per
  share.................                                                                                           $     2.37
Weighted average shares
  outstanding(3)........     14,040          14,676        14,317        15,039        15,480          15,035          13,704

                           AT OR FOR THE SIX MONTHS
                                ENDED JUNE 30,                          AT OR FOR THE YEAR ENDED DECEMBER 31,
                             1997            1996          1996          1995          1994           1993            1992
                           --------        --------      --------      --------      --------       --------        --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
FINANCIAL CONDITION DATA
Total assets............   $863,559        $792,477      $853,657      $746,368      $765,374      $1,627,843      $1,020,560
Term loans..............         --              --            --            --            --              --          16,388
Purchase money notes....         --              --            --            --        10,580          12,091          13,473
Notes payable...........     75,758          74,838        75,724        74,801        99,699          99,592              --
Subordinated debt.......     10,070          10,070        10,070        10,070        10,070          10,070           9,967
Total liabilities.......    648,922         605,587       650,256       553,224       612,269       1,462,463         945,117
Stockholders'
  equity/partners
  capital...............    214,637         186,890       203,401       193,144       153,105         165,380          75,443
SELECTED OPERATING DATA
(IN MILLIONS)
Volume of loans
  originated............   $  4,401        $  4,942      $  9,473      $  7,495      $  9,755      $   17,607      $   11,789
Loan servicing portfolio
  at end of period......     12,728          13,836        13,293        14,109        14,839          17,280          11,813

---------------

(1) Results for the years ended December 31, 1996 and 1995 are not directly comparable to results for 1994 and prior years due to the adoption of Statement of Financial "Accounting Standards No. 122, Accounting for Mortgage Servicing Rights."

(2) Supplemental pro forma net income is computed by adjusting revenues and expenses for interest savings from the net proceeds of NAMC's initial public offering, additional operating expenses caused by the corporate structure and income taxes on adjusted net income that would have been payable had NAMC purchased IMCO Realty Services, a California limited partnership, at the beginning of the first period presented in NAMC's Registration Statement related to its initial public offering. Supplemental pro forma net income is then computed on the basis of the weighted average number of shares that would have been outstanding during the year.

(3) 1992 is pro forma.

                      DIME BANCORP, INC. AND SUBSIDIARIES
                                      AND
                NORTH AMERICAN MORTGAGE COMPANY AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA

     The following table sets forth, in summary form, certain unaudited pro forma combined financial data giving effect to the Merger, which will be accounted for as a purchase, and to the pro forma adjustments described in the Notes to the Unaudited Pro Forma Combined Financial Statements. For a description of the purchase method of accounting, see "THE MERGER -- Anticipated Accounting Treatment." This information should be read in conjunction with the historical consolidated financial statements of Dime and NAMC, including the respective notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus, and in conjunction with the consolidated historical financial data for NAMC and Dime and the other pro forma information, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. Pro forma information does not include the proposed repurchase by Dime of up to 6.9 million shares of Dime Common Stock. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" and "THE
MERGER -- Dime Stock Repurchase." The pro forma financial data are not necessarily indicative of the future position or future results of operations of the combined companies or of the financial position or the results of operations of the combined companies that would have actually occurred had the Merger been consummated at the dates specified.

                                                                      PRO FORMA COMBINED
                                                        -----------------------------------------------
                                                         FOR THE SIX MONTHS         FOR THE YEAR ENDED
                                                         ENDED JUNE 30, 1997         DECEMBER 31, 1996
                                                        ---------------------       -------------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA AND
                                                                            RATIOS)
RESULTS OF OPERATIONS DATA:
Net interest income...................................        $ 246,915                  $ 483,506
Provision for loan losses.............................           33,000                     41,000
Non-interest income...................................          207,693                    363,754
Non-interest expense..................................          304,382                    608,868
Income tax expense....................................           47,198                     69,953
                                                               --------                   --------
Net income............................................        $  70,028                  $ 127,439
                                                               ========                   ========
Primary earnings per common share.....................        $    0.56                  $    0.99
Fully diluted earnings per common share...............             0.56                       0.99
AVERAGE COMMON SHARES OUTSTANDING:
  Primary.............................................          125,814                    128,558
  Fully diluted.......................................          125,998                    128,711

                                                                              PRO FORMA COMBINED
                                                                             AT JUNE 30, 1997(1)
                                                                         ----------------------------
                                                                          (IN THOUSANDS, EXCEPT PER
                                                                            SHARE DATA AND RATIOS)
FINANCIAL CONDITION DATA
Total assets.........................................................            $ 21,082,673
Loans held for sale..................................................                 794,749
Securities available for sale........................................               3,166,733
Securities held to maturity..........................................               4,015,006
Loans receivable.....................................................              11,594,123
Allowance for loan losses............................................                (101,026)
Deposits.............................................................              13,335,199
Securities sold under agreements to repurchase.......................               4,265,905
Guaranteed preferred beneficial interests in Dime's junior
  subordinated deferrable interest debentures........................                 196,477
Other borrowed funds.................................................               1,610,397
Stockholders' equity.................................................               1,399,663
OTHER DATA
Book value per common share..........................................            $      11.44
Stockholders' equity to total assets.................................                    6.64%
Loans serviced for others............................................            $ 23,547,084

---------------
(1) Includes assets and liabilities of BFS Bankorp, which was acquired on April 30, 1997.

                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth certain historical, pro forma and pro forma equivalent per share information with respect to Dime Common Stock and NAMC Common Stock. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods indicated. The information set forth below should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements of Dime and NAMC incorporated by reference, and the pro forma combined statements and accompanying discussion and notes contained, in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

                                                       HISTORICAL                           NAMC
                                                    -----------------     PRO FORMA       PRO FORMA
                 PER COMMON SHARE                    DIME       NAMC      COMBINED      EQUIVALENT(1)
--------------------------------------------------  ------     ------     ---------     -------------
Net income:
  Primary:
     Year ended December 31, 1996.................  $ 0.96     $ 2.30      $  0.99         $  1.36
     Six months ended June 30, 1997...............    0.57       1.02         0.56            0.77
  Fully diluted:
     Year ended December 31, 1996.................  $ 0.95     $ 2.30      $  0.99         $  1.36
     Six months ended June 30, 1997...............    0.57       1.02         0.56            0.77
  Cash dividends declared:
     Year ended December 31, 1996.................  $   --     $ 0.24      $    --(2)      $    --
     Six months ended June 30, 1997(3)............    0.04       0.12         0.04(2)         0.05
  Book value:
     At December 31, 1996.........................  $ 9.76     $14.45          N/A             N/A
     At June 30, 1997.............................   10.21      15.33      $ 11.44         $ 15.67

---------------
(1) NAMC pro forma equivalent per share amounts were computed by multiplying the pro forma combined amounts by the Exchange Ratio.

(2) Pro forma cash dividends represent historical dividends of Dime.

(3) On July 24, 1997, Dime declared a cash dividend of $0.04 per common share, which is payable on September 8, 1997 to stockholders of record as of the close of business on August 14, 1997.

                               MARKET PRICE DATA

     Dime Common Stock and NAMC Common Stock are listed on the NYSE (symbols "DME" and "NAC", respectively). The following table presents, for the periods indicated, the per share high and low last sale prices for Dime Common Stock and NAMC Common Stock, as reported on the NYSE Composite Transactions reporting system.

                                          DIME COMMON STOCK                NAMC COMMON STOCK
                                         --------------------             --------------------
            CALENDAR PERIOD              HIGH             LOW             HIGH             LOW
---------------------------------------  ----             ---             ----             ---
1995:
  First Quarter........................  $ 9              $ 7 5/8         $18              $14 5/8
  Second Quarter.......................   10  3/8           8 3/4          25  5/8          17 3/8
  Third Quarter........................   12  1/4          10 1/8          26               20 5/8
  Fourth Quarter.......................   11  7/8          10 3/8          25  1/4          20 3/8
1996:
  First Quarter........................   12  3/8          10 7/8          26  1/4          19 3/4
  Second Quarter.......................   13  1/4          11 1/2          20  3/4          15 3/4
  Third Quarter........................   13  3/4          11 3/4          19               15
  Fourth Quarter.......................   16  1/2          14 1/4          23               18 5/8
1997:
  First Quarter........................   17  7/8          14 5/8          21  7/8          18 1/2
  Second Quarter.......................   19               14 7/8          24  3/8          17 5/8
  Third Quarter (through September 11,
     1997).............................   20  1/4          17              27 7/16          22 3/4

     The following table sets forth the last reported sales price of Dime Common Stock, the last reported sales price of NAMC Common Stock and the equivalent price per share of NAMC Common Stock giving effect to the Merger on (1) June 20, 1997, the last trading day before the announcement of the Merger Agreement, and
(2) on September 11, 1997, the last practicable trading day before the printing of this Proxy Statement-Prospectus.

                                             DIME                 NAMC             NAMC PRO FORMA
          MARKET PRICE AS OF             COMMON STOCK         COMMON STOCK         EQUIVALENT(1)
---------------------------------------  ------------         ------------         --------------
June 20, 1997..........................      $ 19                $ 23  1/4             $   26
September 11, 1997.....................      $ 20                $ 27 5/16             $27.40

---------------
(1) The pro forma equivalent per share market price of NAMC Common Stock on a given date represents the market price of Dime Common Stock on such date multiplied by the Exchange Ratio.

     Except as discussed under "THE MERGER -- Price-Based Termination" and in certain other limited circumstances, the Exchange Ratio is fixed. Because the market price of Dime Common Stock is subject to fluctuation, NAMC stockholders are not assured of receiving any specific market value of Dime Common Stock at the Effective Time, and the market price of Dime Common Stock at such time may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this Proxy Statement-Prospectus or at the time of the Special Meeting. NAMC stockholders are advised to obtain current market quotations for shares of Dime Common Stock and NAMC Common Stock.

                                  RISK FACTORS

     NAMC stockholders should carefully consider the following risk factors, in addition to the other information included in this Proxy Statement-Prospectus, when evaluating Dime and its business in connection with their vote on adoption of the Merger Agreement.

GENERAL BUSINESS RISKS

     Dime's business is subject to various material business risks. For example, changes in prevailing interest rates can have significant effects on Dime's business. Some of the risks to which Dime's business is subject may become more acute in periods of economic slowdown or recession. Such conditions could lead to a potential decline in demand for Dime's loan origination services. In addition, during such periods foreclosures generally increase and could result in an increased incidence of claims and legal actions against Dime.

INTEREST RATE RISK

     Dime realizes its income primarily from the differential or "spread" between the interest earned on loans and investments and the interest paid on deposits and borrowings. Net interest spreads are affected by the difference between the maturities and the repricing characteristics of interest-earning assets and interest-bearing liabilities. As is typical of most thrift institutions, Dime's interest-bearing liabilities reprice or mature, on the average, sooner than its interest-earning assets. Additionally, the characteristics of many of Dime's interest-earning assets (such as prepayment options, interest rate caps and similar features) are sensitive to changes in the level of interest rates. Although Dime utilizes a variety of techniques in an effort to manage its interest rate risk, Dime remains subject to a significant level of interest rate risk. In addition, changes in the relationship between long-term and short-term interest rates (the "yield curve slope or shape") can adversely impact Dime's net interest spread and net interest income. Further, as a result of the Merger, the level of Dime's mortgage servicing assets is anticipated to increase substantially. Declining interest rates generally result in increased prepayments of the loans underlying such assets, which could result in the loss of net future servicing revenues and, accordingly, a decline in the value of Dime's mortgage servicing assets.

COMPETITION

     Dime experiences substantial competition both in attracting and retaining deposits and in making loans. Its most direct competition for deposits historically has come from other thrift institutions and commercial banks doing business in the greater New York metropolitan area. However, as with all banking organizations, Dime has experienced increasing competition from nonbanking sources. For example, Dime faces competition for funds from non-bank investment alternatives, such as money market mutual fund shares and corporate and governmental debt securities, among others. Dime's competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders. A number of institutions with which Dime competes for deposits and loans have significantly greater resources, including assets and capital, than Dime.

REGULATION

     Each of Dime, as a savings and loan holding company, and Dime Bank, as a federal savings bank, is subject to significant regulation, which has materially affected their businesses as well as the businesses of other banking organizations in the past and is likely to do so in the future. Statutes and regulations now affecting Dime and Dime Bank may be changed at any time, and the interpretation of these statutes and regulations by examining authorities is also subject to change. There can be no assurance that future changes in the regulations or in their interpretation will not adversely affect the business of Dime or Dime Bank. As a savings and loan holding company, Dime is subject to regulation and examination by the OTS. As a federal saving association, Dime Bank is subject to examination from time to time by the OTS, its primary regulator, and the Federal Deposit Insurance Corporation (the "FDIC"), as administrator of the Banking Insurance Fund (the "BIF") and the Savings Association Insurance Fund (the "SAIF"). There can be no assurance that the OTS or the FDIC may not, as a result of such examination or otherwise, impose various requirements or regulatory sanctions upon Dime Bank or Dime. See "CERTAIN REGULATORY CONSIDERATIONS."

ELIMINATION OF THE THRIFT CHARTER

     Members of Congress have expressed their intention to consider legislation in 1997 that generally would require federal savings associations, such as Dime Bank, to convert to a national bank charter (or a state charter). It is uncertain to what extent, if at all, the existing branch and investment powers of federal savings associations, such as Dime Bank, that are impermissible for national banks, would be grandfathered. In addition, the proposals express the intent that savings and loan holding companies, such as Dime, should convert to bank holding companies. It is also uncertain to what extent, if at all, the existing powers of savings and loan holding companies that are impermissible for bank holding companies would be grandfathered. Consequently, it is impossible at this time to evaluate the ultimate form any legislation might take or what the effect upon Dime might be.

                              THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

     This Proxy Statement-Prospectus is being furnished to holders of NAMC Common Stock in connection with the solicitation of proxies by the Board of Directors of NAMC (the "NAMC Board") for use at the Special Meeting (which includes any adjournments or postponements). The Special Meeting is scheduled to be held on October 13, 1997 at 10:00 a.m. (local time), at the New York Hilton and Towers, Morgan Suite, 1335 Avenue of the Americas, New York, New York 10019.

     At the Special Meeting, the holders of record of NAMC Common Stock will consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which Dime will acquire NAMC by means of the Merger.

     THE NAMC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT IT IS IN THE BEST INTERESTS OF NAMC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE AND SHARES ENTITLED TO VOTE

     The NAMC Board has fixed the close of business on September 8, 1997 as the record date (such date and time, the "Record Date") for the determination of NAMC stockholders entitled to notice of and to vote at the Special Meeting and only holders of record of NAMC Common Stock on the Record Date shall be entitled to vote at the Special Meeting. On the Record Date, there were 14,039,575 shares of NAMC Common Stock issued and outstanding and held by approximately 803 holders of record.

VOTE REQUIRED

     Each record holder of NAMC Common Stock on the Record Date is entitled to one vote per share, exercisable in person or by properly executed proxy, on all matters to be presented at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of shares of NAMC Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. For this purpose, abstentions and broker non-votes will be counted in determining the shares present at the Special Meeting.

     Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of NAMC Common Stock outstanding and entitled to vote thereon. In determining whether the proposal to adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote AGAINST adoption of the Merger Agreement.

     BECAUSE THE VOTE OF NAMC STOCKHOLDERS REQUIRED IN ORDER TO ADOPT THE MERGER AGREEMENT IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF NAMC COMMON STOCK, AND NOT ONLY THOSE SHARES THAT ARE

ACTUALLY VOTED, THE FAILURE BY ANY NAMC STOCKHOLDER (OR A BROKER WHO HAS BEEN INSTRUCTED TO VOTE SHARES OF NAMC COMMON STOCK) TO SUBMIT A PROXY CARD (OR VOTE IN PERSON AT THE SPECIAL MEETING) WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT.

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     As of the Record Date, the directors and executive officers of NAMC and their affiliates beneficially owned, in the aggregate, 1,464,405 shares of NAMC Common Stock (including 900,663 shares which could be acquired upon the exercise of presently exercisable options), representing approximately 10.4% of such shares outstanding. The directors and executive officers of NAMC have indicated that they intend to vote the shares of NAMC Common Stock held by them for the adoption of the Merger Agreement. The directors and executive officers of Dime and their affiliates beneficially owned, as of the Record Date, no shares of NAMC Common Stock.

PROXIES

     Each copy of this Proxy Statement-Prospectus mailed to NAMC stockholders is accompanied by a proxy card furnished in connection with the NAMC Board's solicitation of proxies for use at the Special Meeting.

     NAMC STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     All shares of NAMC Common Stock that are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at such meeting, and not duly revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. Proxies that do not contain voting instructions will be voted FOR the adoption of the Merger Agreement.

     If any other matters are properly presented for consideration at the Special Meeting, including consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place (which may be for the purpose of soliciting additional proxies or otherwise), the persons named in the enclosed proxy cards and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy that is voted against the proposal to adopt the Merger Agreement will be voted in favor of any adjournment or postponement of the Special Meeting. NAMC has no knowledge of any matters to be presented at the Special Meeting other than those matters described in this Proxy Statement-Prospectus.

     A grant of a proxy on the enclosed proxy card does not preclude a NAMC stockholder from voting in person at the Special Meeting. A NAMC stockholder may revoke a proxy at any time prior to its exercise (1) by attending the Special Meeting and voting in person or (2) submitting to the Secretary of NAMC a duly executed revocation or proxy bearing a later date, provided that such revocation or proxy is actually received by the Secretary before the taking of the vote at the Special Meeting. Attendance in person at the Special Meeting will not of itself constitute revocation of a proxy. In addition, NAMC stockholders whose shares of NAMC Common Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the Special Meeting. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to North American Mortgage Company, 3883 Airway Drive, Santa Rosa, California 95403, Attention: Secretary.

     If fewer shares of NAMC Common Stock are voted in favor of the adoption of the Merger Agreement than the number required for adoption, it is expected that the Special Meeting will be adjourned or postponed in order to allow additional time for obtaining proxies or votes. At any subsequent reconvening of the Special Meeting, all proxies obtained prior to such adjournment or postponement will be voted in such manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that shall have been theretofore effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     The cost of soliciting proxies from holders of record of NAMC Common Stock will be borne by NAMC, except that each of NAMC and Dime will bear equally the cost of printing this Proxy Statement-Prospectus and Commission registration fees related to the Registration Statement. In addition to solicitation by mail, the directors, officers and employees of NAMC and its subsidiaries may solicit proxies from NAMC stockholders in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not receive additional compensation but may be reimbursed by NAMC for reasonable out-of-pocket expenses in connection with any such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of NAMC Common Stock held of record by such persons, and NAMC will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     NAMC has retained Morrow & Co., Inc. ("Morrow") to assist in the solicitation of proxies from NAMC stockholders in connection with the Special Meeting. Pursuant to NAMC's agreement with Morrow, Morrow will provide various proxy advisory and solicitation services for NAMC in connection with the Special Meeting at a cost of approximately $10,000, plus reasonable out-of-pocket expenses. Any questions or requests for assistance regarding NAMC's proxies and related materials may be directed in writing to Gerald Mucha, 909 Third Avenue, 20th Floor, New York, New York 10022, or by telephone (toll free) at (800) 662-5200.

NO APPRAISAL RIGHTS

     No NAMC stockholder will have any rights of appraisal under the Delaware General Corporation Law (the "DGCL") in connection with, or as a result of, the matters to be acted upon at the Special Meeting.

                                   THE MERGER

     The following section reviews the material aspects of the Merger and the Merger Agreement. It is not intended to be complete and, to the extent it relates to matters contained in the Merger Agreement or the Morgan Stanley Opinion (as defined below), it is qualified in its entirety by reference to the full text of those documents, copies of which are included as Appendices A and B to this Proxy Statement-Prospectus, respectively, and which are incorporated herein by reference. NAMC STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT AND THE MORGAN STANLEY OPINION CAREFULLY.

EFFECTS OF THE MERGER; EXCHANGE RATIO

     At the effective time of the Merger (the "Effective Time"), Merger Sub will merge with and into NAMC, with NAMC surviving the Merger as a wholly owned subsidiary of Dime Bank (NAMC, as the surviving corporation in the Merger, is sometimes referred to in this Proxy Statement-Prospectus as the "Surviving Corporation").

     At the Effective Time, except as described in the following two paragraphs, each share of NAMC Common Stock issued and outstanding immediately prior to the Effective Time, together with attached NAMC Rights, will be converted into 1.37 shares (as such number may be adjusted in accordance with the Merger Agreement, as described below, the "Exchange Ratio") of Dime Common Stock, together with attached Dime Rights.

     Any shares of NAMC Common Stock held by NAMC as treasury stock and any shares of $0.20 Series A Convertible Preferred Stock of NAMC that are otherwise held by NAMC or its subsidiaries will be canceled and retired, and no consideration will be issued in exchange therefor.

     No fractional shares of Dime Common Stock will be issued in connection with the Merger, and cash will be paid in lieu of fractional shares that would otherwise be issuable in the Merger. The amount of such cash payment will be determined by multiplying the fraction of a share of Dime Common Stock to which the holder is entitled (after taking into account all certificates representing NAMC Common Stock delivered by such holder in accordance with the procedures described in "-- Exchange Procedures") by the "Average Price" of a share of Dime Common Stock, which will be the average of the last sale prices thereof as reported on the NYSE Composite Transactions Reporting System during the 5 trading days immediately preceding the date on which the Effective Time occurs.

     The Exchange Ratio was arrived at through arm's-length negotiations between NAMC and Dime. See "-- Background of the Merger" and "-- Reasons for the Merger." The Exchange Ratio may be adjusted (1) upward or downward if Dime takes certain actions affecting its capitalization or (2) upward as described in "-- Price-Based Termination." If the Exchange Ratio is adjusted before the Special Meeting is held, Dime and NAMC will, if appropriate, amend the Registration Statement and provide NAMC stockholders with supplemental prospectus/proxy materials. In determining if amending the Registration Statement is appropriate, Dime and NAMC will consider whether the effect of the adjustment would be material to NAMC stockholders in voting on the adoption of the Merger Agreement. For certain information concerning the market price per share of Dime Common Stock and NAMC Common Stock, see "MARKET PRICE DATA."

BACKGROUND OF THE MERGER

     In the third quarter of 1994, NAMC retained Morgan Stanley as its financial advisor to consider strategic alternatives for the enhancement of stockholder value. Morgan Stanley, on behalf of NAMC, contacted a number of major financial institutions about their interest in a possible acquisition of NAMC. Although NAMC had discussions with several parties, in October 1994, NAMC announced by means of a press release that it had not received any proposals that it believed were in the best interests of NAMC stockholders and that it planned to continue to grow its business and to provide enhanced value to its stockholders as an independent entity. The determination to continue to grow NAMC as an independent entity was made by the NAMC Board in the exercise of its fiduciary duties and was based on the NAMC Board's belief that pursuing such course at that time was in the best interests of NAMC and its stockholders. Thereafter, the NAMC Board and senior management, together with Morgan Stanley, continued to explore strategic alternatives for NAMC.

     On April 18, 1997, Salomon Brothers Inc, on behalf of Dime, contacted John
F. Farrell, Jr., NAMC's Chairman and Chief Executive Officer, and indicated that a thrift institution was interested in exploring a possible business combination with NAMC. During the week of May 5, 1997, representatives of Dime met with representatives of NAMC and expressed preliminary interest in a possible combination of Dime and NAMC. On May 14, 1997, Dime and NAMC executed a customary confidentiality and standstill agreement with respect to the exchange of nonpublic information between the companies and certain other matters and Dime commenced a due diligence review of NAMC, which included a series of meetings among senior management of both parties.

     On May 23, 1997, after reviewing the possibility of the acquisition with the Strategic Planning Committee of its Board of Directors (consisting of Derrick D. Cephas, Frederick C. Chen, J. Barclay Collins, II, Margaret G. Osmer-McQuade, Howard Smith, Ira T. Wender and Lawrence J. Toal), Dime submitted a preliminary indication of interest for the acquisition by Dime of all of the shares of NAMC Common Stock. Dime indicated a preliminary value range of $24.00 to $26.00 per share of NAMC Common Stock. Following NAMC's receipt of Dime's preliminary indication of interest, representatives of Dime and NAMC, together with their respective financial advisors, met in late May 1997 at NAMC's headquarters in Santa Rosa to discuss Dime's preliminary indication of interest.

     During the period from June 7 through June 17, 1997, representatives of Dime, together with its legal and financial advisors, conducted a due diligence review of NAMC's business, operations and financial condition. During the same period, representatives of NAMC, together with its legal and financial advisors similarly conducted a due diligence review of Dime's business, operations and financial condition.

     While the companies were conducting their respective due diligence investigations and up through the announcement of the Merger on June 22, 1997, representatives of NAMC and Dime and their respective financial advisors and legal counsel were in frequent contact to negotiate the terms of the definitive agreements for the Merger and the related transactions, the terms of which are described elsewhere in this Proxy Statement-Prospectus under "THE MERGER."

     On June 18, 1997, the NAMC Board met to consider the proposed transaction. At the meeting, the NAMC Board reviewed the terms of the proposed transaction and the provisions contained in the draft of the Merger

Agreement, and the other related agreements, that were being negotiated with Dime and its advisors. The NAMC Board also received the financial analysis and advice of Morgan Stanley and Morgan Stanley's views on the fairness of Dime's proposed exchange ratio to the holders of NAMC Common Stock. NAMC's legal counsel and auditors made presentations and reviewed with the NAMC Board the current terms contained in the draft agreements. In addition to discussing these terms, the presentation by legal counsel included a discussion of the fiduciary duties of the NAMC Board and the presentation by auditors included a discussion of certain transaction structures that could be used and the accounting methods in connection therewith. After discussion, the NAMC Board directed Mr. Farrell to continue discussions with Mr. Toal in respect of the remaining issues in the draft agreements that were not yet resolved.

     On June 18, 1997, the Strategic Planning Committee of the Board of Directors of Dime (the "Dime Board") and, on June 19, 1997, the Dime Board met to consider the proposed transaction. At the meetings, the terms of the proposed transaction and the provisions contained in the draft of the Merger Agreement, and the other related agreements, were reviewed. At those meetings, the Strategic Planning Committee and the Dime Board also received the financial analysis and advice of Salomon Brothers Inc. and BT Securities Corporation and the legal advice of Dime's outside counsel regarding the current terms contained in the draft agreements. After discussion, both the Committee and the Dime Board directed Mr. Toal to continue discussions with Mr. Farrell, in respect of the remaining issues in the draft agreements that were not yet resolved.

     Following the Board meetings, Messrs. Farrell and Toal, and their respective legal and financial advisors, had a number of discussions and negotiations resulting in the resolution of the remaining significant issues and a revised proposal from Dime.

     On June 22, 1997, the NAMC Board met to consider the further negotiations of the proposed merger transaction. Members of NAMC's senior management, NAMC's legal counsel and its financial advisors updated the NAMC Board on the results of the negotiations that occurred since the June 18 meeting of the NAMC Board. At the meeting, Morgan Stanley rendered its oral opinion, confirmed by a subsequent written opinion dated June 22, 1997 that, as of such date, and based on and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to stockholders of NAMC. After discussion and consideration, the NAMC Board voted unanimously to approve the Merger, the Merger Agreement and all of the related transactions.

     On June 22, 1997, the Dime Board met to consider the further negotiations of the proposed merger transaction. Members of Dime's senior management, Dime's legal counsel and its financial advisors updated the Dime Board on the results of the negotiations that occurred since the June 19 meeting of the Dime Board. After discussion and consideration, the Dime Board voted unanimously to approve the Merger, the Merger Agreement and all of the related transactions.

     The Merger Agreement and other related transaction documents were then executed and delivered by each of Dime and NAMC, and on June 23, 1997, the Merger was publicly announced jointly by Dime and NAMC.

REASONS FOR THE MERGER

     NAMC's Reasons for the Merger. The determination of the NAMC Board to approve the Merger Agreement was based upon consideration of a number of factors. The following list includes the material factors considered by the NAMC Board in its evaluation of the Merger.

     1. The NAMC Board's knowledge of the business, operations, financial condition, competitive position and prospects of NAMC and the nature of the industry in which NAMC operates, both on a historical and prospective basis.

     2. The NAMC Board's consideration of, among other things, information with respect to the financial condition, results of operations and business of NAMC, on both an historical and a prospective basis, and the influence of current industry, economic and market conditions.

     3. The NAMC Board's consideration of the increased competitiveness in the mortgage banking industry, particularly for mortgage companies owned by financial institutions, and conclusion that the combined business enterprise of Dime and NAMC, with greater access to cost effective capital, a broader array of product offerings and broader geographic coverage, would have a much stronger market position than NAMC on a stand-alone basis.

     4. The NAMC Board's conclusion that the combined business enterprise, with the experience of the management teams of both Dime and NAMC, would enable Dime to realize the full potential of the combined Dime/NAMC mortgage business.

     5. The NAMC Board's conclusion that the Merger would provide NAMC stockholders with an opportunity to have continued equity participation in a larger, somewhat more diversified enterprise with equity value that will be considerably larger than NAMC's current market value.

     6. The NAMC Board's conclusion that the terms and conditions of the Merger Agreement, generally, are reasonable and fair to NAMC stockholders.

     7. The NAMC Board's consideration of the presentation of Morgan Stanley at the special meeting on June 22, 1997, including Morgan Stanley's opinion that, as of the date of the Merger Agreement, based upon and subject to the various conditions set forth in their opinion, the Exchange Ratio is fair, from a financial point of view, to the NAMC stockholders. See "-- Opinion of Morgan Stanley."

      8. The NAMC Board's consideration of the results of the due diligence review which had been conducted with respect to Dime's business, operations, and competitive position and the potential operating efficiencies and synergies that are expected to result from the Merger.

      9. The NAMC Board's consideration of the previous inquiries from and discussions with, third parties concerning possible strategic transactions.

     10. The NAMC Board's review of the historical and prospective market prices of the NAMC Common Stock compared to the Merger consideration.

     In view of the wide variety of material factors considered in connection with its evaluation of the Merger, the NAMC Board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     Dime's Reasons for the Merger. The Dime Board has approved the Merger Agreement and determined that the Merger is in the best interests of Dime and its stockholders. In approving the Merger Agreement, the Dime Board considered a number of factors, including the following material factors:

          1. A variety of factors relating to the overall strategic focus of Dime, including Dime's desire to accelerate its transformation from a traditional thrift to a regional bank that also provides mortgage banking and consumer financial in selected national markets.

          2. The Dime Board's review, based in part on a presentation by Dime's management and its financial advisers of, the business, operations, earnings and financial condition of NAMC on a historical, prospective and pro forma basis combined with Dime and in comparison to other comparable companies and the opportunities for operating efficiencies in the form of cost reductions and revenue enhancements that are expected to result from the Merger.

          3. The Dime Board's review of the due diligence investigations conducted by Dime's management and advisers, including the results of the investigations regarding NAMC's infrastructure, including its information systems and pricing mechanisms, its management, its loan origination capabilities and the credit quality of its loan originations.

          4. The terms of the Merger Agreement.

          5. The financial advice rendered by Salomon Brothers Inc and BT Securities Corporation.

     The Dime Board did not assign any specific or relative weight to the foregoing factors in its consideration.

RECOMMENDATION OF THE NAMC BOARD

     FOR THE REASONS DESCRIBED ABOVE, THE MEMBERS OF THE NAMC BOARD, AT THE MEETING OF THE NAMC BOARD HELD ON JUNE 22, 1997, UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED IT IS IN THE BEST INTERESTS OF NAMC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDED THAT HOLDERS OF RECORD OF NAMC COMMON STOCK VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF MORGAN STANLEY

     NAMC retained Morgan Stanley to act as NAMC's financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Morgan Stanley's prior investment banking relationship and familiarity with NAMC. Morgan Stanley has delivered its written opinions to the NAMC Board that, as of June 22, 1997 and as of the date of this Proxy Statement-Prospectus (the "Morgan Stanley Opinion") and subject to certain considerations, the Exchange Ratio was fair from a financial point of view to NAMC's stockholders.

     THE FULL TEXT OF THE MORGAN STANLEY OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS. NAMC STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE NAMC BOARD AND THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO NAMC STOCKHOLDERS, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY NAMC STOCKHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with rendering its opinion dated the date hereof, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of NAMC and Dime, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning NAMC and Dime prepared by the managements of NAMC and Dime, respectively; (iii) reviewed certain financial projections of NAMC and Dime prepared by the managements of NAMC and Dime, respectively; (iv) discussed the past and current operations and financial condition and the prospects of NAMC and Dime with senior executives of NAMC and Dime, respectively; (v) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios; (vi) reviewed the reported prices and trading activity for the NAMC Common Stock and the Dime Common Stock;
(vii) compared the financial performance of NAMC and Dime and the prices and trading activity of the NAMC Common Stock and the Dime Common Stock with that of certain other comparable publicly-traded companies and their securities; (viii) discussed the results of regulatory examinations of Dime with senior management of Dime; (ix) discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of NAMC and Dime; (x) reviewed and discussed with the senior managements of NAMC and Dime certain estimates of the cost savings and revenue enhancements projected by NAMC and Dime for the combined company; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (xii) participated in discussions and negotiations among representatives of NAMC and Dime and their financial and legal advisors; (xiii) reviewed the Merger Agreement and certain related documents; and (xiv) considered other factors as they deemed appropriate.

     In rendering its opinion dated the date hereof, Morgan Stanley assumed, and relied upon without independent verification, the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by NAMC and Dime for the purposes of its opinion. With respect to the financial projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of NAMC and Dime. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of NAMC and Dime, nor was Morgan Stanley furnished with any such appraisals. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Morgan

Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of the date of the Morgan Stanley Opinion.

     The following is a summary of the material financial analyses (and the underlying assumptions thereof) performed by Morgan Stanley and reviewed with the NAMC Board on June 22, 1997 in connection with rendering its written opinion on such date.

     Trading Analysis. As part of its analysis, Morgan Stanley compared certain financial information of NAMC with corresponding publicly available information of two mortgage banking companies (the "Peer Group"). The Peer Group consisted of Countrywide Credit Industries, Inc. ("Countrywide") and HomeSide, Inc. ("HomeSide"). Historical information used in connection with the ratios provided below with respect to the Peer Group is as of the quarter ended February 28, 1997 and with respect to NAMC, as of the quarter ended March 31, 1997. Morgan Stanley analyzed the relative performance and value of NAMC Common Stock by comparing certain market trading statistics and operating statistics for NAMC with the Peer Group. Market information used in calculating the ratio provided below is as of June 20, 1997. Earnings per share estimates for NAMC and the Peer Group were based on Institutional Brokers Estimate System (I/B/E/S) estimates as of June 12, 1997. I/B/E/S is a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional shareholders. Morgan Stanley noted that NAMC traded at 8.8x estimated earnings per share for 1997, Countrywide traded at 11.9x, and HomeSide traded at 11.2x. Morgan Stanley also noted that NAMC derived 18% of its net revenues for the quarter ended March 31, 1997 from servicing sales compared to 0% for Countrywide and HomeSide for the quarter ended February 28, 1997. Morgan Stanley also calculated the multiple at which NAMC and the Peer Group traded above their per share adjusted book value (book value adjusted to reflect estimated off-balance sheet value of servicing portfolios, which was valued at 5.0x the average servicing fee of the portfolios). Morgan Stanley noted that NAMC traded at 1.4x adjusted book value and Countrywide and HomeSide traded at 2.1x and 1.3x, respectively.

     Component Valuation. Morgan Stanley performed a component valuation of NAMC Common Stock, which estimated values for NAMC's mortgage origination operations, its servicing portfolio and its tangible book value. The financial information used for this analysis was as of March 31, 1997. As part of this analysis, Morgan Stanley estimated the after-tax value of NAMC's servicing portfolio based on current market values for servicing rights with similar characteristics to NAMC's servicing portfolio. Morgan Stanley also estimated the value of NAMC's origination operations based on a discounted cash flow valuation as well as precedent analysis of estimated premiums paid for origination operations in other mortgage banking transactions. In addition, Morgan Stanley estimated the tangible book value of NAMC by subtracting certain intangibles from its common equity. This analysis resulted in an implied range of value for the NAMC Common Stock ranging from approximately $18.50 to $24.50 per share.

     Precedent Transaction Valuation. Morgan Stanley performed an analysis of eleven mortgage banking transactions ("Precedent Transactions") deemed comparable to the Merger in order to calculate a valuation range for the NAMC Common Stock. Multiples of adjusted book value implied by the consideration paid in Precedent Transactions were applied to the adjusted book value of NAMC to yield a range of values for NAMC Common Stock. The Precedent Transactions consisted of FirstCity Financial Corp./Harbor Financial Group, Inc., Norwest Corporation/Directors Mortgage Loan Corp., BankAmerica Corporation/Arbor National Holdings, Inc., Fleet Financial Group, Inc./Plaza Home Mortgage Corp., Chase Manhattan Corporation/American Residential Holding Corp., Chemical Banking Corporation/Margaretten Financial Corp., Boatman's Bancshares, Inc./National Mortgage Co., First Security Corporation/Crossland Mortgage Acquisition Corp., Barnett Banks, Inc./Loan America Financial Corp., First Tennessee National Corporation/SNMC Management Corp. and First Tennessee National Corporation/Maryland National Mortgage Corporation.

     Ranges of multiples paid to adjusted book value derived from the Precedent Transactions of 1.0x to 1.5x were applied to the adjusted book value of NAMC to yield an implied range of value for the NAMC Common Stock ranging from approximately $16.00 to $24.75 per share.

     Pro Forma Merger Analysis. Morgan Stanley analyzed the financial impact of the Merger on the holders of Dime Common Stock, including the NAMC stockholders, following the Merger. This analysis showed that, after giving effect to the Merger, before the impact of one-time merger-related charges, current owners of Dime Common Stock would realize an increase in fully diluted reported earnings per share and return on equity in 1998 and 1999 compared to Dime on a stand-alone basis. Morgan Stanley also analyzed the change in Dime's tangible common equity to assets ratio and noted that it would decrease slightly following the Merger. The assumptions which were considered in connection with this analysis included the Exchange Ratio, earnings estimates for Dime and NAMC, Dime's estimates of the synergies in connection with the Merger and certain share repurchases by Dime.

     No company or transaction used in the comparable company and comparable transaction analyses is identical to NAMC or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of NAMC and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of NAMC.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NAMC or Dime. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the Exchange Ratio and were conducted in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which NAMC might actually be sold.

     As described above, the Morgan Stanley opinion dated June 22, 1997 and the information provided by Morgan Stanley to the NAMC Board were two of a number of factors taken into consideration by the NAMC Board in making its determination to recommend approval of the Merger Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the entire NAMC Board or the view of NAMC's management with respect to the value of NAMC. Although Morgan Stanley evaluated the fairness of the Exchange Ratio to the holders of shares of NAMC Common Stock, the Exchange Ratio was determined through negotiations between NAMC and its advisors and Dime, and was approved by the entire NAMC Board. In addition, NAMC did not provide specific instructions to or place any limitations upon Morgan Stanley with respect to the procedures followed or factors considered by Morgan Stanley in performing its analyses or rendering its fairness opinion.

     The NAMC Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. Morgan Stanley makes a market in NAMC Common Stock. In the course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of NAMC and Dime for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Morgan Stanley has provided financial advisory and investment banking services to NAMC for which services Morgan Stanley received customary fees.

     Pursuant to a letter dated May 13, 1997, NAMC has agreed to pay Morgan
Stanley: (i) an advisory fee estimated to be between $100,000 and $200,000, which is payable if the Merger is not consummated, and (ii) a transaction fee estimated to be approximately $5 million based on the share price of Dime Common

Stock as of September 11, 1997, which is payable upon the consummation of the Merger. Any advisory fee paid will be credited against the transaction fee. In addition, NAMC has agreed, among other things, to reimburse Morgan Stanley for all reasonable out-of-pocket expenses incurred in connection with the services provided by Morgan Stanley and to indemnify and hold harmless Morgan Stanley and certain related parties from and against certain liabilities and expenses, which may include certain liabilities under the federal securities laws, in connection with its engagement.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at the date and time that a certificate of merger is filed with the Secretary of State of Delaware or such later date and time as is specified in such certificate. Pursuant to the Merger Agreement, the parties intend to cause the Effective Time to occur on the fifth business day after the satisfaction or waiver of the last of the closing conditions set forth in the Merger Agreement (or, at the election of Dime, the last business day of the month in which such day occurs). See "-- Conditions to Consummation." It is currently anticipated that the Effective Time of the Merger will occur in October 1997, although no assurances can be given (the occurrence and timing of the Effective Time being subject to the satisfaction or waiver of the closing conditions).

EXCHANGE PROCEDURES

     For a period of six months from and after the Effective Time, BankBoston, N.A. will act as exchange agent (the "Exchange Agent") to effect the exchange of certificates previously representing shares of NAMC Common Stock in connection with the Merger. As promptly as practicable after the Effective Time, the Surviving Corporation will send or cause to be sent to each holder of record of NAMC Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such holder's certificates previously representing shares of NAMC Common Stock in exchange for certificates representing shares of Dime Common Stock.

     NAMC STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

     Upon delivery of one or more certificates previously representing shares of NAMC Common Stock, together with properly completed transmittal materials, the holder of such certificate will be entitled to receive, in exchange therefor, a certificate or certificates representing the number of shares of Dime Common Stock to which such holder is entitled pursuant to the Merger Agreement and, where applicable, a check for the amount to be paid to such holder in lieu of any fractional shares of Dime Common Stock, determined in the manner described in "-- Effects of the Merger; Exchange Ratio," without interest. However, any NAMC stockholder who at the time of the Special Meeting is an affiliate of NAMC (as that term is used in Rule 145 under the Securities Act) must also execute an affiliate's agreement letter pursuant to the Merger Agreement in connection with the surrender of their certificates formerly representing NAMC Common Stock. See "-- Resales of Dime Common Stock."

     If any certificate representing Dime Common Stock or cash payment is to be issued or made in a name other than that in which the certificate previously representing NAMC Common Stock that is surrendered in exchange therefor is registered, the certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the person requesting such exchange must pay to the Exchange Agent or Dime, as the case may be, in advance any transfer or other taxes due by reason of the issuance of a certificate representing shares of Dime Common Stock or the making of a cash payment in any name other than that of the registered holder of the certificate surrendered or must establish to the satisfaction of Dime that such tax has been paid or is not payable.

     No dividends or other distributions on Dime Common Stock with a record date after the Effective Time will be paid to any holder of certificates representing shares of NAMC Common Stock that have been converted in the Merger into Dime Common Stock until the holder becomes entitled (by following the procedures described above) to receive certificates representing such shares of Dime Common Stock. After becoming entitled to receive certificates representing such shares of Dime Common Stock, the holder will also be entitled to receive any such dividends or other distributions (without interest) that theretofore had become payable with respect to such shares. In addition, such shares of Dime Common Stock will not be eligible to vote until the holder is so entitled to receive certificates representing such shares.

     At the Effective Time, no transfers of shares of NAMC Common Stock will be made on the stock transfer books of NAMC or the Surviving Corporation. If certificates formerly representing shares of NAMC Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for shares of Dime Common Stock and cash in lieu of fractional shares of Dime Common Stock, if any, deliverable in respect thereof.

     At the end of the six-month period following the Effective Time, any certificates representing Dime Common Stock and any cash remaining in the possession of the Exchange Agent (together with any dividends in respect thereof) will be returned to Dime and any holders of certificates formerly representing NAMC Common Stock who have not exchanged their certificates must look only to Dime for the Dime Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Dime Common Stock. None of NAMC, Dime, Dime Bank, Merger Sub or the Exchange Agent will be liable to any former NAMC stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

CONDITIONS TO CONSUMMATION

     The respective obligations of NAMC and Dime to consummate the Merger are subject to the fulfillment, or the waiver by both parties, of certain conditions, including: (1) the adoption of the Merger Agreement by the holders of the requisite number of shares of NAMC Common Stock; (2) the receipt and effectiveness of all required regulatory approvals described under "-- Regulatory Approvals" (and the expiration of all related waiting periods), without any such approval being conditioned or restricted in a manner that would result in a material adverse effect (as defined in the Merger Agreement) on Dime or NAMC; (3) the receipt and effectiveness of all material consents and approvals from all persons (other than governmental entities) required for or in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Merger; (4) the absence of action by any court or other governmental entity that prohibits consummation of the transactions contemplated by the Merger Agreement; and (5) the receipt of approval for listing of Dime Common Stock to be issued in the Merger, subject to official notice of issuance, on the NYSE.

     The obligations of NAMC to consummate the Merger are further subject to the fulfillment, or the waiver by NAMC, of certain additional conditions, including the following: (1) the truth and correctness of the representations of Dime in the Merger Agreement and the performance by Dime, Dime Bank and Merger Sub in all material respects of their obligations under the Merger Agreement; (2) the receipt by NAMC of an opinion of Sullivan & Cromwell, counsel to Dime, to the effect that the shares of Dime Common Stock to be issued in the Merger, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable; (3) the receipt of an opinion of Simpson Thacher & Bartlett, special counsel to NAMC, as to certain tax consequences described under "-- Certain Federal Income Tax Consequences"; and (4) the delivery by Dime of certain letters of independent certified public accountants.

     The obligations of Dime to consummate the Merger are further subject to the fulfillment, or the waiver by Dime, of certain additional conditions, including the following: (1) the truth and correctness of the representations of NAMC in the Merger Agreement and the performance by NAMC in all material respects of its obligations under the Merger Agreement; (2) the receipt of an opinion of Sullivan & Cromwell, counsel to Dime, as to certain tax consequences described under "-- Certain Federal Income Tax Consequences"; and (3) the delivery by NAMC of certain letters of independent certified public accountants.

     If the receipt of either of the tax opinions referred to in the preceding two paragraphs is waived as a condition to the Merger or if the federal income tax consequences of the Merger are materially different than as described under "-- Certain Federal Income Tax Consequences," Dime and NAMC will resolicit proxies from NAMC stockholders and provide them with supplemental prospectus/proxy materials.

REGULATORY APPROVALS

     The Merger cannot proceed in the absence of the requisite regulatory approvals. See "-- Conditions to Consummation" and "-- Termination." There can be no assurance that all such regulatory approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not be subject to conditions that would cause them to fail to fulfill the conditions set forth in the Merger Agreement and described under "-- Conditions to Consummation."

     Consummation of the Merger is subject to the expiration of the waiting period provided under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Under the HSR Act, the Merger cannot be consummated until the 30th day following the later of the date of filing by Dime or NAMC of a premerger notification and report form with respect to the Merger. During that period, the Federal Trade Commission (the "FTC") or the United States Department of Justice (the "DOJ") may challenge the Merger on antitrust grounds. In addition, the FTC or the DOJ may extend the waiting period if necessary to receive additional information from Dime or NAMC. Dime and NAMC each filed the required pre-merger notice under the HSR Act with the FTC and the Antitrust Division of the DOJ on August 1, 1997, and the FTC and the DOJ granted early termination of the waiting period under the HSR Act on August 11, 1997.

     Consummation of the Merger is also subject to the prior approval of the OTS under the Home Owner's Loan Act ("HOLA") and Section 559.3(e)(2) of the related OTS Regulations with respect to the activities of a subsidiary of NAMC that will be acquired by Dime Bank as a result of the Merger (and therefor be operated as a service corporation subsidiary of Dime Bank). Dime filed an application for such approval with the OTS on July 30, 1997 and is responding to a request by the OTS for additional information. The foregoing approval requires a determination by the OTS that the proposed activities are reasonably related to the activities of financial institutions. It is currently anticipated that the OTS will act on Dime's application before the date of Special Meeting, although (as noted above) no assurances can be given as to the timing or outcome of such action.

PRICE-BASED TERMINATION

     The Merger Agreement may be terminated by NAMC, if the NAMC Board so determines by a majority vote, at any time during the five-day period commencing with the date of receipt of all OTS approvals required for consummation of the Merger (the "Determination Date"), if both of the following conditions are satisfied:

          (1) The Average Closing Price (as defined below) on the Determination Date of shares of Dime Common Stock shall be less than $15.20 (the product of 0.80 and $19.00 (which is the Starting Price, as defined in the Merger Agreement)); and

          (2) (a) The number obtained by dividing the Average Closing Price on the Determination Date by $19.00 (such number, the "Acquiror Ratio") shall be less than (b) the number obtained by dividing the Index Price (as defined below) on the Determination Date by the Index Price on June 20, 1997 and subtracting 0.20 from the quotient (such number, the "Index Ratio");

subject, however, to the following four sentences. If NAMC elects to exercise its termination right pursuant to the foregoing, it must give prompt written notice to Dime (provided that such notice of election may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Dime shall have the option of adjusting the Exchange Ratio to the lesser of (1) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $15.20 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (2) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Acquiror Ratio. If Dime determines to so increase the Exchange Ratio within such five-day period, it shall give prompt written notice to NAMC of its determination and the revised Exchange Ratio, whereupon no termination shall occur pursuant to the foregoing and the Merger Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified). An increase in the Exchange Ratio may cause the number of shares of Dime Common Stock to be issued in the Merger to exceed the number indicated on the cover page of this Proxy Statement-Prospectus.

     For purposes of this provision, the following definitions apply:

          "Average Closing Price" means the average of the daily last sale prices of Dime Common Stock as reported on the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the ten consecutive NYSE full trading days (in which such shares are traded on the NYSE) ending at the close of trading on the Determination Date.

          "Index Group" means the following group of 18 companies: H.F. Ahmanson & Company; Astoria Financial Corporation; Bank United Corp.; Commercial Federal Corporation; Charter One Financial, Inc.; Coast Savings Financial, Inc.; Downey Financial Corp.; Golden West Financial Corporation; Glendale Federal Bank, FSB; GreenPoint Financial Corp.; Long Island Bancorp, Inc.; New York Bancorp Inc.; Peoples Heritage Financial Group, Inc.; Roslyn Bancorp, Inc.; St. Paul Bancorp, Inc.; Sovereign Bancorp, Inc.; Washington Mutual, Inc.; and Washington Federal, Inc. If the common stock of any of the listed companies ceases to be publicly traded or any proposal for the acquisition or sale of such company is announced, the company will be removed from the Index Group (and the weights referred to in the definition of "Index Price" will be redistributed in accordance with the Merger Agreement).

          "Index Price" means, on a given date, the weighted average (weighted in accordance with the factors listed in the definition of "Index Group" in the Merger Agreement) of the closing prices on such date of the common stocks of the companies composing the Index Group.

     In making any decision to terminate the Merger Agreement pursuant to this provision, the NAMC Board would have a fiduciary obligation to consider whether the Merger no longer was in the best interests of NAMC and its stockholders and would consult with its financial and other advisers and consider all financial and other information it deemed relevant to its decision (including the factors it originally considered in approving the Merger Agreement, as described in "Reasons for the Merger"). The matter would not, however, be resubmitted for the vote or approval of NAMC stockholders.

     The price-based termination provision is designed to protect NAMC stockholders from the risk that the average price per share of Dime Common Stock declines by more than 20% both in absolute terms (i.e., from the $19.00 "starting price" to below $15.20) and relative to the stock prices of the comparison companies (i.e., the "Index Price"). Accordingly, if the stock of the comparison companies were (on average) to decline by 20%, a decline in the price of Dime Common Stock to $15.00 per share over the relevant period, for example, would not give NAMC a termination right under this provision. Because the Determination Date is the date on which necessary OTS approvals are received and because Dime currently anticipates action on its application with OTS before the date of the Special Meeting (as described under " -- Regulatory Approvals"), it is currently anticipated that this price-based termination provision will have expired before the date of the Special Meeting. NAMC stockholders may call Dime's Investor Relations Department at the number indicated on page iii of this Proxy Statement-Prospectus for information as to whether the price-based termination provision has expired.

TERMINATION FEE

     NAMC has agreed to pay Dime a fee of $15,000,000 (the "Termination Fee") following the occurrence of a Fee Trigger Event (as defined below); provided that Dime's right to receive the termination fee shall be discontinued if any of the following (each, a "Fee Termination Event") occurs prior to a Fee Trigger
Event:

          (1) The Effective Time;

          (2) Termination of the Merger Agreement in accordance with the provisions thereof, if such termination occurs prior to the occurrence of a Preliminary Fee Trigger Event, other than a Listed Termination (a "Listed Termination" is a termination (a) by Dime because of a knowing, intentional or grossly negligent breach by NAMC of certain of its obligations, (b) by Dime under circumstances where the NAMC Board has withdrawn its support for the Merger or participated in negotiations regarding the substantive terms of a bona fide Acquisition Proposal (as defined below) or (c) by NAMC to accept an Acquisition Proposal as an alternative to the Merger, in each case, unless at the time of such termination (i) NAMC is entitled to terminate the Merger Agreement because of a knowing, intentional or grossly negligent breach by Dime of certain of its obligations and (ii) NAMC shall have notified Dime in writing of such breach);

          (3) Fifteen months after termination of the Merger Agreement, if such termination (a) follows, or occurs at the same time as, a Preliminary Fee Trigger Event (other than, termination by NAMC (i) because of a knowing, intentional or grossly negligent breach by Dime of certain of its obligations or (ii) under the termination provision described under "-- Price-Based Termination" (and Dime does not elect to increase the Exchange Ratio as described therein), in which case the right to receive the Termination Fee shall terminate at termination of the Merger Agreement) or (b) is a Listed Termination.

     "Preliminary Fee Trigger Event" means any of the following events or transactions occurring on or after June 22, 1997:

          (1) NAMC or any subsidiary of NAMC, without having received Dime's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Dime or any of its subsidiaries or the NAMC Board shall have recommended that the stockholders of NAMC approve or accept any Acquisition Transaction other than the Merger ("Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction, involving NAMC or any subsidiary of it (other than certain mergers, consolidations or similar transactions involving solely NAMC and its wholly-owned subsidiaries), (b) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of NAMC or any subsidiary of it or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of NAMC or any subsidiary of it);

          (2) Any person, other than Dime or any of its subsidiaries, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of NAMC Common Stock;

          (3) The stockholders of NAMC shall have voted and failed to adopt the Merger Agreement at the Special Meeting, or the Special Meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement, in each case, if prior to the Special Meeting (or if the Special Meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Dime or any of its subsidiaries) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

          (4) The NAMC Board shall have withdrawn or modified (or disclosed its intention to withdraw or modify), in a manner adverse in any respect to Dime, its recommendation that the holders of record of NAMC Common Stock approve the Merger Agreement, or NAMC or any subsidiary of it shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Dime or any of its subsidiaries;

          (5) Any person, other than Dime or any of its subsidiaries, shall have made a bona fide proposal to NAMC or its stockholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction;

          (6) Any person, other than Dime or any of its subsidiaries, shall have filed with the Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the Commission with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer); or

          (7) NAMC shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Dime would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both).

     The term "Fee Trigger Event" means either of the following events or transactions occurring after June 22, 1997: (1) The acquisition by any person (other than Dime or any of its subsidiaries) of beneficial ownership of 25% or more of the then outstanding NAMC Common Stock; or (2) the occurrence of the Preliminary Fee Trigger Event described in (1) above, except that in order to constitute a "Fee Trigger Event" any purchase or other acquisition, other than by Dime or its subsidiaries, of securities representing voting power of NAMC must amount to an acquisition of 25% or more of the voting power of NAMC.

     If the NAMC stockholders fail to adopt the Merger Agreement, either Dime or NAMC may terminate the Merger Agreement in accordance with its terms. See
"-- Termination." If no Preliminary Fee Trigger Event or Fee Trigger Event occurs at or prior to such termination, Dime's right to the Termination Fee will discontinue. However, if a Fee Trigger Event has occurred, Dime will be entitled to the Termination Fee. Also, if a Preliminary Fee Trigger Event has occurred, Dime's rights to the Termination Fee will continue until 15 months after such termination of the Merger Agreement, and Dime will be entitled to the Termination Fee in accordance with the terms of the Merger Agreement should a Fee Trigger Event occur in that period.

NO SOLICITATION OF ACQUISITION PROPOSALS

     In the Merger Agreement, NAMC has agreed that it shall not, and shall cause its subsidiaries and its and its subsidiaries' respective officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving NAMC or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, NAMC or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any of the foregoing, an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided that, if NAMC is not otherwise in violation of such restriction, the NAMC Board may provide information to, and may engage in such negotiations or discussions with, a person, directly or through representatives, if (1) the NAMC Board, after having consulted with and considered the written advice of counsel, has determined in good faith that the provision of such information or the engaging in such negotiations or discussion is required in order to discharge properly the directors' fiduciary duties in accordance with Delaware law and (2) NAMC has received from such person a confidentiality agreement in substantially customary form. NAMC has agreed to notify Dime promptly (within 24 hours) if any Acquisition Proposal is received by it.

CONDUCT OF BUSINESS PENDING THE MERGER

     NAMC. The Merger Agreement contains certain restrictions on the conduct of NAMC's business pending consummation of the Merger. Among other agreements, until the Effective Time and subject to certain exceptions, NAMC has agreed that it will not, and will cause each of its subsidiaries not to, without the prior written consent of Dime: (1) conduct its business other than in the ordinary and usual course or fail to use reasonable efforts to preserve its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates; (2) issue, sell or permit to become outstanding additional shares of NAMC capital stock, securities convertible into such stock, or options or rights of any kind to acquire any of such stock or permit any additional shares of such stock to become subject to new grants of employee or director stock options or similar stock-based employee rights; (3) declare or pay any dividend (other than regular quarterly cash dividends on NAMC Common Stock in an amount not to exceed $0.06 per share and certain dividends by wholly owned subsidiaries), or declare or make any distribution, on any shares of its capital stock or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; (4) enter into, amend or renew any written employment, severance or similar agreements with directors, officers, employees or independent contractors or grant any salary or wage increase, except for individual increases in compensation in the ordinary course and other limited exceptions; (5) establish, modify or amend any pension, retirement or other employee benefit, incentive or welfare plan or arrangement, including taking any action that accelerates the vesting or exercisability of stock options; (6) sell, encumber or otherwise transfer of or discontinue any material portion of its assets, business or properties; sell, assign or otherwise transfer any rights to service loans, other than servicing rights in respect of certain first mortgage loans held by NAMC or one of its Subsidiaries in its warehouse of first mortgage loans; or, except in the ordinary course of business and in a manner consistent with past practice, sell, transfer, lease or encumber any loans; (7) acquire assets for consideration in excess of $250,000 or any servicing right in a "bulk" transaction, other than purchases of mortgage loans, certain short-term investments, bona fide hedging transactions or in satisfaction of a debt previously contracted, in each case in the ordinary course consistent with past practice; (8) amend its governing documents; (9) change its accounting principles or practices, except as required by generally accepted accounting principles; (10) enter into, terminate or modify in a material respect any material contract, other than in the ordinary course consistent with past practice; (11) settle other than certain immaterial claims; (12) take actions reasonably likely to cause certain of the conditions to consummation of the Merger not to be satisfied; (13) make any changes or fail to follow its policies or practices with respect to managing its exposure to interest rate risk or materially alter certain of its loan policies (including underwriting, pricing and warehousing); (14) incur indebtedness of borrowed money other than certain indebtedness in the ordinary course consistent with past practice or pursuant to a specified facility; (15) open or close certain offices; or (16) agree to take any of the foregoing actions.

     Modification of Certain NAMC Policies. The Merger Agreement requires that NAMC, upon the request of Dime, consistent with generally accepted accounting principles and regulatory accounting principles, use its reasonable best efforts to record certain accounting adjustments intended to conform the loan, litigation and other accrual and reserve policies of NAMC and its subsidiaries so as to reflect the policies of Dime. However, NAMC will not be obligated to take any such action unless and until it is satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time, and in no event until the day prior to the Effective Time. The representations, warranties and covenants of NAMC contained in the Merger Agreement will not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken by NAMC solely on account of the foregoing.

     Dime. Among other agreements, until the Effective Time and subject to certain exceptions, Dime has agreed that it will not, and will cause each of its subsidiaries not to, without the prior written consent of NAMC: (1) conduct its business other than in the ordinary and usual course (although this requirement is limited so that it in no way affects the ability of Dime or its subsidiaries to engage in any business, asset or deposit acquisition or disposition, or merger, consolidation or other business combination transaction); (2) take actions reasonably likely to cause certain of the conditions to consummation of the Merger not to be satisfied; (3) declare or pay any dividend (other than regular quarterly cash dividends on Dime Common Stock and certain dividends by subsidiaries), or declare or make any distribution, on any shares of its capital stock; (4) amend its governing documents in any manner materially adverse to NAMC stockholders; or (5) agree to take any of the foregoing actions.

AMENDMENT, WAIVER AND ALTERNATIVE STRUCTURE

     Amendment and Waiver. Prior to the Effective Time, any provision of the Merger Agreement may be (1) waived by the party benefitted by such provision or
(2) amended or modified at any time, by an agreement in writing among NAMC, Dime, and Dime Bank approved by their respective Boards of Directors. After the vote of NAMC stockholders, however, the Merger Agreement may not be amended in any manner that under applicable law would require further approval of such stockholders without obtaining such further approval.

     Alternative Structure. The Merger Agreement provides that, at Dime Bank's election, the transaction contemplated by the Merger Agreement may be alternatively structured so that (1) NAMC is merged with and into Dime, Dime Bank or any other direct or indirect wholly owned subsidiary of Dime or (2) any direct or indirect wholly owned subsidiary of Dime (other than Merger Sub) is merged with and into NAMC, provided that, no alternative structure will (a) alter the amount or kind of consideration to be issued in the Merger or adversely treat the holders of stock options issued under NAMC's employee benefit plans, (b) adversely affect the tax treatment of the Merger or (c) materially impede or delay consummation of the transactions contemplated by the Merger Agreement. In the event such an election is made, the parties have agreed to execute an appropriate amendment to the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the adoption by NAMC stockholders of the Merger Agreement, under certain circumstances. Among other things, the Merger Agreement may be terminated by the mutual consent of NAMC and Dime or by action of the Board of Directors of either NAMC or Dime if (1) the Merger is not consummated by December 31, 1997, (2) any governmental approval or authorization required for the consummation of the Merger is denied or (3) the Merger Agreement shall not have been adopted by the requisite vote of NAMC stockholders.

     The Merger Agreement also may be terminated by NAMC if (1) Dime breaches any representation or warranty contained in the Merger Agreement and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach, or if Dime breaches any covenant or agreement contained in the Merger Agreement which breach cannot be or has not been cured within 30 days after the giving of written notice of such breach and which breach would be reasonably likely to have a material adverse effect (as defined in the Merger Agreement) on Dime, or (2) if without breaching certain provisions of the Merger Agreement, NAMC enters into a definitive agreement with a third party providing for an Acquisition Transaction on terms determined, in good faith, by the NAMC Board, after consultation with and considering the advice of its legal and financial advisors, to be more favorable to NAMC stockholders than the Merger.

     The Merger Agreement may be terminated by Dime if (1) NAMC breaches any representation or warranty contained in the Merger Agreement and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach or if NAMC breaches any covenant or agreement which breach cannot be cured within 30 days after the giving of written notice of such breach and which breach would be reasonably likely to have a material adverse effect on NAMC, (2) the NAMC Board withdraws, modifies or changes in a manner adverse to Dime its approval or recommendation of the Merger Agreement or (3) the NAMC Board authorizes participation in or participates in any negotiations regarding the substantive terms of a bona fide formal Acquisition Proposal.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of NAMC's management and its Board of Directors may be deemed to have interests in the Merger in addition to their general interests, if any, as NAMC stockholders. In each case, the NAMC Board was aware of these factors or, with respect to interests that arose subsequent to the Merger Agreement, was aware of their potential, and considered them, among other matters, in approving the Merger Agreement.

     Letter Agreements with Executive Officers Generally. In anticipation of Dime, Dime Bank and NAMC entering into the Merger Agreement, Dime Mortgage, Inc., a wholly owned subsidiary of Dime Bank ("DMI"), entered into letter agreements concerning initial compensation arrangements with DMI following the Merger with each of Terrance G. Hodel, Harold B. Bonnikson, Gary F. Moore and Martin S. Hughes (each, an "Employment Letter Agreement"). In addition, DMI entered into a letter agreement with John F. Farrell, Jr., regarding initial compensation and benefit arrangements in respect of Mr. Farrell's services as a consultant to DMI following the Merger (the "Consulting Letter Agreement"). Each Employment Letter Agreement and the Consulting Letter Agreement shall become effective, and is expressly subject to and conditioned, upon the occurrence of the Effective Time. Each executive's employment or retention by DMI, and DMI's agreement to be bound by the terms of the respective Employment Letter Agreements and the Consulting Letter Agreement, is expressly conditioned upon and subject to the occurrence of the Effective Time. If for any reason the Effective Time does not occur as contemplated in the Merger Agreement, DMI shall have no obligation to employ or retain the executives and shall have no further obligation or liability to the executives under the Employment Letter Agreements or the Consulting Letter Agreement whatsoever, and the terms of the Employment Letter Agreements and the Consulting Letter Agreement shall become automatically void and without further effect. In addition, NAMC has agreed in the Merger Agreement not to terminate the employment of any of the preceding officers provided with Employment Letter Agreements without the prior written consent of Dime, to use its reasonable best efforts to maintain the continued employment of such officers until the Effective Time and not to encourage any such officer to breach or violate any employment agreement or other arrangement (including the Employment Letter Agreements) the officer may have with Dime or any subsidiary of it.

     If the mortgage banking operations of DMI are transferred to a direct or indirect subsidiary of Dime (including the Surviving Corporation), then the Employment Letter Agreements and the Consulting Letter Agreement will be assumed by, and be binding upon, such entity. Benefits payable under the Employment Letter Agreements will be reduced as applicable to comply with any Regulatory Restrictions (as defined in the Employment Letter Agreements) and will be reduced by the smallest amount necessary to avoid the imposition of an excise tax under Section 4999 of the Code or any corresponding successor provisions. Any such limitation will be applied as determined by DMI in its sole discretion. All payments under the Employment Letter Agreements will be reduced by all applicable withholding and other taxes.

     Letter Agreements of Messrs. Hughes and Hodel. The Employment Letter Agreement for Mr. Hughes is for a term of 90 days from the date of the Effective Time, but DMI in its sole discretion upon 30 days' notice may extend the term for an additional one month period. The Employment Letter Agreement for Mr. Hodel is for a term of one year from the date of the Effective Time. Messrs. Hughes and Hodel will receive an initial salary at an annualized rate of $265,000 per annum and $550,000 per annum, respectively, and each will be eligible to participate in DMI's incentive plan; provided that (i) the minimum incentive award for 1997 for Messrs. Hughes and Hodel will be an amount equal to $95,000 and $225,000, respectively, less the total amount of any performance or other bonuses or awards paid or accrued to be paid to such executive under the annual executive bonus plan or any other bonus plan or arrangement for 1997 by NAMC and its subsidiaries prior to the date of the Effective Time, and (ii) if the term shall include a portion of calendar year 1998, Messrs. Hughes and Hodel will receive at the end of the term a minimum incentive award for 1998 of $95,000 and $225,000, respectively (prorated for the portion of the term comprising calendar year 1998); provided, further, that the incentive awards above shall not be payable if the executive's employment is terminated prior to December 31, 1997 with respect to clause (i) or the expiration of the applicable term with respect to clause (ii) by the executive or by DMI for cause (as defined in the Employment Letter Agreement). During the term of their respective Employment Letter Agreements, Messrs. Hughes and Hodel will be eligible to participate in such life, medical and other insurance plans or programs as are made available by DMI to its full-time salaried employees. Additionally, Mr. Hodel will be eligible during the term to participate in one or more programs providing defined contribution retirement benefits with the rate of employer contributions (or deemed employer contributions) not less in the aggregate than that previously provided by NAMC (but with no such contributions required in respect of any payments to be made pursuant to the Merger Agreement). Mr. Hodel has agreed that for the period commencing on the date of his Employment Letter Agreement and ending on the first anniversary of the later of his termination of employment with DMI or NAMC, he will not solicit or otherwise encourage any employee, agent or representative of DMI or any person who was employed by DMI or NAMC as an employee, agent or representative at the time of such termination of employment or during the six month period prior to the later of his termination of employment with DMI or NAMC (or their parents or subsidiaries), to terminate his or her employment with DMI (or NAMC) or such parent or subsidiary, or to become an officer, board member, owner, partner, consultant, employee, agent or representative of any person, firm, corporation, association or other entity engaged in the mortgage banking business; provided that Mr. Hodel shall not be precluded from soliciting for employment any person terminated by DMI or NAMC subsequent to his termination without cause. Messrs. Hughes and Hodel have also agreed not to disclose any non-public, confidential information regarding NAMC except as approved by DMI in the course of DMI's business for DMI's benefit, or when required by law. As a further condition to DMI's agreement to enter into and be bound by their Employment Letter Agreements, each of Messrs. Hughes and Hodel has agreed to waive any rights to any severance or other benefits in connection with the termination of such Executive's employment with NAMC or DMI

(except to the extent of certain benefits under the terms of the Merger Agreement described below under "Certain Payments"), including without limitation, as may be provided in a termination agreement, dated February 7, 1995, between such Executive and NAMC, and under the NAMC Senior Executive Severance Pay Plan; provided that Messrs. Hughes and Hodel will continue to be eligible during the one-year period following the termination of employment with DMI for medical and life insurance benefits on the same basis as if such employment had continued for that year. Each of Messrs. Hughes and Hodel will have no right to receive any severance pay, severance benefit, or any other compensation or benefit for any period after the date of termination by DMI of such executive's employment for cause or following voluntary termination by such Executive of his employment prior to the end of the term.

     Letter Agreement of Mr. Moore. Under his Employment Letter Agreement, Mr. Moore will receive an initial salary at a rate of $185,000 per annum and will be eligible to participate in DMI's incentive plan during 1997 with a target incentive opportunity equal to 35% of annualized base salary; provided, that the amount of any incentive opportunity payment will be reduced by the total amount of any performance or other bonuses or awards paid or accrued under the annual executive bonus plan or any other bonus plan or arrangement for 1997 by NAMC and its subsidiaries prior to the date of the Effective Time. Later levels of target incentive opportunity and other terms of participation will be as set by DMI's Board of Directors or a committee thereof. Mr. Moore will be eligible to participate in such life, medical and other insurance plans or programs as are made available by DMI to its full-time salaried employees and will be eligible to participate in one or more qualified and non-qualified programs providing defined contribution retirement benefits with the rate of employer contributions (or deemed employer contributions) not less in the aggregate than that previously provided by NAMC. In addition to the terms described above, the terms of Mr. Moore's employment will be set forth in a separate employment agreement, described below; provided that upon termination of his employment by DMI other than for cause, or upon his voluntary termination of employment with DMI within 30 days of any DMI-imposed requirement that Mr. Moore relocate his principal place of business to any location in excess of 50 miles from Santa Rosa, California, the total of the cash severance benefits under his Employment Letter Agreement and the separate employment agreement (the "Minimum Severance Amount") shall be at least $330,375. If the total of any such cash severance payments payable either (x) as salary continuation other than in connection with a Change in Control (as defined in the separate employment agreement), or (y) as a lump sum in connection with a Change in Control, shall be less than the Minimum Severance Amount, then DMI shall pay Mr. Moore the difference as a lump sum within thirty days after the effective date of termination of his employment. Mr. Moore has agreed to waive any rights to any severance or other benefits in connection with the termination of his employment with NAMC or DMI under any severance agreement, arrangement or plan to which he is a party or in which he is a participant, including without limitation, the NAMC Senior Executive Severance Pay Plan.

     Letter Agreement of Mr. Bonnikson. Under his Employment Letter Agreement, Mr. Bonnikson will receive an initial salary at a rate of $265,000 per annum and will be eligible to participate in DMI's incentive plan during 1997; provided that the minimum incentive award will be an amount equal to $155,000, less the total amount of any performance or other bonuses or awards paid or accrued to be paid to him under the annual executive bonus plan or any other bonus plan or arrangement for 1997 by NAMC and its subsidiaries prior to the date of the Effective Time; provided, further, that the incentive award will not be payable if, prior to December 31, 1997, Mr. Bonnikson voluntarily terminates his employment or DMI terminates his employment for cause (as defined in a separate employment agreement, the terms of which are described below). In addition, Mr. Bonnikson will receive a special incentive award in the amount of $100,000 payable twelve months after the date of the Effective Time unless prior to the end of such twelve-month period he terminates his employment or is terminated by DMI for cause. Later levels of target incentive opportunity and other terms of participation will be as set by DMI's Board of Directors or a committee thereof. Mr. Bonnikson will be eligible to participate in such life, medical and other insurance plans or programs as are made available by DMI to other similarly situated employees of DMI and will be eligible to participate in one or more qualified and non-qualified programs providing defined contribution retirement benefits with the rate of employer contributions (or deemed employer contributions) not less in the aggregate than that previously provided by NAMC (but with no such contributions required in respect of the special incentive award described above, any Supplemental Payments (as defined below) or any payment required to insure payment of the Minimum Severance Amount (as defined below)). In addition to the terms described above, the terms of Mr. Bonnikson's employment will be set forth in a separate employment agreement, described below; provided that (i) the non-solicitation provisions of such separate employment agreement will be limited to a nine-month duration rather than a twelve-month duration in the event that, during the initial twelve-month term of the separate employment agreement, his employment is terminated for any reason other than cause and (ii) upon termination of employment by DMI for any reason other than cause, the total of the cash severance benefits under his Employment Letter Agreement and the separate employment agreement (the "Minimum Severance Amount") shall be at least $350,927.25 if the effective date of such termination of employment is within the first twelve months of the commencement of the term of the separate employment agreement, or at least $701,854.50 if the effective date of such termination of employment occurs thereafter. If the total of any such cash severance payments payable under the separate employment agreement either (x) as salary continuation other than in connection with a Change in Control (as will be defined in the separate employment agreement), or (y) as a lump sum in connection with a Change in Control shall be less than the Minimum Severance Amount, then DMI shall pay Mr. Bonnikson the difference as a lump sum within thirty days after the effective date of termination of his employment. In addition, DMI will make supplemental payments (the "Supplemental Payments") to Mr. Bonnikson in the aggregate amount of $350,927.25, payable in twelve equal monthly installments, commencing on the date that is one month following the Effective Time; provided that in the event Mr. Bonnikson voluntarily terminates his employment other than for good reason (as defined in the Employment Letter Agreement) or on account of death or permanent disability, or DMI terminates his employment for cause, at any time prior to the end of such twelve-month period, Mr. Bonnikson will receive only the amount of such supplemental payment accrued as of the last full month ending prior to the date notice of such termination is given. As a further condition to DMI's agreement to enter into and be bound by the Employment Letter Agreement, Mr. Bonnikson has agreed to waive any rights to any severance or other benefits in connection with the termination of his employment with NAMC or DMI, under any severance agreement, arrangement or plan to which he is a party or in which he is a participant, including without limitation, as may be provided in a termination agreement, dated December 11, 1995, between such executive and NAMC, and under the NAMC Senior Executive Severance Pay Plan.

     Consulting Letter Agreement of Mr. Farrell. The Consulting Letter Agreement with Mr. Farrell is for a term of six months from the date of the Effective Time and provides that Mr. Farrell will provide such consulting services as may be requested by the Chief Executive Officer or Chief Operating Officer of DMI; provided, that Mr. Farrell will not be required to devote more than 20 hours per week to such services and that Mr. Farrell will not be obligated to render any services during any period when he is unable to do so due to illness, disability or injury. As compensation for Mr. Farrell's commitment to perform, and the performance of, such services, DMI will pay Mr. Farrell at the monthly rate of $46,558, plus reimbursement for reasonable expenses incurred in the performance of such services. During the term of the Consulting Letter Agreement and for one year thereafter, Mr. Farrell will continue to receive the same or substantially the same employee benefits as those provided by NAMC as of the date of the Consulting Letter Agreement, including, without limitation, life and medical benefits, and any such additional benefits DMI makes available following the Effective Time to supplement such benefits, on the same basis as if his employment with NAMC had continued with DMI following the Effective Time and throughout such period. In addition, DMI will pay, throughout the term of the Consulting Letter Agreement and for a period of six months thereafter, all rents, utilities, costs and expenses necessary for Mr. Farrell to maintain exclusive possession of the offices currently leased by NAMC in New York, New York, as occupied on the date of the Consulting Letter Agreement (the "Offices"), and to continue to have the use of the two-person secretarial and support staff at the Offices at the same level of compensation and benefits in effect on such date. At the end of such six-month period, DMI must use its reasonable best efforts to cause Mr. Farrell to be permitted to assume the lease with respect to the Offices. Mr. Farrell has agreed that, throughout the term of the Consulting Letter Agreement and for one year thereafter, he will not solicit or otherwise encourage any employee, agent or representative of DMI or any person who was employed by DMI or NAMC as an employee, agent or representative at the time of the termination of his retention by DMI or at the end of the term of the Consulting Letter Agreement, to terminate his or her employment with DMI (or NAMC) or such parent or subsidiary, or to become an officer, board member, owner, partner, consultant, employee, agent or representative of any person, firm, corporation, association or other entity engaged in the mortgage banking business; provided that Mr. Farrell will not be precluded from soliciting for employment any person terminated by DMI subsequent to the expiration of the term of the Consulting Letter Agreement. Mr. Farrell has further agreed, unless and to the extent that DMI otherwise has consented in writing, not to disclose any non-public information concerning DMI and its subsidiaries pertaining to DMI's business (including that of its subsidiaries), except (i) while retained by DMI, in the business of and for the benefit of DMI, or (ii) when required by law upon the advice of counsel.

     Separate Employment Agreements for Messrs. Moore and Bonnikson. The following describes the terms of the employment agreement (the "Employment Agreement") that Dime has agreed to enter into with each of Messrs. Moore and Bonnikson, to the extent such terms do not conflict with the terms of the Employment Letter Agreements with Messrs. Moore and Bonnikson. The Employment Agreement provides that the initial term thereof ends March 1, 1999, but it is automatically extended for additional one-year periods unless sooner terminated. Compensation payments are automatically deferred to the extent necessary to comply with Dime's policy regarding Section 162(m) of the Code, and any such deferred payments are payable under the terms of the Dime Bancorp, Inc. Voluntary Deferred Compensation Plan. In the event of permanent disability, full salary (less available disability insurance benefits) is provided for up to one year (or, if less, the end of the remaining term of the Employment Agreement), with continued life, medical and dental insurance coverage (the "Insurance") for the remaining term (so long as contributions are made). If, prior to a Change in Control (as defined under the Employment Agreement), DMI terminates the executive's employment other than for cause (as defined under the Employment Agreement), DMI will continue to pay salary and maintain such executive's Insurance as in effect (subject to continuing executive contributions) immediately prior to such termination, for a period of 12 months (which period may be increased by a multiplier of 1.25, 1.375 or 1.5 for executives age 50 to 54, 55 to 59 or age 60 or over, respectively). Such severance payments are subject to limitation to the extent necessary to comply with applicable regulatory restrictions.

     The Employment Agreement provides for special benefits ("CIC Benefits") to be paid, in lieu of the severance benefits described in the preceding paragraph, upon certain terminations of the executive's employment within a designated period following a Change in Control. The CIC Benefits consist of (i) a lump-sum payment of two times annual salary plus bonus opportunity; (ii) vesting (in accordance with original terms) of all stock options that do not otherwise vest upon a Change in Control, and provision for continued exercisability of all outstanding options for their full remaining terms (to the extent permitted by the underlying stock option plan), in each case without regard to the executive's termination of employment; (iii) continuation of Insurance (including disability coverage) for the remaining term of the Employment Agreement at the time of termination (so long as continued contributions are made by the executive); (iv) supplemental benefits (including benefits related to matching contributions under the Retirement 401(k) Investment Plan of Dime Bancorp, Inc.) under otherwise applicable defined contribution plans in which the executive participates, to replace any accrued defined contribution retirement benefits that are lost due to not being vested as of the time of termination; and (v) in the event the employer relocates its principal executive offices following a Change in Control and as a result the executive changes his principal residence, relocation benefits consisting of moving expenses and reimbursement of any loss incurred on the sale of such residence. Upon certain terminations of employment following certain change in control events, the CIC Benefits will be reduced so that no payments will be required to be made that would trigger any excise taxes under Section 4999 of the Code. Upon certain other terminations of employment following certain change in control events, the CIC Benefits will not be subject to such reduction and a gross-up payment for the tax costs related to any imposition of such excise taxes will be payable.

     The Employment Agreement also imposes upon the executive confidentiality requirements following termination of employment and, except if the termination occurs after a Change in Control, a one-year non-solicitation period. All payments are limited if compliance with the Employment Agreement would violate FDIC "golden parachute" regulations. The Employment Agreement also contains provisions generally limiting payments to the extent necessary to comply with applicable laws and regulations and other mandatory provisions relating to the taking of regulatory action against the executive, the employer or its affiliates. Payments are not otherwise limited in the event that the executive obtains other employment.

     Certain Payments. In lieu of any cash payment that might otherwise be paid or payable upon a termination of employment under any Termination Agreement previously entered into by NAMC or any applicable severance plan, NAMC has agreed to pay certain executive officers of NAMC lump sum cash payments at the Effective Time. Under this agreement, Messrs. John F. Farrell, Jr., Terrance G. Hodel, Martin S. Hughes, Michael Conway, Robert A. Rosen and Robert J. Gallagher will be entitled to $1,426,658 (plus two-thirds of any bonus for 1997), $1,576,667, $821,250, $415,000 (plus one-half of any bonus for 1997), $445,956
(or $222,978 if Mr. Rosen is offered a Comparable Position with NAMC or any successor to NAMC (whether by merger, stock sale or the purchase of assets of NAMC or any business unit thereof), as such term is defined in the NAMC Senior Executive Severance Pay Plan) (plus one-half of any bonus for 1997) and $415,000 (plus one-half of any bonus for 1997), respectively, upon consummation of the Merger, less the amount of any applicable withholding. In addition, Mr. Gary F. Moore will be entitled to $120,000 (less the amount of any applicable withholding) in respect of stock options that NAMC committed to grant but never granted. These cash payments are in addition to any amounts payable under the Employment Letter Agreements and the Consulting Letter Agreement.

     Indemnification and Directors' and Officers' Insurance. The Merger Agreement provides that Dime will indemnify and hold harmless the past and present directors and officers of NAMC and its subsidiaries against certain liabilities for six years following the Effective Time to the fullest extent that NAMC was permitted to indemnify its directors and officers under the laws of the State of Delaware and its governing documents on the date of the Merger Agreement (and Dime will pay expenses in advance of the final disposition of any action or proceeding to the fullest extent permissible under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). Dime has also agreed to use its best efforts to provide, for such period, that portion of director's and officer's liability insurance that serves to reimburse present and former directors and officers of NAMC and its subsidiaries (determined as of the Effective Time) with respect to claims arising from facts or events that occurred before the Effective Time (which insurance will contain at least the same coverage and amounts as currently provided by NAMC), although Dime will not be required to expend more than 200% of the amount currently expended by NAMC for such insurance. If Dime is unable to maintain or obtain such coverage, it shall use its reasonable best efforts to obtain as much comparable coverage as is available for such amount. In addition, Dime has agreed that the by-laws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in NAMC's by-laws (the "NAMC By-Laws") and that those provisions will not be modified, for a period of six years from the Effective Time, in any manner that would adversely and retroactively affect the rights thereunder of directors, officers, employees or agents of NAMC at the Effective Time. Dime has agreed that any successor will be required to assume it obligations set forth in this paragraph.

     Employee Stock Options. As described more fully under "-- Employee-Related Matters," at the Effective Time, each outstanding option to purchase NAMC Common Stock (1) will convert into an option to purchase Dime Common Stock and (2) is expected to fully vest and become immediately exercisable and to remain exercisable for the remaining term of such option.

     Severance Benefits. Executive officers of NAMC who are not retained after the Merger will be entitled to special severance benefits under, and in accordance with the provisions of, NAMC's Senior Executive Severance Pay Plan and NAMC's Severance Pay Plan, to the extent not waived in consideration for the lump sum cash payment described above.

     Post-Merger Compensation and Benefits. Employees of NAMC and its subsidiaries who, as of the Effective Time, become employed by the Surviving Corporation, Dime or any of their subsidiaries will receive (from the Effective Time until December 31, 1998) certain designated benefits that are no less favorable, in the aggregate, than the designated benefits enjoyed by such employees immediately prior to the Effective Time. See "-- Employee-Related Matters." None of the directors and executive officers of NAMC is expected to become a director or executive officer of Dime.

EMPLOYEE-RELATED MATTERS

     Employee Stock Options. At the Effective Time, each outstanding option to purchase shares of NAMC Common Stock (each, a "NAMC Option") will be converted automatically into an option to purchase shares of Dime Common Stock with the same terms as the NAMC Option, except that: (1) the number of shares of Dime Common Stock purchasable upon exercise shall be equal to the number of shares of NAMC Common Stock that were purchasable under the NAMC Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (2) the per share exercise price under each NAMC Option shall be adjusted by dividing such price by the Exchange Ratio, and rounding down to the nearest cent (but with different rounding rules to apply to the extent required under the Code where options are intended to be incentive stock options). At the Effective Time, Dime will assume each NAMC Option and NAMC's Incentive Stock Option Plan, but solely with respect to such assumed NAMC Options.

     Under NAMC's Incentive Stock Option Plan, the adoption by NAMC stockholders of the Merger Agreement would result in, among other effects, each NAMC Option becoming fully and immediately exercisable and remaining exercisable for the duration of the term of such option. In order to effectuate the conversion and assumption of NAMC Options, however, NAMC has agreed to take certain actions that could otherwise have the effect of causing such options not to become exercisable as described in the preceding sentence. Accordingly, the Merger Agreement permits, and it is expected that NAMC will take, action to cause each NAMC Option to fully vest and become immediately exercisable at the Effective Time and to remain exercisable after the Effective Time for the remaining term of such NAMC Option. In addition, NAMC has agreed to take all action necessary with respect to the NAMC Incentive Stock Option Plan to permit Dime's assumption of the NAMC Incentive Stock Option Plan and the NAMC Options.

     Benefit Plans. From the Effective Time until December 31, 1998, Dime will cause the Surviving Corporation and its subsidiaries to maintain for employees of NAMC and its Subsidiaries who as of the Effective Time become employed by the Surviving Corporation, Dime or any of their subsidiaries (the "Covered Employees"), for so long as they are so employed during such period (1) salary and bonus opportunities (but explicitly excluding commissions and equity grant opportunities), (2) employee pension benefits in respect of plans intended to be qualified under Section 401(a) of the Code, (3) employee welfare benefits and
(4) broad-based severance plans (collectively, "Designated Benefits"), that are no less favorable, in the aggregate, than the Designated Benefits enjoyed by such employees immediately prior to the Effective Time. In addition, to the extent an employee benefit plan, program or arrangement maintained or contributed to by Dime and its subsidiaries is made available to Covered Employees, the prior service with NAMC and its subsidiaries of each such Covered Employee will be treated as if it were service rendered to Dime or its subsidiaries, as the case may be, solely for purposes of eligibility to participate and for vesting thereunder. Following the Effective Time, Dime shall cause the Surviving Corporation to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under NAMC's plans) and eligibility waiting periods under any health plans to be waived with respect to Covered Employees who, immediately prior to the Effective Time, participated in a health plan maintained by NAMC, and their eligible dependents. Dime shall honor, pursuant to the terms of NAMC's compensation and benefit plans disclosed to Dime as of the date of the Merger Agreement, and to the extent consistent with applicable law and the Merger Agreement, all employee benefit obligations to current and former NAMC employees under such plans.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following describes the material federal income tax consequences of the Merger to NAMC stockholders who hold their shares of NAMC Common Stock as capital assets. This discussion is based on current laws and interpretations thereof, which are subject to change. The discussion does not take account of rules that may apply to NAMC stockholders that are subject to special treatment under the Code (including, without limitation, insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, stockholders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation, or foreign persons). Also, the discussion does not address state, local or foreign tax consequences. Consequently, each NAMC stockholder should consult its own tax advisor as to the specific tax consequences of the Merger to that stockholder.

     Tax Opinions. The obligations of Dime and NAMC to consummate the Merger are subject to the receipt of the opinions of tax counsel outlined below. Neither Dime nor NAMC has requested or will request an advance ruling from the Internal Revenue Service (the "IRS") as to the tax consequences of the Merger.

     The obligation of Dime to consummate the Merger is conditioned on the receipt by Dime of an opinion of its counsel, Sullivan & Cromwell, to the effect that for federal income tax purposes the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code.

     The obligation of NAMC to consummate the Merger is conditioned on the receipt by NAMC of an opinion of its counsel, Simpson Thacher & Bartlett, to the effect that for federal income tax purposes (1) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (2) the exchange in the Merger of NAMC Common Stock for shares of Dime Common Stock will not result in the recognition of income, gain or loss to NAMC stockholders (except to the extent of any cash paid in lieu of fractional shares).

     The above-described tax opinions will be based upon certain representations and assumptions (including, for example, representations regarding satisfaction of the continuity of interest and continuity of business enterprise requirements and the solely for voting stock requirement) to be referred to in the opinion letters.

     Consequences to NAMC Stockholders. Under the reorganization provisions of the Code, no gain or loss will be recognized by holders of NAMC Common Stock as a result of the surrender of their shares of NAMC Common Stock in exchange for shares of Dime Common Stock pursuant to the Merger (except as discussed below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the shares of Dime Common Stock received in the Merger (including any fractional shares of Dime Common Stock deemed received) will be the same as the aggregate tax basis of the shares of NAMC Common Stock surrendered in exchange therefor in the Merger. The holding period of the shares of Dime Common Stock received (including the holding period of fractional shares of Dime Common Stock deemed received) will include the holding period of shares of NAMC Common Stock surrendered in exchange therefor.

     If a NAMC stockholder receives cash in lieu of a fractional share interest in Dime Common Stock in the Merger, such fractional share interest will be treated as having been received by such stockholder, and such cash amount will be treated as having been received in redemption of the fractional share interest. Under Section 302 of the Code, if such redemption is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the stockholder will generally recognize capital gain or loss equal to the cash amount received for the fractional share of Dime Common Stock reduced by the portion of the stockholder's tax basis in shares of NAMC Common Stock surrendered that is allocable to the fractional share interest in Dime Common Stock. Under these rules, a minority NAMC stockholder should recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in Dime Common Stock. The capital gain will be taxed at a lower rate if the NAMC stockholder's holding period in the fractional share interest is more than one year.The capital gains rate will be further reduced if the NAMC stockholder's holding period in the fractional share interest is more than 18 months.

     ALTHOUGH THE PRECEDING DISCUSSION ADDRESSES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (OTHER THAN FOR STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE), IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. NAMC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     For accounting and financial reporting purposes, the Merger is intended to be treated as a purchase by Dime of NAMC under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the corporation not surviving a merger are, as of the effective date of the merger, recorded at their respective fair values and added to those of the surviving corporation. Financial statements of the surviving corporation issued after consummation of the merger reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the corporation not surviving.

     All unaudited pro forma financial information contained in this Proxy Statement-Prospectus has been prepared using the purchase method to account for the Merger. See "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

STOCK EXCHANGE LISTING

     An application will be filed to list on the NYSE the Dime Common Stock issuable in the Merger. Approval of the listing of shares of Dime Common Stock to be issued in the Merger, subject to official notice of issuance, is a condition precedent to consummation of the Merger. See "-- Conditions to Consummation."

EXPENSES

     The Merger Agreement provides that each party will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby, except that printing expenses (including of this Proxy Statement-Prospectus) and Commission registration fees will be shared equally between NAMC and Dime.

DIME STOCK REPURCHASE

     The Dime Board has authorized and Dime intends to repurchase up to 6.9 million shares of Dime Common Stock in connection with the Merger. Such shares will be purchased over time at prevailing market prices in the open market or in privately negotiated transactions. There can be no assurances, however, as to whether Dime will actually repurchase all such shares or as to the timing of such repurchase.

RESALES OF DIME COMMON STOCK

     The Dime Common Stock issuable in the Merger will have been registered under the Securities Act but will not be freely transferable if held by persons who may be deemed to be "affiliates" of NAMC, as that term is used in Rule 145
(c) and (d) under the Securities Act. Affiliates may not sell their shares of Dime Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering those shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of NAMC generally include individuals or entities that control, are controlled by or are under common control with NAMC and may include certain officers and directors of NAMC as well as principal shareholders of NAMC.

     NAMC has agreed in the Merger Agreement to deliver to Dime, no later than the 15th day prior to the mailing of this Proxy Statement-Prospectus, a schedule of each person that, to NAMC's knowledge, is or is reasonably likely to be, as of the date of the Special Meeting, an affiliate of NAMC. NAMC has also agreed in the Merger Agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of NAMC to execute and deliver to NAMC and Dime, on or before the date of mailing of this Proxy Statement-Prospectus, an agreement providing that such person will not offer, sell, pledge, transfer or otherwise dispose of any shares of Dime Common Stock to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Such persons will not be able to exchange any certificates representing NAMC Common Stock for certificates representing Dime Common Stock until they have duly executed and delivered such agreements. The form of the agreement is set forth as Exhibit C to the Merger Agreement. This Proxy Statement-Prospectus does not cover any resales of Dime Common Stock received by affiliates of NAMC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The unaudited pro forma combined financial statements of Dime and NAMC which follow are presented to show the impact on Dime's historical financial position and results of operations of the Merger, which will be accounted for as a purchase. Under the purchase method of accounting, the assets and liabilities of NAMC are adjusted to their estimated fair value and combined with the recorded carrying values of Dime's assets and liabilities.

     In accordance with the Merger Agreement, each share of NAMC Common Stock outstanding immediately prior to the Effective Time will be converted into 1.37 shares (subject to possible adjustment) of Dime Common Stock. In addition, the Merger Agreement provides that, at the Effective Time, each outstanding option issued by NAMC to acquire NAMC Common Stock will be converted, after giving effect to the Exchange Ratio, into an option to purchase shares of Dime Common Stock.

     The Unaudited Pro Forma Combined Statement of Financial Condition of Dime and NAMC at June 30, 1997 was prepared as if the Merger had been consummated on that date. The Unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1997 and the year ended December 31, 1996 were prepared as if the Merger had been consummated at the beginning of each of the respective periods. The impact of the BFS Acquisition, which was consummated as of the close of business on April 30, 1997 and is being accounted for as a purchase, has not been reflected in the Unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1997 and the year ended December 31, 1996 because it is not material to such pro forma presentations.

     The unaudited pro forma combined financial statements are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined companies, or of the financial position or the results of operations of the combined companies that would have actually occurred had the Merger been in effect as of June 30, 1997 or been consummated at the beginning of the periods shown.

                                 DIME AND NAMC

              PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION
                                 JUNE 30, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                   HISTORICAL
                                            ------------------------      PRO FORMA       PRO FORMA
                                               DIME           NAMC       ADJUSTMENTS      COMBINED
                                            -----------     --------     -----------     -----------
ASSETS
Cash and due from banks...................  $   163,450     $  9,676      $      --      $   173,126
Money market investments..................       35,824          157             --           35,981
Loans held for sale.......................      228,487      554,767         11,495          794,749
Securities available for sale.............    3,166,733           --             --        3,166,733
Securities held to maturity...............    4,015,006           --             --        4,015,006
Federal Home Loan Bank of New York
  stock...................................      272,176           --             --          272,176
Loans receivable, net.....................   11,493,097           --             --       11,493,097
Premises and equipment, net...............      113,174       38,676             --          151,850
Mortgage servicing assets.................      122,131      163,596         32,600          318,327
Other assets..............................      477,098       96,687         87,843          661,628
                                            -----------     --------       --------      -----------
          Total assets....................  $20,087,176     $863,559      $ 131,938      $21,082,673
                                            ===========     ========       ========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits................................  $13,335,199     $     --      $      --      $13,335,199
  Securities sold under agreements to
     repurchase...........................    4,265,905           --             --        4,265,905
  Guaranteed preferred beneficial
     interests in Dime's junior
     subordinated deferrable interest
     debentures...........................      196,477           --             --          196,477
  Other borrowed funds....................    1,037,902      572,495             --        1,610,397
  Other liabilities.......................      192,405       76,427          6,200          275,032
                                            -----------     --------       --------      -----------
     Total liabilities....................   19,027,888      648,922          6,200       19,683,010
                                            -----------     --------       --------      -----------
Stockholders' equity:
  Common stock............................        1,083          164            (18)           1,229
  Additional paid-in capital..............      914,386      113,159        162,842        1,190,387
  Retained earnings.......................      212,737      144,064       (150,264)         206,537
  Treasury stock, at cost.................      (70,428)     (42,750)       113,178               --
  Net unrealized gain on securities
     available for sale, net of taxes.....        2,237           --             --            2,237
  Unearned compensation...................         (727)          --             --             (727)
                                            -----------     --------       --------      -----------
     Total stockholders' equity...........    1,059,288      214,637        125,738        1,399,663
                                            -----------     --------       --------      -----------
          Total liabilities and
            stockholders' equity..........  $20,087,176     $863,559      $ 131,938      $21,082,673
                                            ===========     ========       ========      ===========

             See Notes to Pro Forma Combined Financial Statements.

                                 DIME AND NAMC

                     PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                      HISTORICAL
                                                 ---------------------      PRO FORMA      PRO FORMA
                                                   DIME         NAMC       ADJUSTMENTS     COMBINED
                                                 --------     --------     -----------     ---------
Net interest income............................  $236,370     $ 10,545       $    --       $ 246,915
Provision for loan losses......................    33,000           --            --          33,000
                                                 --------     --------       -------        --------
  Net interest income after provision for loan
     losses....................................   203,370       10,545            --         213,915
                                                 --------     --------       -------        --------
Non-interest income:
  Net gains on sales activities................     4,133      122,819            --         126,952
  Other........................................    52,708       28,033            --          80,741
                                                 --------     --------       -------        --------
          Total non-interest income............    56,841      150,852            --         207,693
                                                 --------     --------       -------        --------
Non-interest expense:
  General and administrative expense...........   146,071      125,778         3,434         275,283
  Other real estate owned expense, net.........     4,633          591            --           5,224
  Amortization of mortgage servicing assets....    10,469       10,962         2,444          23,875
                                                 --------     --------       -------        --------
          Total non-interest expense...........   161,173      137,331         5,878         304,382
                                                 --------     --------       -------        --------
Income before income tax expense...............    99,038       24,066        (5,878)        117,226
Income tax expense.............................    38,350        9,754          (906)         47,198
                                                 --------     --------       -------        --------
Net income.....................................  $ 60,688     $ 14,312       $(4,972)      $  70,028
                                                 ========     ========       =======        ========
Primary earnings per common share..............  $   0.57     $   1.02                     $    0.56
                                                 ========     ========                      ========
Fully diluted earnings per common share........  $   0.57     $   1.02                     $    0.56
                                                 ========     ========                      ========
Primary average common shares outstanding......   106,342       14,040                       125,814
                                                 ========     ========                      ========
Fully diluted average common shares
  outstanding..................................   106,397       14,040                       125,998
                                                 ========     ========                      ========

             See Notes to Pro Forma Combined Financial Statements.

                                 DIME AND NAMC

                     PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                      HISTORICAL
                                                 ---------------------      PRO FORMA      PRO FORMA
                                                   DIME         NAMC       ADJUSTMENTS     COMBINED
                                                 --------     --------     -----------     ---------
Net interest income............................  $461,295     $ 22,211      $      --      $ 483,506
Provision for loan losses......................    41,000           --             --         41,000
                                                 --------     --------       --------       --------
  Net interest income after provision for loan
     losses....................................   420,295       22,211             --        442,506
                                                 --------     --------       --------       --------
Non-interest income:
  Net (losses) gains on sales activities.......   (12,716)     223,405             --        210,689
  Other........................................    98,694       54,371             --        153,065
                                                 --------     --------       --------       --------
          Total non-interest income............    85,978      277,776             --        363,754
                                                 --------     --------       --------       --------
Non-interest expense:
  General and administrative expense...........   292,795      230,476          6,942        530,213
  Savings Association Insurance Fund
     recapitalization assessment...............    26,280           --             --         26,280
  Other real estate owned expense, net.........    10,072        1,444             --         11,516
  Amortization of mortgage servicing assets
     ..........................................    19,382       13,085          4,888         37,355
  Restructuring and merger-related expense.....     3,504           --             --          3,504
                                                 --------     --------       --------       --------
          Total non-interest expense...........   352,033      245,005         11,830        608,868
                                                 --------     --------       --------       --------
Income before income tax expense...............   154,240       54,982        (11,830)       197,392
Income tax expense.............................    49,984       22,029         (2,060)        69,953
                                                 --------     --------       --------       --------
Net income.....................................  $104,256     $ 32,953      $  (9,770)     $ 127,439
                                                 ========     ========       ========       ========
Primary earnings per common share..............  $   0.96     $   2.30                     $    0.99
                                                 ========     ========                      ========
Fully diluted earnings per common share........  $   0.95     $   2.30                     $    0.99
                                                 ========     ========                      ========
Primary average common shares outstanding .....   109,097       14,317                       128,558
                                                 ========     ========                      ========
Fully diluted average common shares
  outstanding..................................   109,249       14,317                       128,711
                                                 ========     ========                      ========

             See Notes to Pro Forma Combined Financial Statements.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The unaudited pro forma combined financial statements are based on the historical financial statements of Dime and its subsidiaries and NAMC and its subsidiaries, after giving effect to the Merger under the purchase method of accounting, and on the assumptions and adjustments discussed in the notes which follow. Certain reclassifications have been made to the historical financial statements of NAMC in order to conform to Dime's presentation. The Unaudited Pro Forma Combined Statement of Financial Condition at June 30, 1997 was prepared as if the Merger had been consummated on that date. The Unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1997 and the year ended December 31, 1996 were prepared as if the Merger had been consummated at the beginning of each of the respective periods.

     Purchase accounting adjustments reflected in the unaudited pro forma combined financial statements are preliminary in nature and have been determined by Dime based upon the best information currently available. The actual purchase accounting adjustments associated with the Merger will be made on the basis of appraisals and evaluations at the Effective Time, and therefore, will differ from those reflected in the unaudited pro forma combined financial statements.

     No adjustments have been reflected in the unaudited pro forma combined financial statements for cost savings or increased revenues that are expected to be realized as a result of the Merger. Transactions between Dime and NAMC were not material in relation to the unaudited pro forma combined financial statements, and therefore, such intercompany amounts were not eliminated from the unaudited pro forma combined financial statements.

     It is expected that Dime will incur direct acquisition costs and restructuring and other charges as a result of the Merger. The determination of these costs and charges is ongoing and subject to refinement. Except as noted below, such costs and charges have not been reflected in the unaudited pro forma combined financial statements. Upon and during the first year following the consummation of the Merger, Dime expects to incur pre-tax charges associated with the Merger, primarily related to personnel and systems costs, of approximately $10 million, which will be reflected in its consolidated statement of income. The $6.2 million after-tax impact of such charges has been reflected in the Unaudited Pro Forma Combined Statement of Financial Condition as a reduction of retained earnings and an increase in other liabilities.

NOTE 2 -- PURCHASE PRICE

     The market value of Dime Common Stock to be issued in connection with the Merger was computed as follows:

     (In thousands, except Exchange Ratio and Per Share Data)

    Shares of NAMC Common Stock outstanding at June 30, 1997..................    14,005(A)
    Exchange Ratio............................................................      1.37
                                                                                --------
      Equivalent shares of NAMC Common Stock outstanding......................    19,187(B)
    Average market price per share of Dime Common Stock for the three business days prior to and subsequent to June 22, 1997, the date of the Merger
      Agreement...............................................................  $ 18.063
                                                                                --------
         Total market value of Dime Common Stock to be issued.................  $346,575
                                                                                ========

---------------
(A) The actual number of shares of NAMC Common Stock to be exchanged in the Merger will be those outstanding immediately prior to the Effective Time.

(B) For purposes of the Unaudited Pro Forma Combined Statement of Financial Condition, it was assumed that all of the 4.5 million shares of Dime Common Stock held in treasury at June 30, 1997 would be issued in connection with the Merger.

     The unaudited pro forma combined financial statements do not give effect to Dime's plan, which was announced in connection with the Merger, to repurchase approximately 6.9 million shares of Dime Common Stock. As of June 30, 1997, no shares of Dime Common Stock had been repurchased under this program.

NOTE 3 -- ALLOCATION OF PURCHASE PRICE

     The purchase price for NAMC Common Stock was allocated as follows:

     (In thousands)

    Historical net assets of NAMC at June 30, 1997............................  $214,637
    Loans held for sale estimated fair value adjustment.......................    11,495
    Mortgage servicing assets estimated fair value adjustment.................    32,600
    Elimination of NAMC intangible assets.....................................    (8,904)
    Deferred income taxes.....................................................   (16,756)
    Identifiable intangible assets arising from the Merger....................     2,860
    Goodwill arising from the Merger..........................................   110,643
                                                                                --------
         Total purchase price.................................................  $346,575
                                                                                ========

NOTE 4 -- PRO FORMA ADJUSTMENTS IN THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

     The following table summarizes the pro forma adjustments to non-interest expense reflected in the Unaudited Pro Forma Combined Statements of Income.

                                                                           SIX
                                                                          MONTHS          YEAR
                                                                          ENDED          ENDED
                                                                         JUNE 30,     DECEMBER 31,
                           (In thousands)                                  1997           1996
                                                                         --------     ------------
Non-interest expense:
  General and administrative expense:
     Amortization of goodwill arising from the Merger................     $3,688        $  7,376
     Amortization of identifiable intangible assets arising from the
      Merger.........................................................        313              69
     Elimination of NAMC's amortization of goodwill..................       (160)           (315)
     Elimination of NAMC's amortization of identifiable intangible
      assets.........................................................       (407)           (188)
                                                                          ------         -------
          Total general and administrative expense...................      3,434           6,942
Amortization of mortgage servicing assets............................      2,444           4,888
                                                                          ------         -------
          Total non-interest expense.................................     $5,878        $ 11,830
                                                                          ======         =======

     Goodwill arising from the Merger has been amortized over a 15-year period using the straight-line method. Identifiable intangible assets have been amortized over a 14-year period. The excess of the fair value over the carrying value of NAMC's mortgage servicing assets has been amortized over a period of approximately 12 years. Income taxes for the six months ended June 30, 1997 and for the year ended December 31, 1996 associated with those pro forma adjustments required to be tax effected have been calculated using tax rates of 38.0% and 42.6%, respectively.

NOTE 5 -- PRO FORMA COMBINED EARNINGS PER SHARE

     In computing pro forma combined primary and fully diluted earnings per share, the weighted average outstanding shares used was based upon Dime's historical amounts, as increased by the shares of Dime Common Stock assumed issued in the Merger, and the dilutive impact (using the treasury stock method) of outstanding options to purchase NAMC Common Stock issued by NAMC after giving effect to the Exchange Ratio.

                       DESCRIPTION OF DIME CAPITAL STOCK

     The following summary of certain provisions of the Amended and Restated Certificate of Incorporation of Dime (the "Dime Certificate") and Dime's by-laws (the "Dime By-Laws") and of the Dime Rights Agreement (as defined below) is not intended to be complete and is qualified in its entirety by reference to such documents, each of which is an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part.

AUTHORIZED STOCK

     The Dime Certificate authorizes 200 million shares of Dime Common Stock and 40 million shares of preferred stock, par value $0.01 per share (the "Dime Preferred Stock").

COMMON STOCK

     The shares of Dime Common Stock entitle the holders thereof (1) to dividends when, as and if declared by the Dime Board, subject to any rights of any holders of Dime Preferred Stock that may be outstanding, (2) to one vote per share on each matter properly submitted to stockholders for their vote and (3) to participate ratably in the net assets of Dime in the event of liquidation, dissolution or winding up, subject to the prior rights of creditors and of holders of any Dime Preferred Stock that may be outstanding. Holders of Dime Common Stock are not entitled to preemptive rights.

     Restrictions on Transfer of Stock. The Dime Certificate limits transfers of shares of Dime Common Stock and other interests that would be treated as stock of Dime under the Code or applicable IRS regulations and certain options that would cause either a person or an entity to become a 5% stockholder or increase a 5% stockholder's percentage ownership interest in Dime. This limitation is intended to prevent transfers of stock of Dime from triggering an "ownership change," which would result in the limitation of certain potential tax benefits available to Dime. This limitation would not prevent the settlement of any transaction entered into through the facilities of the NYSE, and it expires on January 14, 1998.

     Dividends. Dime's ability to pay dividends is limited by certain restrictions generally imposed on Delaware corporations. Under these restrictions, dividends may be paid only out of a Delaware corporation's surplus, as defined by the DGCL, or if there should be no surplus, its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     The principal source of income of Dime consists of dividends and other capital distributions, if any, from the Bank, which will be subject to regulatory restrictions. See "CERTAIN REGULATORY CONSIDERATIONS -- Regulatory Capital Requirements."

     Dime is also subject to a limitation under the terms of its 10.5% Senior Notes due November 2005 (the "10.5% Senior Notes") on the payment of dividends or other distributions on Dime Common Stock as well as purchases, redemptions and acquisitions of Dime Common Stock and payments in respect of subordinated debt of Dime (collectively, "Restricted Distributions"), until such time as the 10.5% Senior Notes have been rated "investment grade" for a period of three calendar months. In general, Dime is not permitted to make Restricted Distributions if, at such time or after giving effect thereto, (1) Dime is in default with respect to the 10.5% Senior Notes; (2) the Bank would fail to meet any of its OTS capital requirements (as described in "CERTAIN REGULATORY CONSIDERATIONS -- Regulatory Capital Requirements"); or (3) the aggregate amount of dividends or other distributions on the Dime Common Stock subsequent to December 17, 1994 would exceed the sum of (a) $5 million, plus (b) 50% of Dime's consolidated net income from that date (but, if there should be a net loss from such date, minus 100% of such net loss), plus (c) 100% of the net proceeds received by Dime from any capital stock issued by Dime after December 17, 1994.

     The payment of dividends or other distributions by Dime is also subject to restrictions imposed by the indenture governing its 8.9375% Senior Notes due July 2003. Under the terms of that indenture, Dime is prohibited from declaring or paying any dividends on, or purchasing, redeeming or otherwise acquiring or retiring for value any of its capital stock now or hereafter outstanding, or returning any capital to holders of its capital stock (each, a "Distribution"), except that Dime may declare and pay dividends in capital stock of

Dime and make any form of Distribution in cash or property (other than Dime's capital stock) if the amount of such Distribution, together with the amount of all previous Distributions subsequent to June 30, 1993, does not exceed in the aggregate the sum of $10 million, plus 75% of Dime's consolidated net income based on Dime's financial statements contained in periodic public filings with the Commission for each fiscal quarter after June 30, 1993 (but reduced by 100% of the net losses incurred in any quarter), plus 100% of the net proceeds received by Dime in respect of capital stock issued subsequent to September 1, 1993.

DIME PREFERRED STOCK

     Shares of Dime Preferred Stock are issuable from time to time in one or more series as may be determined from time to time by the Dime Board. The powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including, but not limited to, the number of shares constituting any series of Dime Preferred Stock, the dividend rights, redemption rights, liquidation preferences, voting rights and conversion rights of any such series, shall be as fixed by resolution of the Board of Directors of Dime.

STOCKHOLDER PROTECTION RIGHTS PLAN

     Each share of Dime Common Stock has attached to it one Dime Right issued pursuant to a Stockholder Protection Rights Agreement, dated as of October 20, 1995 (the "Dime Rights Agreement"), between Dime and the First National Bank of Boston, as Rights Agent. Each Dime Right entitles its registered holder to purchase one-hundredth of a share of Participating Preferred Stock, par value $0.01 per share, for $50 (the "Exercise Price"), subject to adjustment, after the close of business on the earlier of (1) the tenth business day after commencement of a tender or exchange offer which, if consummated, would result in a Person (as defined in the Dime Rights Agreement) becoming the Beneficial Owner (as defined in the Dime Rights Agreement) of 20% or more of the outstanding shares of Dime Common Stock (an "Acquiring Person") and (2) the tenth business day after the first date (the "Flip-in Date") of public announcement that a Person has become an Acquiring Person. In any case, the time described in the foregoing sentence is referred to as the "Separation Time."

     The Dime Rights will not be exercisable until the business day following the Separation Time. The Dime Rights will expire on the earlier of (1) the close of business on November 6, 2005; (2) the Redemption Time (as defined below); (3) the Exchange Time (as defined below); or (4) the merger of Dime into another corporation pursuant to an agreement entered into prior to a Flip-in Date (such time when the Dime Rights expire being the "Expiration Time"). The Board of Directors of Dime may, at its option, at any time prior to occurrence of a Flip-in Date, redeem all the Dime Rights at a price of $0.01 per Right (the "Redemption Price," and such time when the Dime Rights are redeemed being the "Redemption Time").

     If a Flip-in Date occurs, Dime has agreed in the Dime Rights Agreement to ensure and provide that each Dime Right (other than Dime Rights Beneficially Owned by the Acquiring Person or any Affiliate or Associate (each as defined in the Dime Rights Agreement) thereof or by any transferees, direct or indirect, of any of the foregoing, which Dime Rights shall become void) will constitute the right to purchase from Dime shares of Dime Common Stock having an aggregate market price (calculated in the manner set forth in the Dime Rights Agreement) equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the Board of Directors of Dime may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of Dime Common Stock, elect to exchange the Dime Rights for shares of Dime Common Stock at an exchange ratio of one share of Dime Common Stock per Dime Right (such time when the Dime Rights are exchanged being the "Exchange Time").

     Dime has agreed in the Dime Rights Agreement not to consolidate or merge, or engage in certain other transactions, with an Acquiring Person without entering into a supplemental agreement with the Acquiring Person providing that, upon consummation or occurrence of the transaction, each Dime Right shall thereafter constitute the right to purchase common stock of the Acquiring Person having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price.

     The Dime Rights will not prevent a takeover of Dime. The Dime Rights, however, may have certain anti-takeover effects. The Dime Rights may cause substantial dilution to a person or group that acquires 20% or more of the outstanding Dime Common Stock unless the Dime Rights are first redeemed by the Dime Board. A description of the Dime Rights Agreement specifying the terms of the Dime Rights has been included in reports filed by Dime under the Exchange Act, which reports are incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The foregoing description of the Dime Rights is qualified in its entirety by reference to the Dime Rights Agreement.

CERTAIN OTHER PROVISIONS

     Board of Directors. The Dime Certificate and Dime By-Laws provide that the number of directors shall be fixed from time to time by the Dime Board. The directors are divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. The classification of the Dime Board could moderate the pace of any change in control of Dime because a stockholder with a majority interest in Dime would have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of the Dime Board. The inability to change the composition of the Dime Board immediately, even if such change in composition were deemed by a majority of the holders of Dime Common Stock to be in their best interests, may tend to discourage a takeover of Dime.

     Cumulative Voting. Under the DGCL, the certificate of incorporation of a corporation may authorize cumulative voting. The Dime Certificate does not authorize cumulative voting, and therefore, cumulative voting is not available in the election of directors of Dime.

     Stockholder Nominations. The Dime Certificate and the Dime By-Laws provide that stockholder nominations for election of directors at an annual meeting of stockholders must be stated in writing and filed with the Secretary of Dime not less than 60 days nor more than 90 days in advance of the anniversary of the date of the notice mailed to the stockholders in connection with the previous year's annual meeting. With respect to an election of directors to be held at a special meeting of stockholders, notice of nomination must be delivered not later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. The Dime By-Laws also require that any notice of nomination by a stockholder set forth certain information concerning such stockholder and his or her nominee, including, among other things, such information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had the nominee been nominated by the Dime Board, and the consent of the nominee to serve as a director of Dime if elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

     The provisions regarding stockholder nominations for election of directors contained in the Dime Certificate and the Dime By-Laws do not give the Dime Board any power to approve or disapprove stockholder nominations for election of directors, and will not preclude a stockholder contest for the election of directors, if the prescribed procedures are followed. They may, however, have the effect of precluding a contest for the election of directors if the prescribed procedures are not followed and may have the effect of discouraging a third party from conducting a solicitation of proxies or otherwise attempting to elect its own slate of directors.

     Removal of Directors. The Dime Certificate and the Dime By-Laws provide that directors may be removed only for cause (defined as a felony conviction or a final adjudication that a director is liable for gross negligence or misconduct in the performance of his or her duties to Dime) and only with the affirmative vote of at least two-thirds of the shares of capital stock of Dime entitled to vote at an election of directors. In addition, the Dime Certificate and the Dime By-Laws give a majority of the directors the ability to remove a director if such removal is directed by a federal banking agency.

     The provisions of the Dime Certificate and the Dime By-Laws giving the Dime Board the power to fix the exact number of directors and to fill any vacancies or newly created positions and allowing removal of directors only for cause upon the vote of at least two-thirds of the shares entitled to vote at an election of directors are intended to insure that the classified board provisions are not circumvented by the removal of incumbent directors. Furthermore, as discussed below, stockholders will not have the ability to call special meetings of stockholders; as a result, a stockholder seeking to have a director removed for cause generally will be able to do so only at an annual meeting of stockholders. These provisions of the Dime Certificate and the Dime By-Laws make the removal of any director more difficult, even if such removal is believed by a majority of stockholders to be in their best interests. In addition, these provisions of the Dime Certificate and the Dime By-Laws could make a takeover of Dime more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Dime Board.

     Special Meetings of Stockholders. As permitted by the DGCL, the Dime Certificate and the Dime By-Laws provide that special meetings of stockholders may be called by the Chairman of the Board (or, if there is none, the Chief Executive Officer) with the approval of a majority of the Dime Board or by a majority of the Dime Board. Special meetings may not be called by stockholders.

     The provisions relating to special meetings of stockholders are intended to enable the Dime Board to determine if it is appropriate for Dime to incur the expense of a special meeting in order to present a proposal to its stockholders. If the Dime Board determines not to call a special meeting, stockholder proposals could not be presented to the stockholders for action until the next annual meeting. In addition, these provisions of the Dime Certificate could make a takeover of Dime more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the Dime Board.

     Action of Stockholders by Written Consent. The Dime Certificate permits any action required to be taken at a meeting of its stockholders to be taken without a meeting only if the written consent of 100% of stockholders is obtained.

     The purpose of this provision of the Dime Certificate is to prevent any person or persons holding the requisite percentage of the voting stock of Dime to take corporate action without giving notice to other stockholders and without the procedures of a stockholder meeting. In a publicly-held corporation with many stockholders, the practical effect of requiring 100% of the stockholders to consent to any action is tantamount to requiring stockholders to act only at a duly held stockholder meeting.

     Voting at a Meeting. The Dime By-Laws provide that when a quorum is present at any meeting, the vote of the holders of a majority of the stock that has voting power present in person or represented by proxy (for this purpose, shares abstaining and "broker non-votes" are deemed to be present at such meeting) shall decide any question properly brought before such meeting, unless the question is one upon which, by express provision of law, the Dime Certificate, a certificate of designation of any series of Dime Preferred Stock or the Dime By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the above, in the case of any proposal submitted to the stockholders for the purpose, as determined by the Dime Board, which is not required to be the sole purpose, of satisfying any term or condition of the Exchange Act or the Code, any successor to such statutes or any rules or regulations promulgated thereunder or any other law or regulation applicable to Dime, the vote (and the manner of calculating such vote) required for purposes of the Dime By-Laws with respect to such proposal shall be the vote (and the manner of calculating such vote) required to satisfy the applicable term or condition.

     Notice of Stockholder Proposals. The Dime By-Laws provide that proposals by stockholders of business to be considered at an annual meeting must be stated in writing and filed with the Secretary not less than 60 days nor more than 90 days in advance of the anniversary date of the notice of meeting mailed to stockholders in connection with the previous year's annual meeting. The date for the annual meeting of stockholders is fixed as the fourth Friday of April or such earlier or later date as the Dime Board may direct.

     The Dime By-Laws also provide that the notice required to be delivered by a stockholder who wishes to propose business at an annual meeting must set forth certain information concerning such stockholder.

     The Dime By-Laws further provide that the number of proposals that may be submitted by a stockholder is limited to two and set forth the reasons that a proposal could be deemed out of order, which generally correspond to those established by the rules of the Commission that govern when a corporation may exclude stockholder proposals from its proxy materials. The types of proposals that Dime does not have to consider if raised by a stockholder in connection with an annual meeting include, among others, those that, if adopted, would be violative of laws or regulations, would result in a breach or violation of contract, would be impossible to effectuate, are not a proper matter for stockholder action or relate to ordinary business operations.

     The procedures set forth in the Dime By-Laws may have the effect of precluding a stockholder proposal if the prescribed procedures are not followed or if a proposal of the type described above is submitted.

     Limitation of Liability and Indemnification of Directors and Officers. The Dime Certificate contains provisions expressly permitted under the DGCL that limit certain types of causes of action that can be maintained by a corporation (or by stockholders on behalf of the corporation) against its directors. Accordingly, in any action by Dime or its stockholders against the directors of Dime, the directors will not be personally liable to Dime or its stockholders for monetary damages for breach of fiduciary duty as directors, except for (1) any breach of the directors' duty of loyalty to Dime or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper dividends or distributions or (4) transactions involving improper personal benefit.

     Dime provides indemnification rights to any person who is made or threatened to be made a party to any action (other than an action by or in the right of Dime) by reason of the fact that such person has served as a director or officer of Dime (or of any other entity, including Dime Bank, at the request of Dime) with respect to costs, expenses, judgments, fines and amounts paid in settlement. Subject to applicable banking laws and regulations, these indemnification provisions apply if such person acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of Dime and, with respect to a criminal action, if such person had no reasonable cause to believe that his or her conduct was unlawful. The persons described in the preceding sentence are entitled to indemnification rights in an action by or in the right of Dime with respect to costs, expenses and amounts paid in settlement, subject to the same standards, except where there is an adjudication of liability (in which case indemnification is permitted only upon a court determination that indemnification is, in view of all the circumstances, fair and reasonable). The Dime Certificate also provides for Dime to advance expenses of litigation described in this paragraph on an on-going basis.

     Under the Dime Certificate, indemnification of the costs and expenses of defending any action is required to be made to any director or officer who is successful (on the merits or otherwise) in defending the action. Furthermore, indemnification also is required to be made with respect to all amounts referred to in the preceding paragraph, unless a determination is made by a majority of disinterested directors (or if the disinterested directors so request, or if a quorum of disinterested directors does not exist, by independent counsel or by the stockholders) that indemnification is not proper because the director or officer has not met the applicable standard of conduct.

     The Dime Certificate also permits (but does not require) Dime to indemnify and advance expenses to its non-officer employees and agents in connection with any civil, criminal, administrative or investigative actions, suits or proceedings.

     The Dime Certificate also provides that if the DGCL is amended to expand the permitted indemnification of directors and officers, then Dime will indemnify directors and officers to the fullest extent permitted by such amendment.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, employees and agents of Dime pursuant to Delaware law, or otherwise, Dime has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Dime of expenses incurred or paid by a director, officer, employee or agent of Dime in the successful defense of any action, suit or proceeding) is asserted by such director, officer, employee or agent in connection with the securities being registered, Dime will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Dime is not permitted to prepay (which would include the direct or indirect transfer of any funds or assets and any segregation thereof for the purpose of making, or pursuant to any agreement to make, any payment thereafter) any legal expenses or amounts of, or costs incurred in connection with, any settlement of, or judgment or penalty with respect to, any claim, proceeding or action, if made in contemplation of, or after, any insolvency of Dime or Dime Bank or with a view to, or having the result of, preventing the proper application of the assets of Dime Bank to creditors or preferring one creditor over another. Further, the FDIC is authorized by statute to prohibit or limit, by regulation or order, both Dime and Dime Bank from indemnifying officers, directors and employees for liability or legal expense with regard to any administrative proceeding or civil action by any federal or state banking agency which results in a final order pursuant to which such person is assessed a civil money penalty, is removed or prohibited from participating in the conduct of the affairs of the institution or is required to cease and desist or take affirmative action ordered by the agency.

     Amendment of Certificate of Incorporation. The Dime Certificate provides that amendment of certain of its provisions requires, in addition to the approval of the Dime Board, the approval of stockholders holding two-thirds of the total votes eligible to be cast at a meeting. The provisions subject to the two-thirds stockholder approval requirement include amendments of the provisions relating to (1) the Dime Board (including, without limitation, the size and classes of the Dime Board, the lack of cumulative voting in the election of directors and the removal of directors), (2) special meetings of stockholders,
(3) amendment of the Dime By-Laws by stockholders, (4) written consents of stockholders, (5) stockholder proposals and (6) amendment of the two-thirds stockholders approval requirement itself. Amendment of any other provision of the Dime Certificate requires, in addition to the approval of the Dime Board, approval only of a majority of the total votes eligible to be cast at a meeting.

     Amendment of By-Laws. The Dime Certificate and the Dime By-Laws provide that the Dime By-Laws may be amended by either a resolution adopted by a majority of the Dime Board or the approval of two-thirds of the total votes eligible to be cast at a meeting of stockholders.

     The requirement of an increased stockholder vote for the amendment of the Dime By-Laws is intended to prevent a stockholder controlling a majority of the Dime Common Stock from avoiding the requirements of important provisions of the Dime By-Laws simply by amending or repealing them. Thus, the holders of a minority of the shares of the Dime Common Stock could block the future repeal or modification of the Dime By-Laws even if such action were deemed beneficial by the holders of more than a majority (although less than two-thirds) of the Dime Common Stock.

     Business Combinations. Except as described below, Dime may effect a merger or consolidation or sell all or substantially all of its assets if authorized by the Dime Board and the holders of a majority of the outstanding Dime Common Stock in accordance with the relevant provisions of the DGCL. Dime may, however, acquire another corporation or bank (including through a merger with a subsidiary of Dime), for cash or stock, in a transaction that does not require any stockholder approval (except that, under NYSE listing requirements, the issuance in an acquisition of shares equal to 20% or more of the number of shares of Dime Common Stock then outstanding will generally require approval by the affirmative vote of a majority of those shares of Dime Common Stock voting at a meeting at which the matter is presented).

     In 1988, Delaware enacted a statute designed to provide Delaware corporations with limited protection against hostile takeovers. The statute, which is codified in Section 203 of the DGCL ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general, Section 203 provides that a person or entity that owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such person or entity became an Interested Stockholder, unless an exemption described below is applicable. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203: (1) any business combination if, prior to the date a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, (2) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he or she became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers or by certain employee stock plans, (3) any business combination with an Interested Stockholder that is approved by the board of directors and by a two-thirds of the outstanding voting stock not owned by the Interested Stockholder, and (4) certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors. The Dime Certificate does not contain an election, as permitted by the DGCL, to be exempt from the requirements of Section 203.

     Appraisal Rights. Under the DGCL, for as long as there are more than 2,000 holders of the Dime Common Stock or the Dime Common Stock is listed on the NYSE, Dime stockholders will not be entitled to appraisal rights in connection with mergers, consolidations and sales of assets unless such stockholders are required to accept for their Dime Common Stock consideration other than stock of the resulting corporation or stock of another corporation that is held by more than 2,000 holders or is listed or quoted on a national securities exchange or the NASDAQ (or cash in lieu of fractional shares).

     Other Factors Affecting Acquisitions of Control. The preceding discussion has focused on certain provisions of the Dime Certificate and the Dime By-Laws, as well as certain provisions of Delaware law applicable to Dime. In addition, as discussed above, the Dime Certificate authorizes the issuance of 200 million shares of Dime Common stock and 40 million shares of Dime Preferred Stock. The authorized but unissued shares of Dime Common Stock and Dime Preferred Stock provide the Dime Board with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options without the need for a stockholder vote. The Dime Board, consistent with its fiduciary duties, could also authorize the issuance of these shares, and could establish voting, conversion, liquidation and other rights for the Dime Preferred Stock being issued, in an effort to deter attempts to gain control of Dime.

     In addition, Dime is subject to federal statutes and regulations concerning changes in control, or potential changes in control, of depository institutions. In particular, under HOLA, before any company may acquire control (as defined in HOLA) of Dime, that company must obtain OTS approval. Also, under the Change in Bank Control Act (the "CIBCA"), before any person may acquire control (as defined under the CIBCA; generally, ownership or control of 10% or more of the outstanding shares of voting stock) of Dime, it must submit 60 days' prior written notice to the OTS and such notice must not be disapproved.

                  COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS

     At the Effective Time, as a consequence of the Merger, all holders of NAMC Common Stock will become holders of Dime Common Stock, and their rights as stockholders of Dime will be determined by DGCL, the Dime Certificate and the Dime By-Laws. The following is a summary of material differences between the rights of NAMC stockholders and the rights of Dime stockholders. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the DGCL and is also qualified by reference to the amended and restated certificates of incorporation and by-laws of each of NAMC and Dime, as well as the Dime Rights Agreement and the NAMC Rights Agreement.

RESTRICTIONS ON TRANSFER

     As described under "DESCRIPTION OF DIME CAPITAL STOCK -- Restrictions on Transfer of Stock," the Dime Certificate limits, through January 14, 1998, transfers of shares of Dime Common Stock (and certain other interests) that would cause either a person or an entity to become a 5% stockholder or increase a 5% stockholder's percentage ownership interest in Dime. This limitation is intended to prevent transfers of stock of Dime from triggering an "ownership change," which would result in the limitation of certain potential tax benefits available to Dime.

     The Amended and Restated Certificate of Incorporate of NAMC (the "NAMC Certificate") and the NAMC By-Laws do not contain a similar provision limiting transfers of shares.

CERTAIN REGULATORY LIMITATIONS

     Dime is subject to federal statutes and regulations concerning changes in control, or potential changes in control, of depository institutions. In particular, under HOLA, before any company may acquire control (as defined in HOLA) of Dime, that company must obtain OTS approval. Also, under CIBCA, before any person may acquire control (as defined under the CIBCA) of Dime, it must submit 60 days' prior written notice to the OTS and such notice must not be disapproved.

     NAMC is not subject to similar statutory or regulatory limitations on acquisitions of control, although various states in which NAMC is licensed require filings in connection with changes in control.

CLASSIFICATION OF BOARD OF DIRECTORS

     The Dime Certificate and Dime By-Laws provide for the classification of the Dime Board into three classes, with directors serving staggered three-year terms.

     The NAMC Certificate and NAMC By-Laws do not provide for the classification of the NAMC Board, which consists of a single class of directors who are elected annually.

REMOVAL OF DIRECTORS

     The Dime Certificate and the Dime By-Laws provide that directors may be removed only for cause (defined as a felony conviction or an adjudication that a director is liable for gross negligence or misconduct in the performance of his or her duties to Dime) and only with the affirmative vote of at least two-thirds of the shares of capital stock of Dime entitled to vote at an election of directors. In addition, the Dime Certificate and Dime By-Laws give a majority of the Dime Board the ability to remove a director if such removal is directed by a federal banking agency.

     The NAMC Certificate and NAMC By-Laws do not contain limitations on the rights of stockholders to remove directors and do not authorize the NAMC Board to remove directors. Under the DGCL, directors may be removed, with or without cause, by a vote of the majority of the shares of capital stock of NAMC entitled to vote at an election of directors. Any director elected by the holders of a certain class of shares may be removed only by such class in accordance with the DGCL.

AMENDMENT OF CERTIFICATE AND BY-LAWS

     Certificate Amendments. Under the Dime Certificate, amending, adopting provisions inconsistent with, or repealing, certain provisions in the Dime Certificate requires the approval of the holders of at least two-thirds of the total votes eligible to be cast at a meeting for the election of directors: The provisions subject to the two-thirds stockholder approval requirement include provisions relating to: (1) the Dime Board (including, without limitation, the size and classes of the Dime Board, the lack of cumulative voting in the election of directors and the removal of directors); (2) special meetings of stockholders; (3) amendment of the Dime By-Laws by stockholders; (4) written consent of stockholders; (5) stockholder proposals and (6) amendment of the two-thirds stockholder approval requirement itself. Under the DGCL, all other amendments of the Dime Certificate require the affirmative vote of holders of a majority of the total votes eligible to be cast at a meeting for the election of directors (unless a class vote is required by the DGCL).

     The NAMC Certificate does not contain any supermajority voting provisions, and amendments to the NAMC Certificate therefore generally require the affirmative vote of holders of a majority of the votes eligible to be cast, as specified in the DGCL.

     By-Law Amendments. The Dime Certificate and the Dime By-Laws provide that the Dime By-Laws may be amended by either resolution of the Dime Board or by the affirmative vote of at least two-thirds of the total votes eligible to be cast at a meeting for the election of directors.

     The NAMC Certificate and NAMC By-Laws provide that the NAMC By-Laws may be amended by action of the NAMC Board or by action of a majority of the NAMC stockholders entitled to vote. NAMC stockholders may change or repeal any by-laws adopted by the directors.

STOCKHOLDER NOMINATIONS AND PROPOSALS

     Nominations. As discussed under "DESCRIPTION OF DIME CAPITAL STOCK -- Certain Other Provisions -- Stockholder Nominations," the Dime Certificate and Dime By-Laws impose certain requirements on stockholder nominations, whether at annual or special meetings.

     NAMC's By-Laws impose requirements on stockholder nominations at annual meetings similar to those imposed by the Dime By-Laws. The NAMC By-Laws, however, do not address stockholder nominations with respect to an election to be held at a special meeting.

     Proposals.  As discussed under "DESCRIPTION OF DIME CAPITAL
STOCK -- Certain Other Provisions -- Stockholder Nominations," the Dime By-Laws impose timing, content and number limitations on proposals by Dime stockholders of business to be considered at an annual meeting.

     The NAMC By-Laws impose timing limitations on stockholder proposals that are substantially similar to those imposed by the Dime By-Laws. The NAMC By-Laws do not, however, impose similar content and number limitations.

SPECIAL MEETINGS OF STOCKHOLDERS AND STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Dime Certificate provides that special meetings of Dime Stockholders may be called by the Chairman of the Board (or, if there is none, the Chief Executive Officer) with the approval of a majority of the Dime Board or by a majority of the Dime Board. The Dime Certificate permits any action required to be taken at a meeting of its stockholders to be taken without a meeting only if the written consent of all stockholders entitled to vote is obtained.

     The NAMC By-Laws provide that special meetings of NAMC stockholders may be called by resolution of the Board of Directors. The NAMC By-Laws also require that any action required to be taken at a meeting of its stockholders may be taken without a meeting only if written consent of all stockholders entitled to vote is obtained.

RIGHTS PLANS

     As discussed under "DESCRIPTION OF DIME CAPITAL STOCK -- Stockholder Protection Rights Plan," each share of Dime Common Stock has attached to it one Dime Right issued pursuant to the Dime Rights Agreement.

     Each share of NAMC Common Stock has attached to it one NAMC Right issued pursuant to a Rights Agreement, dated as of October 19, 1992 (as amended, the "NAMC Rights Agreement"), between NAMC and The Bank of New York, as Rights Agent (the "NAMC Rights Agent"). The NAMC Rights operate in substantially the same manner as the Dime Rights, and each NAMC Right entitles its registered holder to purchase from NAMC one-hundredth of a share of Series A Cumulative Preferred Stock, par value $0.01 per share, for $70.00, subject to possible adjustment, after a Distribution Date (as defined in the NAMC Rights Agreement).

     A Distribution Date for purposes of the NAMC Rights Agreement is substantially identical to the Separation Time for purposes of the Dime Rights Agreement except that (1) an Acquiring Person is a person who has acquired 15% or more of the outstanding shares of NAMC Common Stock and (2) that a Distribution Date also will occur upon the declaration by the NAMC Board that a person is an "Adverse Person." The NAMC Board may declare a person to be an "Adverse Person," after a determination that such person, alone or together with its affiliates and associates, has become the beneficial owner of 10% or more of the outstanding shares of NAMC Common Stock and a determination by the NAMC Board, after reasonable inquiry and investigation, that (1) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause NAMC to repurchase the NAMC Common Stock beneficially owned by such person or to cause pressure on NAMC to take action or enter into a transaction or series of transactions which would provide such person with short-term financial gain under circumstances where the NAMC Board determines that the best long-term interest of NAMC and its stockholders, but for the actions and possible actions of such person, would not be served by taking such actions or entering into such transaction or series of transactions at that time or (2) such beneficial ownership is causing, or is reasonably likely to cause, a material adverse impact (including but not limited to, impairment of relationships with customers or impairment of NAMC's ability to maintain its competitive position) on the business prospects of NAMC.

     The NAMC Rights will expire at the close of business on December 31, 2002, unless previously exchanged or redeemed by NAMC.

     NAMC and the NAMC Rights Agent have executed and delivered an Amendment, dated as of June 22, 1997 (the "NAMC Amendment"), to the NAMC Rights Agreement that provides that, until the termination of the Merger Agreement, neither Dime nor any affiliate or associate of Dime shall be deemed to be an "Acquiring Person" or an "Adverse Person" under the NAMC Rights Agreement as a result of their acquisition of beneficial ownership of shares of NAMC Common Stock by reason of the Merger Agreement, or by reason of the consummation of any transaction contemplated by the Merger Agreement. By exempting Dime from the definition of Acquiring Person and Adverse Person, the NAMC Amendment in effect provides that neither the approval, execution or delivery of the Merger Agreement nor the consummation of any transaction contemplated by the Merger Agreement shall be deemed to cause the occurrence of a Distribution Date under the NAMC Rights Agreement.

     Descriptions of the NAMC Rights Agreement and the NAMC Amendment specifying the terms of the NAMC Rights have been included in reports filed by NAMC under the Exchange Act, which reports are incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The foregoing description of the NAMC Rights is qualified in its entirety by reference to the NAMC Rights Agreement and the NAMC Amendment.

                       CERTAIN REGULATORY CONSIDERATIONS

     As a savings and loan holding company, Dime is subject to supervision by the OTS. Dime Bank is a federally chartered savings bank subject to comprehensive regulation, examination and supervision by the OTS, as the primary federal regulator of savings associations, and by the FDIC, as the administrator of the federal deposit insurance funds. A portion of Dime Bank's deposits is insured by the SAIF and a portion is insured by the BIF. Dime Bank is required to file reports with the OTS and the FDIC concerning its activities and financial condition. Dime Bank is a member of the Federal Home Loan Bank of New York and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System.

     The description of statutory provisions and regulations applicable to savings associations and savings and loan holding companies set forth below does not purport to be a complete description of the statues and regulations described or of all such statutes and regulations and their effects on Dime Bank and Dime. The regulatory scheme has been established primarily for the protection of depositors and the financial system generally and is not intended for the protection of stockholders or other creditors.

     As a holding company, Dime's ability to pay dividends and make other distributions is largely dependent on its ability to receive dividends and other funds from Dime Bank. In addition to the other limitations described above on Dime's ability to pay dividends or other distributions on its capital stock, Dime is also affected by statutes and regulations relating to the business of federal savings associations that have the effect of limiting such transfers of funds from Dime Bank to Dime. The nature and extent of such restrictions are dependent upon the institution's level of regulatory capital and its income.

REGULATORY CAPITAL REQUIREMENTS

     Under federal statute and OTS regulations, savings associations are required to comply with each of three separate capital adequacy standards. Such institutions are required to have "core capital" (or "leverage") equal to at least 3% of adjusted total assets, "tangible capital" equal to at least 1.5% of adjusted total assets and "total risk-based capital" equal to at least 8% of risk-weighted assets.

     "Core capital" includes common stockholders' equity (including common stock, common stock surplus and retained earnings but excluding any net unrealized gains or losses, net of related taxes, on certain securities available for sale), noncumulative perpetual preferred stock and any related surplus and minority interests in the equity accounts of fully consolidated subsidiaries. Intangible assets, other than mortgage servicing rights ("MSRs") valued in accordance with applicable regulations and purchased credit card relationships ("PCCRs"), generally must be deducted from core capital. MSRs and PCCRs may comprise only up to 50% of core capital.

     "Tangible capital" means core capital less any intangible assets (except for MSRs includable in core capital).

     For purposes of the risk-based capital requirement, "total risk-based capital" means core capital plus supplementary capital, so long as the amount of supplementary capital that is used to satisfy the requirement does not exceed the amount of core capital. "Supplementary capital" includes, among other things, general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighed assets. Risk-weighted assets are determined by multiplying certain categories of the savings association's assets, including off-balance sheet equivalents, by an assigned risk weight of 0% to 100% based on the credit risk associated with those assets as specified in OTS regulations.

     As of June 30, 1997, Dime Bank had core capital and tangible capital of $1.13 billion, which was equal to 5.66% of adjusted total assets, and total risk-based capital of $1.23 billion, which was equal to 12.03% of risk-weighted assets, and exceeded the capital requirements imposed by the OTS.

     In 1991, Congress enacted the so-called "prompt corrective action" provisions of the Federal Deposit Insurance Act ("the FDI Act"), which established five capital-based categories for depository institutions insured by the FDIC: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." The OTS is required to take certain mandatory action and is authorized to take other discretionary action with respect to savings associations in the three undercapitalized categories. Under OTS regulations, an institution is treated as well capitalized if its ratio of total risk-based capital to risk-weighted assets is 10% or more, its ratio of core capital to risk-weighted assets is 6% or more, its ratio of core capital to adjusted total assets is 5% or more and it is not subject to any order or directive by the OTS to meet a specific capital level. At June 30, 1997, Dime Bank continued to satisfy the published standards for a well capitalized institution.

LIMITATIONS ON CAPITAL DISTRIBUTIONS

     A savings association such as Dime Bank may not make a capital distribution (or pay management fees to its holding company) if, following such distribution, the association will be "undercapitalized" under the prompt corrective action provisions described above. In addition, OTS regulations limit the ability of a savings association to pay dividends and make other capital distributions according to the institution's level of capital and income, with the greatest flexibility afforded to institutions that meet or exceed their OTS capital requirements. For this purpose, "capital distributions" include cash dividends, payments to repurchase, redeem, retire or otherwise acquire a savings association's shares, payments to stockholders of another institution in a cash-out merger, other distributions charged against capital and any other transaction that the OTS determines to entail a payout of capital. To the extent that the OTS regulations described below and the prompt corrective action provisions are inconsistent, the prompt corrective action provisions control.

     Under current OTS regulations, a savings association's ability to pay dividends depends on its level of regulatory capital as well as its earnings. A savings association that exceeds its OTS regulatory capital requirements both before and after a proposed dividend (or other distribution of capital) (a "Tier 1 Institution") and has not been advised by the OTS that it is in need of more than normal supervision may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of
(1) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the percentage by which the institution's ratio of total capital to assets exceeds the ratio of its fully phased-in capital requirement to assets) at the beginning of the calendar year or (2) 75% of its net income over the most recent four-quarter period. In addition, a Tier 1 Institution may make capital distributions in excess of the foregoing limits if the OTS does not object within a 30-day period following notice by the institution. Under OTS regulation, a Tier 3 Institution (i.e., an institution that does not meet its OTS capital requirements) generally cannot make any capital distribution without the prior written approval of the OTS. A Tier 1 Institution that has been notified by the OTS that it is in need of "more than normal supervision" must, under OTS regulations, be treated as a Tier 2 or a Tier 3 Institution. Under OTS regulations, a Tier 2 Institution may, after prior notice but without the approval of the OTS, make capital distributions in an amount up to 75% of its net income during the most recent fourth-quarter period. Dime Bank is currently a Tier 1 Institution. The OTS may also prohibit a proposed capital distribution that would otherwise be permitted by the regulation if the OTS determines that the distribution would constitute an unsafe or unsound practice. In addition, a savings association that has converted from mutual to stock form (such as Dime Bank) may not declare or pay a dividend on, or repurchase, any of its capital stock if the effect of such action would be to reduce the regulatory capital of the institution below the amount required for its liquidation account.

TRANSACTIONS WITH AFFILIATES

     Under federal law and regulation, transactions between a savings association and its "affiliates," which term includes its holding company and other companies controlled by its holding company, are subject to quantitative and qualitative restrictions. Savings associations are restricted in their ability to engage in certain types of transactions with their affiliates, including transactions that could provide funds to a holding company for the payment of capital distributions. These "covered transactions" include (1) lending or extending credit to, or guaranteeing credit of, an affiliate, (2) purchasing assets from an affiliate, (3) accepting securities issued by an affiliate as collateral for a loan or extension of credit and (4) issuing a guarantee, acceptance or letter of credit on behalf of an affiliate. Covered transactions are permitted between a savings association and single affiliate up to 10% of the capital stock and surplus of the association, and between a savings association and all of its affiliates up to 20% of the capital stock and surplus of the institution. The purchase of low-quality assets by a savings association from an affiliate is not permitted. Each loan or extension of credit to an affiliate by a savings association must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of credit extended. Notwithstanding the foregoing, a savings association is not permitted to make a loan or extension of credit to any affiliate unless the affiliate is engaged only in activities that the Federal Reserve Board has determined to be permissible for bank holding companies. Savings associations also are prohibited from purchasing or investing in securities issued by an affiliate, other than shares of a subsidiary. Covered transactions between a savings association and an affiliate, and certain other transactions with or benefitting an affiliate, must be on terms and conditions at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. This arm's-length requirement applies to all covered transactions, as well as to (a) the sale of securities or other assets to an affiliate, (b) the payment of money or the furnishing of services to an affiliate, (c) any transaction in which an affiliate acts as agent or broker or receives a fee for its services to the savings association or to any other person, or (d) any transaction or series of transactions with a third party if any affiliate has a financial interest in the third party or is a participant in the transaction or series of transactions.

                                    EXPERTS

     The consolidated financial statements of Dime and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Such report refers to a change in the method of accounting for goodwill.

     The consolidated financial statements of NAMC and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 incorporated by reference herein and in the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         VALIDITY OF DIME COMMON STOCK

     The validity of the shares of Dime Common Stock to be issued to holders of NAMC Common Stock pursuant to the Merger will be passed upon for Dime by Sullivan & Cromwell, New York, New York.

                             STOCKHOLDER PROPOSALS

     To be considered for inclusion in NAMC's Proxy Statement and Form of Proxy relating to NAMC's Annual Meeting of Stockholders to be held in 1998 (if the Merger has not been consummated prior to the date of the meeting), a stockholder proposal must be received by the Secretary of NAMC at 3883 Airway Drive, Santa Rosa, California 95403 no later than December 30, 1997.

     To be considered for inclusion in Dime's Proxy Statement and Form of proxy relating to Dime's Annual Meeting of Stockholders to be held in 1998, a stockholder proposal must be received by the Secretary of Dime at Dime Bancorp, Inc., 589 Fifth Avenue, New York, New York 10017 no later than December 3, 1997.

     Any such proposal will be subject to 17 C.F.R. sec. 240.14a-8 promulgated by the Commission under the Exchange Act.

                                                                      APPENDIX A

                                                                [CONFORMED COPY]
================================================================================

                       AGREEMENT AND PLAN OF COMBINATION

                           DATED AS OF JUNE 22, 1997

                                  BY AND AMONG

                        NORTH AMERICAN MORTGAGE COMPANY

                               DIME BANCORP, INC.

                     THE DIME SAVINGS BANK OF NEW YORK, FSB

                                      AND

                         47TH ST. PROPERTY CORPORATION

                            ------------------------

                              AMENDED AND RESTATED

                                     AS OF

                                 JULY 31, 1997
                            ------------------------

================================================================================

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
RECITALS..............................................................................    1
ARTICLE I
Certain Definitions; Interpretation...................................................    1
  1.01 Certain Definitions............................................................    1
  1.02 Interpretation.................................................................    6

ARTICLE II
The Merger............................................................................    6
  2.01 The Merger.....................................................................    6
  2.02 Reservation of Right to Revise Structure.......................................    7
  2.03 Effective Time.................................................................    7

ARTICLE III
Consideration.........................................................................    7
  3.01 Consideration..................................................................    7
  3.02 Rights as Stockholders; Stock Transfers........................................    8
  3.03 Fractional Shares..............................................................    8
  3.04 Exchange Procedures............................................................    8
  3.05 Anti-Dilution Provisions.......................................................    9
  3.06 Options........................................................................    9

ARTICLE IV
Actions Pending the Merger............................................................   10
  4.01 Forbearances of the Company....................................................   10
  4.02 Forbearances of the Acquiror...................................................   12
  4.03. Coordination of Dividends.....................................................   13

ARTICLE V
Representations and Warranties........................................................   13
  5.01 Disclosure Schedules...........................................................   13
  5.02 Standard.......................................................................   13
  5.03 Representations and Warranties of the Company..................................   13
  5.04 Representations and Warranties of the Acquiror.................................   24

ARTICLE VI
Covenants.............................................................................   28
  6.01 Reasonable Best Efforts........................................................   28
  6.02 Stockholder Approvals..........................................................   28
  6.03 Registration Statement.........................................................   28
  6.04 Press Releases.................................................................   29
  6.05 Access; Information............................................................   29
  6.06 Acquisition Proposals..........................................................   29
  6.07 Affiliate Agreements...........................................................   30
  6.08 Takeover Laws..................................................................   30
  6.09 No Rights Triggered............................................................   30
  6.10 Rights Agreement...............................................................   30
  6.11 NYSE Listing...................................................................   30
  6.12 Regulatory Applications........................................................   30
  6.13 Indemnification................................................................   31
  6.14 Benefit Plans..................................................................   32

                                                                                        PAGE
                                                                                        ----
  6.15 Accountants' Letters...........................................................   32
  6.16 Notification of Certain Matters................................................   33
  6.17 Certain Policies of the Company................................................   33
  6.18 Employee Benefits..............................................................   33
  6.19 Certain Payments at Effective Time.............................................   33
  6.20 Certain Employee Agreements....................................................   34

ARTICLE VII
Conditions to Consummation of the Merger..............................................   34
  7.01 Conditions to Each Party's Obligation to Effect the Merger.....................   34
  7.02 Conditions to Obligation of the Company........................................   35
  7.03 Conditions to Obligation of the Acquiror.......................................   35

ARTICLE VIII
Termination...........................................................................   36
  8.01 Termination....................................................................   36
  8.02 Effect of Termination and Abandonment..........................................   37
  8.03 Termination Fee................................................................   37

ARTICLE IX
Miscellaneous.........................................................................   39
  9.01 Survival.......................................................................   39
  9.02 Waiver; Amendment..............................................................   39
  9.03 Counterparts...................................................................   39
  9.04 Governing Law..................................................................   39
  9.05 Expenses.......................................................................   39
  9.06 Notices........................................................................   39
  9.07 Entire Understanding; No Third Party Beneficiaries.............................   40

EXHIBIT A Form of Amendment to Company Rights Agreement

EXHIBIT B Form of Company Affiliate Letter

     AGREEMENT AND PLAN OF COMBINATION, dated as of June 22, 1997 and amended and restated as of July 31, 1997 (this "Agreement"), by and among North American Mortgage Company (the "Company"), Dime Bancorp, Inc. (the "Acquiror"), The Dime Savings Bank of New York, FSB (the "Bank"), and 47th St. Property Corporation ("Merger Sub").

                                    RECITALS

     A. The Company. The Company is a Delaware corporation, having its principal place of business in Santa Rosa, California.

     B. The Acquiror. The Acquiror is a Delaware corporation, having its principal place of business in New York, New York.

     C. The Bank. The Bank is a federal savings bank and a wholly owned subsidiary of the Acquiror, having its principal place of business in New York, New York.

     D. Merger Sub. Merger Sub is a Delaware corporation and a wholly owned subsidiary of the Bank. Merger Sub has engaged in no business other than as an incident to the transactions contemplated by this Agreement.

     E. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     F. Board Action. The respective Boards of Directors of each of Acquiror, the Bank and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for in this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                      CERTAIN DEFINITIONS; INTERPRETATION

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     "Acquiror" has the meaning set forth in the preamble to this Agreement.

     "Acquiror Certificate" means the Amended and Restated Certificate of Incorporation of the Acquiror.

     "Acquiror Common Stock" means the common stock, par value $0.01 per share, of the Acquiror.

     "Acquiror Person" has the meaning set forth in Section 8.03(b).

     "Acquiror Preferred Stock" means the preferred stock, par value $1.00 per share, of the Acquiror.

     "Acquiror Rights" means the rights to purchase Acquiror Stock outstanding from time to time pursuant to the Acquiror Rights Agreement.

     "Acquiror Rights Agreement" means the Stockholders Protection Rights Agreement, dated as of October 20, 1995, between the Acquiror and the First National Bank of Boston, as Rights Agent.

     "Acquiror Stock" means, collectively, the Acquiror Common Stock and the Acquiror Preferred Stock.

     "Acquiror's SEC Documents" has the meaning set forth in Section 5.04(g).

     "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction, involving the Company or any subsidiary of it (other than mergers, consolidations or similar transactions involving solely the Company and/or one or more wholly-owned subsidiaries of the Company; provided that any such transaction is not entered into in violation of the terms of this Agreement), (ii) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of the Company or any subsidiary of it, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of the Company or any subsidiary of it.

     "Agency" means the HUD, FHA, VA, FNMA, FHLMC, GNMA or a State Agency, as applicable.

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "Average Closing Price" means the average of the daily last sale prices of Acquiror Common Stock as reported on the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the ten consecutive NYSE full trading days (in which such shares are traded on the NYSE) ending at the close of trading on the Determination Date.

     "Bank" has the meaning set forth in the preamble to this Agreement.

     "Code" has the meaning set forth in Recital D.

     "Company" has the meaning set forth in the preamble to this Agreement.

     "Company Affiliate" has the meaning set forth in Section 6.07.

     "Company Board" means the Board of Directors of the Company.

     "Company By-Laws" means the Amended and Restated By-laws of the Company.

     "Company Certificate" means the Amended and Restated Certificate of Incorporation of the Company.

     "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

     "Company Convertible Preferred Stock" means the $0.20 Series A Convertible Preferred Stock of the Company.

     "Company Meeting" has the meaning set forth in Section 6.02.

     "Company Preferred Stock" means the preferred stock, par value $0.01 per share, of the Company.

     "Company Rights" means the rights to purchase Company Stock outstanding from time to time pursuant to the Company Rights Agreement.

     "Company Rights Agreement" means the Shareholder Rights Agreement, dated as of October 19, 1992, between the Company and The Bank of New York, as Rights Agent.

     "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

     "Company Stock Option" means each outstanding option to purchase shares of Company Common Stock.

     "Company's SEC Documents" has the meaning set forth in Section 5.03(g).

     "Compensation and Benefit Plans" has, with respect to any person, the meaning set forth in Section 5.03(l).

     "Consideration" has the meaning set forth in Section 3.01.

     "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

     "Costs" has the meaning set forth in Section 6.13(a).

     "Determination Date" means the date of receipt of all OTS approvals necessary to consummate the Merger.

     "DGCL" means the General Corporation Law of the State of Delaware.

     "Disclosure Schedule" has the meaning set forth in Section 5.01.

     "DOL" means the United States Department of Labor.

     "Effective Date" means the date on which the Effective Time occurs.

     "Effective Time" means the date and time at which the Merger becomes effective.

     "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (a) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has, with respect to any person, the meaning set forth in
Section 5.03(l).

     "ERISA Affiliate Plan" has the meaning set forth in Section 5.03(l).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" has the meaning set forth in Section 3.04.

     "Exchange Fund" has the meaning set forth in Section 3.04.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Fee" has the meaning set forth in Section 8.03(a).

     "Fee Termination Event" has the meaning set forth in Section 8.03(a).

     "Fee Trigger Event" has the meaning set forth in Section 8.03(c).

     "FHA" means the Federal Housing Administration.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "FHMA" means the Farmers' Home Mortgage Administration.

     "FNMA" means the Federal National Mortgage Association.

     "GNMA" means the Government National Mortgage Association.

     "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "Hazardous Substance" means any substance in any concentration that is: (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or
(c) any other substance which is or may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "HUD" means the United States Department of Housing and Urban Development.

     "Indemnified Party" has the meaning set forth in Section 6.13(a).

     "Index Group" means the group of the eighteen (18) companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for the acquisition or sale of such company. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on market capitalization) redistributed proportionately for purposes of determining the Index Price. The eighteen (18) companies and the weights attributed to them are as follows:

                                COMPANY                          WEIGHTING     TICKER
        -------------------------------------------------------  ---------     ------
        Ahmanson & Company (H.F.)..............................     14.0       AHM
        Astoria Financial Corporation..........................      2.8       ASFC
        Bank United Corp.......................................      3.5       BNKU
        Commercial Federal Corporation.........................      2.4       CFB
        Charter One Financial..................................      7.1       COFI
        Coast Savings Financial................................      2.7       CSA
        Downey Financial Corp..................................      1.8       DSL
        Golden West Financial..................................     12.5       GDW
        Glendale Federal Bank FSB..............................      4.2       GLN
        GreenPoint Financial Corp..............................      9.2       GPT
        Long Island Bancorp Inc................................      2.6       LISB
        New York Bancorp Inc...................................      2.7       NYB
        Peoples Heritage Finl Group............................      3.0       PHBK
        Roslyn Bancorp Inc.....................................      2.5       RSLN
        St. Paul Bancorp Inc...................................      2.3       SPBC
        Sovereign Bancorp Inc..................................      3.0       SVRN
        Washington Mutual Inc..................................     21.0       WAMU
        Washington Federal Inc.................................      3.9       WFSL
                                                                    ----
                                                                   100.0%

     "Index Price" means, on a given date, the weighted average (weighted in accordance with the factors listed in the definition of "Index Group") of the closing prices on such date of the common stocks of the companies composing the Index Group.

     "Insurance Amount" has the meaning set forth in Section 6.13(b).

     "Insurer" means a person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Loans, including, without limitation, the FHA, the VA and any private mortgage insurer, and providers of life, hazard, flood, disability, title or other insurance with respect to any of the Loans or the collateral therefor.

     "Investor" means (i) the FHLMC, the FNMA, the GNMA, or any other person, as the case may be, that owns any of the Loans or any portion of a Pool of Loans or holds beneficial title to the Loans or any portion of a Pool of Loans, but shall not mean the holder of mortgage-backed securities or mortgage pass-through securities except to the extent that the consent of such holder may be required in order for the Company or any of its Subsidiaries to continue to have servicing rights with respect to the Loans related thereto and (ii) any person who owns servicing rights for loans serviced or master serviced by the Company or any of its Subsidiaries pursuant to a Loan Servicing Agreement.

     "Investor Commitment" means any commitment of a person to purchase Loans from the Company or any of its Subsidiaries.

     "IRS" means the United States Internal Revenue Service.

     "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "Listed Termination" means a termination of this Agreement (i) by the Acquiror pursuant to Section 8.01(b) because of a knowing, intentional or grossly negligent breach by the Company, (ii) by the Acquiror pursuant to
Section 8.01(e) or (iii) by the Company pursuant to Section 8.01(f), in each case, unless at the time of such termination (A) the Company is entitled to terminate this Agreement pursuant to Section 8.01(b) because of a knowing, intentional or grossly negligent breach by the Acquiror and (B) the Company shall have notified the Acquiror in writing of such breach.

     "Loan" has the meaning set forth in Section 5.03(t).

     "Loan Servicing Agreement" has the meaning set forth in Section 5.03(t).

     "Material Adverse Effect" means, with respect to the Acquiror or the Company, any effect that (i) is material and adverse to the financial position, results of operations or business of the Acquiror and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, respectively, or
(ii) would materially impair the ability of either the Acquiror or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to savings associations and their holding companies generally and (c) events or conditions generally adversely affecting the mortgage banking industry, including general changes in interest rates and other changes in general business or economic conditions.

     "Merger" has the meaning set forth in Section 2.01.

     "Multiemployer Plan" means, with respect to any person, a multiemployer plan within the meaning of Section 3(37) of ERISA.

     "New Certificates" has the meaning set forth in Section 3.04.

     "NYSE" means the New York Stock Exchange, Inc.

     "Old Certificates" has the meaning set forth in Section 3.04.

     "OTS" means the Office of Thrift Supervision.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" has, with respect to any person, the meaning set forth in
Section 5.03(l).

     "person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "Pool" means a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries.

     "Preliminary Fee Trigger Event" has the meaning set forth in Section
8.03(b).

     "Previously Disclosed" means, with respect to the Company or the Acquiror, information set forth in such party's Disclosure Schedule.

     "Proxy Statement" has the meaning set forth in Section 6.03.

     "Registration Statement" has the meaning set forth in Section 6.03.

     "Representatives" means, with respect to any person, such person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

     "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Securitization Instruments" has the meaning set forth in Section 5.03(t).

     "Securitization Servicer" has the meaning set forth in Section 5.03(t).

     "Securitization Transaction" has the meaning set forth in Section 5.03(t).

     "Serviced Loans" has the meaning set forth in Section 5.03(t).

     "Starting Date" means June 20, 1997.

     "Starting Price" shall mean $19.00.

     "State Agency" means any state agency with authority to regulate the business of the Company, determine the investment or servicing requirements with regard to loans originated, purchased or serviced by the Company, or otherwise participate in or promote mortgage lending.

     "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

     "Surviving Corporation" has the meaning set forth in Section 2.01.

     "Takeover Laws" has the meaning set forth in Section 5.03(n).

     "Taxes" means all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

     "Tax Returns" has the meaning set forth in Section 5.03(q).

     "Treasury Stock" has the meaning set forth in Section 5.03(b).

     "Warehouse Loans" has the meaning set forth in Section 5.03(t).

     1.02 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require the Company, the Acquiror or any of their respective Subsidiaries or affiliates to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                                   ARTICLE II

                                   THE MERGER

     2.01 The Merger. (a) Subject to and upon the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall survive and continue to exist as a Delaware corporation (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

     (b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the filing in the office of the Secretary of State of the State of Delaware of a certificate of merger in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL"), or at such later date and time as may be set forth in such articles and certificate. The Merger shall have the effects prescribed in the DGCL.

     (c) Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of the Surviving Corporation shall be, respectively, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, and the by-laws of the Company, as in effect immediately prior to the Effective Time.

     (d) Directors. At the Effective Time, the directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected and qualified.

     (e) Officers. At the Effective Time, the officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, together with any additional officers as may be agreed upon prior thereto by the Acquiror and the Company or as may be appointed thereafter.

     2.02 Reservation of Right to Revise Structure. At the Bank's election, the Merger may alternatively be structured so that (i) the Company is merged with and into Acquiror, the Bank, or any other direct or indirect wholly owned subsidiary of Acquiror (provided, that in such event the Company makes no representation as to whether any consents are required, or any agreements are adversely affected, thereby) or (ii) any direct or indirect wholly owned subsidiary of Acquiror (other than Merger Sub) is merged with and into the Company; provided, however, that no such change shall (a) alter or change the amount or kind of the Consideration or the treatment of the holders of Company Stock Options, (b) adversely affect the tax treatment of the Company's stockholders as a result of receiving the Consideration or prevent the parties from obtaining the opinions of Simpson Thacher & Bartlett or Sullivan & Cromwell referred to in Section 7.02(d) and 7.03(c), respectively, or (c) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

     2.03 Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the Merger to become effective on the date that is (i) the fifth business day (the "Initial Closing Date") to occur after the last of the conditions set forth in Sections 7.01, 7.02 or 7.03 shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of the Acquiror, on the last business day of the month in which such day occurs; provided that, if the Acquiror shall make such election, it shall waive the condition set forth in
Section 7.03(a) as to other than an intentional, knowing or grossly negligent breach (so long as such condition is satisfied on the Initial Closing Date)).

                                  ARTICLE III

                                 CONSIDERATION

     3.01 Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any stockholder:

          (a) Outstanding Company Common Stock. Each share, excluding Treasury Stock, of Company Common Stock, issued and outstanding immediately prior to the Effective Time, together with the related Company Rights, shall become and be converted into the right to receive 1.37 shares (subject to possible adjustment as set forth in Sections 3.05 and 8.01(g), the "Exchange Ratio") of Acquiror Common Stock (together with the related Acquiror Rights) (the "Consideration").

          (b) Outstanding Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as one share of common stock of the Surviving Corporation.

          (c) Treasury Shares. Each share of Company Stock held as Treasury Stock (which includes all shares of Company Convertible Preferred Stock) immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than the right to receive (a) any dividend or other distribution with respect to such Company Stock with a record date occurring prior to the

Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Stock.

     3.03 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Acquiror Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, the Acquiror shall pay to each holder of Company Common Stock who otherwise would be entitled to a fractional share of Acquiror Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Acquiror Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five consecutive NYSE full trading days immediately preceding the Effective Date.

     3.04 Exchange Procedures. (a) At or prior to the Effective Time, the Acquiror shall deposit, or shall cause to be deposited, with an exchange agent appointed prior to the Effective Time by the Acquiror (the "Exchange Agent"), as agent for the benefit of the holders of certificates formerly representing shares of Company Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Acquiror Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be issued as Consideration.

     (b) As promptly as practicable after the Effective Date, the Surviving Corporation shall send or cause to be sent to each former holder of record of shares (other than Treasury Stock) of Company Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for Merger Consideration. The Surviving Corporation shall cause the New Certificates into which shares of a stockholder's Company Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder; provided that New Certificates and/or any such check shall not be issued to any Company Affiliate unless and until such Company Affiliate has delivered an agreement pursuant to
Section 6.07. No interest will be paid on any Consideration, including cash to be paid in lieu of fractional share interests, or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article II upon such delivery.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) No dividends or other distributions on Acquiror Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into the right to receive shares of such Acquiror Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this Article III, and no such shares of Company Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with this
Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock such holder had the right to receive upon surrender of the Old Certificate.

     (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be returned to the Acquiror. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Acquiror for payment of the shares of Acquiror Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     3.05 Anti-Dilution Provisions. Should the Acquiror change (or establish a record date for changing) the number of shares of Acquiror Common Stock issued and outstanding prior to the Effective Date by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Acquiror Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

     3.06 Options. (a) At the Effective Time, each Company Stock Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Acquiror Common Stock, and Acquiror shall assume each such Company Stock Option subject to the terms thereof; provided, however, that from and after the Effective Time, (i) the number of shares of Acquiror Common Stock purchasable upon exercise of such Company Stock Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (ii) the per share exercise price under each such Company Stock Option shall be adjusted by dividing the per share exercise price of each such Company Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each Company Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Acquiror Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each Company Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent.

     (b) In order to effectuate the adjustment of the Company Stock Options provided for in the provision to Section 3.06(a), the Company represents and warrants to, and agrees with, the Acquiror that the Company (or as appropriate, the Company Board) shall take all action required to be taken such that (i) holders of Stock Options issued under the Company's Incentive Stock Option Plan will not receive the cash payment for such Stock Options as provided in the second sentence of Section 10 of such Plan (which shall be effected either by resolving that this Agreement and the transactions contemplated hereby (including the Company Meeting and any Merger) do not constitute a "Change of Control" for purposes of such Section or by taking such other action with the prior consent of Acquiror, provided that such other action is taken prior to the date on which a "Change of Control" would otherwise occur in the absence of the Company Board resolution to the contrary) and (ii) under Section 11 of the Company's Incentive Stock Option Plan, at the Effective Time, all Company Stock Options shall be adjusted as provided in Section 3.06(a) (and shall not be canceled in exchange for payment as contemplated by clause (ii) of the first sentence of that Section). Notwithstanding any other provision in this Agreement, the Company shall be permitted to take such action or to cause such action to be taken as may be required for each Company Stock Option (x) to fully vest and become immediately exercisable at the Effective Time and (y) to remain exercisable after the Effective Time for the remaining term of such Company Stock Option, in both cases notwithstanding the action of the Company referred to in the first sentence of this Section 3.06(b).

     (c) At or prior to the Effective Time, the Company shall take all action necessary with respect to the Company's Incentive Stock Option Plan to permit the assumption of the then outstanding Company Stock Options by Acquiror pursuant to this Section. The Company shall take all action necessary, including obtaining any required consents from optionees, to provide that following the Effective Time no participant in the Company's Incentive Stock Option Plan or other plans, programs or arrangements of the Company or any of its Subsidiaries shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof and to permit Acquiror to assume the Company's Incentive Stock Option Plan. The Company shall further take all action necessary to amend the Company's Incentive Stock Option Plan to eliminate automatic grants or awards thereunder, if any, following the Effective Time. At the Effective Time, Acquiror shall assume the Company's Incentive Stock Option Plan; provided, that such assumption shall be only in respect of the assumed Company Stock Options and that Acquiror shall have no obligation with respect to any awards under the Company's Incentive Stock Option Plan other than the assumed Company Stock Options or to make any additional grants or awards under such assumed plan.

     (d) The Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery pursuant to the terms set forth in this Section 3.06. Subject to any applicable limitations under the Securities Act, Acquiror shall either (i) file a registration statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Acquiror Common Stock issuable upon exercise of the Stock Options, or (ii) file any necessary amendments to the Company's previously filed registration statement(s) on Form S-8 in order that the Acquiror will be deemed a "successor registrant" thereunder, and, in either event the Acquiror shall use its reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

                                   ARTICLE IV

                           ACTIONS PENDING THE MERGER

     4.01 Forbearances of the Company. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Disclosure Schedule, without the prior written consent of the Acquiror, the Company will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Company Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights. Without limiting the foregoing, the Company will not issue or agree to issue any shares of Company Stock or Rights under the Company's 1997 Amended Incentive Stock Option Plan or the Company's 1997 Amended Employee Stock Purchase Plan other than pursuant to Rights Previously Disclosed and outstanding on the date hereof.

          (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) subject to Section 4.03 hereof, regular quarterly cash dividends on Company Common Stock in an amount not to exceed $0.06 per share paid with record and payment dates consistent with past practice and (B) dividends from wholly owned Subsidiaries to the Company or another wholly owned Subsidiary of the Company, as applicable (in each case having record and payment dates consistent with past practice), on or in respect of, or declare or make any distribution on any shares of its capital stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any written employment, consulting, severance or similar agreements or arrangements with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, or (iii) to satisfy Previously Disclosed obligations.

          (e) Benefit Plans. Enter into, establish, adopt, amend or modify any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, including taking any action that accelerates the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed obligations.

          (f) Dispositions. Except (i) pursuant to Previously Disclosed Investor Commitments existing on the date hereof or (ii) as otherwise Previously Disclosed, (A) sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties; (B) sell, assign or otherwise transfer any rights to service loans, other than servicing rights in respect of first mortgage loans held by the Company or one of its Subsidiaries in its warehouse of first mortgage loans originated by the Company or one of its Subsidiaries
     (x) on a retail basis or (y) on a wholesale basis where such wholesale loans are jumbo loans, adjustable rate mortgage loans, or other wholesale mortgage loans registered with private investors, in each case where such sales are in a manner consistent with past practice; or (C) except in the ordinary course of business and in a manner consistent with past practice, sell, transfer, lease or encumber any Loans.

          (g) Acquisitions. Except (i) (A) pursuant to Previously Disclosed contractual obligations existing on the date hereof, (B) the purchase or repurchase of mortgage loans and/or loan servicing rights, (C) short-term investments for cash management purposes (including transactions that the Company may enter into to utilize escrow balances), (D) pursuant to bona fide hedging transactions, or (E) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, or
     (ii) as Previously Disclosed, neither the Company nor any of its Subsidiaries will: (x) acquire any assets in any one transaction or a series of related transactions for consideration in excess of $250,000 or enter into any contract, agreement, commitment or arrangement with respect thereto; or (y) acquire any servicing right in a "bulk" transaction.

          (h) Governing Documents. Amend the Company Certificate, the Company By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of the Company's Subsidiaries.

          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.

          (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, that is not material to the Company and its Subsidiaries, taken as a whole.

          (l) Adverse Actions. (i) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in
     Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

          (m) Risk Management; Loan Policies. Except as required by applicable law or regulation, to comply with modifications of rules, regulations or requirements imposed by any Agency and except (after prior consultation with Acquiror) for changes required by the Company's or any of its subsidiaries' traditional conduits for the sale of non-conventional loans: (i) implement or adopt any material change in its interest rate risk management and hedging (which term includes buying futures and forward commitments from financial institutions) policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk against loans held in the Company's pipeline; or (iv) materially alter its methods or policies of underwriting, pricing, originating, warehousing, selling and servicing, or buying or selling rights to service loans.

          (n) Indebtedness. Incur any indebtedness for borrowed money other than: (i) indebtedness used to fund or purchase mortgage Loans in the ordinary course of business consistent with past practice; (ii) pursuant to its "Warehouse Line of Credit Facility" (i.e., the Second Amended and Restated Revolving Credit Agreement, dated as of January 23, 1996, with a group of banks headed by The First National Bank of Chicago); and (iii) indebtedness arising from repurchase agreements with FNMA, FHLMC and investment banks and other financial institutions in the ordinary course of business and consistent with past practice.

          (o) Offices. Open any new branch offices, or close any existing branch office for the retail origination of mortgage loans, except for closures where (i) the term of such lease expires in 1997 and the Company or its Subsidiary has not renewed such lease, (ii) the Company or its Subsidiary had previously planned to close such branch office or (iii) such closure is in the ordinary course of business and in a manner consistent with past practice (in the case of (i) and (ii), as Previously Disclosed).

          (p) Commitments. Agree or commit to do anything that would be precluded by clauses (a) through (o) without first obtaining the Acquiror's consent.

     4.02 Forbearances of the Acquiror. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, the Acquiror will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of the Acquiror and its Subsidiaries other than in the ordinary and usual course; provided that this Section 4.02(a) shall in no way affect the ability of the Acquiror or its Subsidiaries to engage in any business, asset or deposit acquisition or disposition, or merger, consolidation or other business combination transaction.

          (b) Adverse Actions. (i) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in
     Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

          (c) Dividends, Etc. Make, declare, pay or set aside for payment any dividend (other than, subject to Section 4.03 hereof, regular quarterly cash dividends on Acquiror Common Stock and dividends from Subsidiaries to the Acquiror or another Subsidiary of the Acquiror), on or in respect of, or declare or make any distribution on any shares of its capital stock.

          (d) Governing Documents. Amend the Acquiror Certificate or the by-laws of Acquiror in a manner that would be materially adverse to the holders of Acquiror Common Stock.

          (e) Commitments. Agree or commit to do anything that would be precluded by clauses (a) through (d) without first obtaining the Company's consent.

     4.03. Coordination of Dividends. Each of the Company and Acquiror shall coordinate with the other regarding the declaration and payment of any dividends in respect of the Company Common Stock and Acquiror Common Stock and the record dates and the payment dates relating thereto, it being the intention of the Company and Acquiror that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and/or any shares of Acquiror Common Stock that any such holder receives in exchange therefor pursuant to the Merger.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.01 Disclosure Schedules. On or prior to the date hereof, the Company has delivered to the Acquiror and the Acquiror (on behalf of itself, the Bank and Merger Sub) has delivered to the Company a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, respectively, or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company or the Acquiror, respectively.

     5.02 Standard. No representation or warranty of the Company or the Acquiror contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or the Acquiror, respectively.

     5.03  Representations and Warranties of the Company.  Subject to Sections
5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Company hereby represents and warrants to the Acquiror, the Bank and Merger Sub:

          (a) Organization, Standing and Authority. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Company Stock. As of the date hereof, the authorized capital stock of the Company consists solely of (i) 50,000,000 shares of Company Common Stock, of which 13,986,899 shares are outstanding as of the date hereof and (ii) 20,000,000 shares of Company Preferred Stock, of which 748,179 shares are outstanding (in the form of Company Convertible Preferred Stock) as of the date hereof. As of the date hereof, 2,433,016 shares of Company Common Stock are held in treasury by the Company and 748,179 shares of Company Convertible Preferred Stock are otherwise owned by the Company or its Subsidiaries (collectively, "Treasury Stock"). The outstanding shares of Company Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, other than the Company Rights and except as Previously Disclosed in its Disclosure Schedule, there are no shares of Company Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement. Since May 29, 1997, the Company has issued no shares of Company Stock or Rights or reserved any shares for such purposes except pursuant to Previously Disclosed plans or commitments. The number of shares of Company Stock which are issuable and reserved for issuance upon exercise of Company Stock Options as of the date hereof are Previously Disclosed in the Company's Disclosure Schedule.

          (c) Subsidiaries. (i)(A) The Company has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its Subsidiaries) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities (other than to it or its Subsidiaries), and (F) all the equity securities of each such Subsidiary held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

             (ii) The Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

             (iii) Each of the Company's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (d) Corporate Power. The Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Corporate Authority. Subject in the case of this Agreement to adoption of the agreement of merger set forth in this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon, this Agreement and the transactions contemplated hereby have been authorized by all requisite corporate action on the part of the Company. This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger except for
     (A) the filing of a notice under the HSR Act, (B) filings of applications or notices with Previously Disclosed mortgage banking licensing or supervisory authorities, (C) the filing with the SEC of the Proxy Statement in definitive form, and (D) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL. As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 7.01(b).

             (ii) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Certificate or the Company By-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

          (g) SEC Documents; Financial Statements. (i) The Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Company's SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

             (ii) Since December 31, 1996, on a consolidated basis the Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

             (iii) Since December 31, 1996, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to the Company.

             (iv) The Company has Previously Disclosed a list of all write-downs of assets of the Company and its Subsidiaries since December 31, 1996, including write-downs of interest participations, interest-only strips, residual interest strips or originated loan servicing rights. To the Company's knowledge, there are no other write-downs that the Company and its Subsidiaries would be required to make to ensure that financial statements prepared as of the end of the month in which the Effective Date occurs fairly present the financial condition of the Company and its Subsidiaries as of such date.

          (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) Compliance with Laws.  The Company and each of its Subsidiaries:

             (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1995, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

          (j) Material Contracts; Defaults. The Company has Previously Disclosed a complete and accurate list of all material Contracts to which the Company or any of its Subsidiaries is a party, including the following categories:

             (i) any Contract that (A) is not terminable at will both without cost or other liability to the Company or any of its Subsidiaries and upon notice of ninety (90) days or less and (B) which provides for fees or other payments in excess of $150,000 per annum or in excess of $300,000 for the remaining term of the Contract;

             (ii) any Contract with a term beyond the Effective Time under which the Company or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations);

             (iii) any Contract restricting the conduct of business by the Company or any of its Subsidiaries;

             (iv) any Contract to which the Company or any of its Subsidiaries is a party, on the one hand, and under which any affiliate, officer, director, employee or equity holder of any of the Company or any of its Subsidiaries, on the other hand, is a party or beneficiary;

             (v) any Contract between the Company or any of its Subsidiaries and any insurance company which has authorized the Company or any of its Subsidiaries to act as such insurance company's representative in the sale, placement, writing or administration of insurance;

             (vi) any Contract with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants;

             (vii) any Contract involving the purchase or sale of assets with a book value greater than $300,000 entered into since December 31, 1996; and

             (viii) any Contract with respect to a warehouse line of credit, any Loan Servicing Agreement and any Investor Commitment.

          Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party thereto is in default under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (k) Properties. Except as reserved against in the financial statements filed in its SEC Documents on or before the date hereof, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent) to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and its Subsidiaries as of the dates thereof. To the Company's knowledge, all buildings and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis and are held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles).

          (l) Employee Benefit Plans. (i) The Company's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, independent contractors or the beneficiaries of any of the foregoing (collectively, the Company's "Compensation and Benefit Plans"). Neither the Company Board nor any executive officers of the Company or any of its Subsidiaries has taken or initiated any formal action to create any additional material Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan in any material respect.

             (ii) With respect to each Compensation and Benefit Plan, if applicable, the Company has provided, made available, or will make available upon request, to Acquiror, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS;
        (H) any Form 5310 or Form 5330 filed with the IRS; and (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

             (iii) Each of the Company's Compensation and Benefit Plans has been administered in accordance with the terms thereof and with applicable law, including ERISA and the Code. Each of the Company's Compensation and Benefit Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and, except as Previously Disclosed, the Company is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. Neither the Company nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA in an amount which would be material, assuming for purposes of
        Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof. There is no pending or, to the Company's knowledge, threatened litigation or governmental audit, examination or investigation relating to the Company's Compensation and Benefit Plans.

             (iv) No liability under Title IV of ERISA (other than contributions and premiums required in connection therewith) has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any "single-employer plan" (within the meaning of Section 4001 (a)(15) of ERISA) or Multiemployer Plan currently or formerly maintained by any of them, or the single-employer plan or Multiemployer Plan of any entity (an "ERISA Affiliate") which currently is or formerly was considered one employer with the Company under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan").

             (v) Except as Previously Disclosed, all contributions, premiums and payments required to have been made under the terms of any of the Company's Compensation and Benefit Plans or applicable law have been timely made or reflected in the Company's SEC Documents. Neither any of the Company's Pension Plans nor ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of
        Section 412 of the Code or Section 302 of ERISA. None of the Company, any of its Subsidiaries or any ERISA Affiliate has provided, or is required to provide, security to, nor are there any circumstances requiring imposition of any lien on the assets of the Company or any of its Subsidiaries with respect to, any Pension Plan or any ERISA Affiliate Plan pursuant to ERISA or the Code. The Company's Disclosure Schedule contains a list of all of the Company's ERISA Affiliate Plans.

             (vi) Under each of the Company's Pension Plans and ERISA Affiliate Plans, to the Company's knowledge, there has been no material adverse change in the financial condition of any Pension Plan or ERISA Affiliate Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

             (vii) Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plan to provide benefits, including death or medical benefits, with respect to any of their employees (or their spouses, beneficiaries, or dependents) beyond the retirement or other termination of service of any such employee other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

             (viii) Except as set forth in the Company's SEC Documents or as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby including, without limitation, as a result of any termination of employment prior to or following the Effective Time, will (A) result in any increase in compensation or any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer or employee of the Company or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (C) result in any acceleration of the time of payment or vesting of any such benefit.

             (ix) The Company and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees who are not residents of the United States.

          (m) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (n) Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation the State of Delaware, including Section 203 of the DGCL, assuming the accuracy of the representations contained in Section 5.04(l) (without giving effect to the knowledge qualification thereof).

          (o) Company Rights Agreement. There has occurred no "Distribution Date" or "Stock Acquisition Date" (as defined in the Company Rights Agreement). The Company and the Rights Agent will have, no later than the first business day after the date hereof, duly and validly amended the Company Rights Agreement, by executing and delivering an amendment in substantially the form of Exhibit B.

          (p) Environmental Matters. (i) The Company and each of its Subsidiaries has complied at all times with applicable Environmental Laws;
     (ii) no property (including buildings and any other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance except as Previously Disclosed; (iii) neither the Company nor any of its Subsidiaries would reasonably be expected to be ruled to be the owner or operator under any

     Environmental Law of any property in which it has currently or formerly held a Lien; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) the Company, which does not perform an environmental review of the mortgaged property at the time of Loan Origination, is not aware of any circumstances or conditions involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Lien held by the Company or any of its Subsidiaries (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls or gas station sites) that would reasonably be expected to result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) the Company has delivered to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which the Company or any of its Subsidiaries has held a Lien.

          (q) Tax Matters. (i) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Date under federal, state, local or any foreign tax laws ("Tax Returns") with respect to the Company or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (ii) all Tax Returns filed by the Company are complete and accurate; (iii) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes; and (iv) no audit or examination or refund litigation with respect to any Tax Return is pending or, to the Company's knowledge, has been threatened.

          (r) Risk Management. All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor to the Company's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (s) Names and Trademarks. The Company (or one of its Subsidiaries) has the right to use the names, service-marks and trademarks Previously Disclosed in Section 5.03(s) of its Disclosure Letter in each state of the United States, free and clear of any Liens, and no other person has the right to use such name in any such state.

          (t) Mortgage Banking Business. (i) Licenses and Qualifications. The Company (or any Subsidiary of it that services or originates Loans, as the case may be) (A) is an approved (1) HUD mortgagee and servicer for FHA-insured loans, (2) lender and servicer for VA-insured loans, (3) seller/servicer of one-to-four-family first and second mortgages for FNMA and FHLMC and (4) GNMA issuer and servicer of GNMA-guaranteed mortgage-backed securities, (B) has all other certifications, authorizations, licenses, permits and other approvals necessary to conduct its current business, (C) is in good standing under all applicable federal, state and local laws and regulations thereunder as a lender and servicer and (D) is in good standing with all authorities and servicers for the state bond programs in which it participates. As of the date hereof, there is no pending or, to the Company's knowledge, threatened cancellation or reduction of any Investor Commitment or other loan sale Contract to which the Company or any of its Subsidiaries is a party, and the obligations of the Company and each of its

     Subsidiaries under each such Contract are being performed by the Company or such Subsidiary, as the case may be, in accordance with its terms. The Company has no reason to believe that the underwriting waivers from FNMA and FHLMC, under current agreements with the Company, will be restricted or rescinded, or that the guarantee fees payable to FNMA and FHLMC will be increased as a result of the Company's or its Subsidiaries' credit performance, or that the Company or its Subsidiaries will suffer a forced reduction of the master commitment amount relating to FNMA or FHLMC purchases or swaps of loans, nor has any such restriction, rescission, increase or reduction occurred at any time since December 31, 1995.

             (ii) Title to Loans. All loans held for the Company's account, whether or not for future sale or delivery to an investor (the "Warehouse Loans"), are owned by the Company free and clear of any Lien, other than Liens in favor of the Company's lender banks pursuant to warehouse lines of credit and forward sale commitments or similar agreements to sell any such loans to investors in the ordinary course, and all Warehouse Loans meet all requirements for sale to the intended investors. Each mortgage or deed of trust securing a Warehouse Loan has been duly recorded or submitted for recordation in due course in the appropriate filing office in the name of the Company or one of its Subsidiaries as mortgagee. Neither the Company nor any of its Subsidiaries has released any security for any Warehouse Loan, except upon receipt of reasonable consideration for such release (as documented in the applicable Loan file), or accepted prepayment of any such Warehouse Loan which has not been promptly applied to such Warehouse Loan.

             (iii) Compliance. Each Warehouse Loan and each loan which is being serviced by the Company or one of its Subsidiaries for the account of others (the "Serviced Loans", and together with the Warehouse Loans, the "Loans") was underwritten and originated, and the loan documents and loan files maintained by the Company or its Subsidiaries with respect thereto are being maintained by the Company or such Subsidiaries, in compliance with all applicable laws and regulations and, if applicable, the requirements of the Investor acquiring such Loan (or, if there is no such Investor, in accordance with the Company's underwriting standards then in effect) and the requirements of each Insurer of such Loan (if any) in effect and applicable at the time such insurance was obtained. The Company and its Subsidiaries have not done or failed to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any approvals of any Agency or the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any private mortgage insurance or commitment of any private mortgage insurer to insure, (iv) any title insurance policy, (v) any hazard insurance policy, (vi) any flood insurance policy, (vii) any fidelity bond, direct surety bond, errors and omissions or other insurance policy required by any Agency, Investor or Insurer, (viii) any surety or guaranty agreement, (ix) any guaranty issued by GNMA, FNMA or FHLMC to the Company or any of its Subsidiaries respecting mortgage backed securities issued by the Company or any of its Subsidiaries and other like guarantees or (x) the rights of the Company or any of its Subsidiaries under any Loan Servicing Agreement or Investor Commitment. No Agency, Investor or Insurer has (i) claimed that the Company or any of its Subsidiaries have violated or have not complied on a recurring basis with the applicable underwriting standards with respect to Loans sold by the Company or any of its Subsidiaries to an Investor or (ii) imposed restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries.

             (iv) Loan Files. The loan documents relating to a Loan maintained in the loan files of the Company and its Subsidiaries were in compliance with all applicable laws and regulations at the time of the origination, assumption or modification of such Loan, as the case may be. The loan files maintained by the Company and its Subsidiaries contain originals (or, where necessitated by the terms of the applicable mortgage servicing agreements, contain true, correct and complete copies) of the documents relating to each Loan and the information contained in such loan files with respect to each such Loan is true, complete and accurate and in compliance with all applicable laws and regulations. Except as set forth in the loan documents relating to a Loan maintained in the loan files of the Company or its Subsidiaries, the terms of the note, bond, deed of trust and mortgage for each such Loan have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument which written instrument has been recorded, or submitted for recordation in due course, if recordation is necessary to protect the interests of the owner thereof. The substance of any such waiver, alteration or modification has been communicated to and approved by (A) the relevant Investor and Insurer (if any), to the extent required by the relevant Investor and Insurer requirements, and (B) the title Insurer, to the extent required by the relevant policies, and the terms of any such waiver, alteration or modification are reflected in the loan documents. Except as set forth in the loan documents maintained in the loan files by the Company or its Subsidiaries, no mortgagor has been released from such mortgagor's obligations with respect to the applicable Loan.

             (v) Loan Servicing Agreements. All of the Contracts pursuant to which the Company or any of its Subsidiaries has the right and/or obligation to service loans (each, a "Loan Servicing Agreement") are (A) valid and binding obligations of the Company or such Subsidiary, and to the knowledge of the Company, of all the other parties thereto, (B) in full force and effect, (C) enforceable in accordance with their terms (except where enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles) and (D) owned by the Company or such Subsidiary free and clear of any Lien, except pursuant to the loan and security agreements Previously Disclosed in the Company's Disclosure Schedule. There is no default by the Company or any of its Subsidiaries or claim of default against the Company or any of its Subsidiaries by any party under any such Loan Servicing Agreement, and, except for the consummation of the transactions contemplated by this Agreement, no event has occurred which with the passage of time or the giving of notice or both would constitute a default by any party under any such Loan Servicing Agreement or would result in any such mortgage servicing agreement being terminable by any party thereto. There is no pending or, to the knowledge of the Company, threatened cancellation of any Loan Servicing Agreement and the obligations of the Company or any of its Subsidiaries under each Loan Servicing Agreement are being performed by the Company or such Subsidiary in accordance with the terms of such Agreement and applicable rules or regulations. The Company and its Subsidiaries are not subservicers with respect to any of the Serviced Loans.

             (vi) No Recourse. None of the Company's or any of its Subsidiaries' servicing rights are subject to recourse against the servicer, and none of the Company or any of its Subsidiaries is subject to recourse in connection with any Loans sold by it, in each case for losses on liquidation of a loan, borrower defaults or repurchase obligations upon the occurrence of nonpayment or other events, other than events entitling Investors to request a repurchase of a loan because of alleged breaches of customary representations and warranties relating to the origination or servicing thereof.

             (vii) Escrow Account. Unless otherwise prohibited by law or an executed escrow waiver, the Company or its Subsidiaries collect all escrows related to the Loans, and all escrow accounts have been maintained by the Company, its Subsidiaries and, to the Company's knowledge, all prior servicers in accordance with the related loan documents, all applicable laws, rules, regulations, and requirements of Investors, Insurers and Governmental Authorities, and in accordance with the applicable Loan Servicing Agreements. The Company has credited to the account of borrowers all interest required to be paid on any escrow account in accordance with applicable law and the terms of such agreements and loan documents. All escrow, custodial, and suspense accounts related to the Loans are held in the Company's (or Subsidiary's) name or the investor's name by the Company.

             (viii) Advances. There are no servicing or other Contracts to which the Company or any of its Subsidiaries is a party which obligates any of them to make servicing advances for principal and interest payments with respect to defaulted or delinquent Loans other than in a manner as provided in standard and customary agreements with FNMA, FHLMC or GNMA. To the extent made, any such advances are valid and subsisting amounts owing to the Company or its Subsidiary, as the case may be, subject to the terms of the applicable Loan Servicing Agreement.

             (ix) Single Family Loans. All of the Loans are secured by single family (i.e., one to four family) residential real property or, to the extent that a Loan is secured by property other than a single family residential property, such Loan is not a Warehouse Loan and has not been sold to any person where either the Company or any of its Subsidiaries has any recourse obligation.

             (x) ARM Adjustments. With respect to each Loan for which the interest rate is not fixed for the entire term of the loan, the Company or its Subsidiaries, as the case may be, has, since the date it commenced servicing such loan and, to the Company's knowledge, all prior servicers have (A) properly and accurately entered into its system all data required to service the loan in accordance with the related loan documents and all regulations, (B) properly and accurately adjusted the monthly payment on each payment adjustment date, (C) properly and accurately calculated the amortization of principal and interest on each payment adjustment date, in each case in compliance with all applicable laws, rules and regulations and the related loan documents, and (D) executed and delivered any and all necessary notices required under, and in a form that complies with, all applicable laws, rules and regulations and the terms of the related loan documents regarding the interest rate and payment adjustments.

          (xi) Pools. Each Loan included in a Pool meets all eligibility requirements (including, without limitation, all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All of such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not expired. No Pools have been improperly certified. The loan file for each Loan included in a Pool contains all documents and instruments necessary for the final certification or recertification of such Pool. No Loan has been bought out of a Pool without all required prior written approvals of the applicable Investors. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require any Pool to be recertified. The aggregate unpaid principal balance outstanding of the Loans in each Pool equals or exceeds the amount owing to the applicable Investors.

          (xii) Securitization Transactions.

             (A) The Company and each of its Subsidiaries, as servicer under the applicable Loan Servicing Agreement, (the "Securitization Servicer") of each outstanding transaction under which the Company or any of its Subsidiaries have sold or pledged Loans in a securitization, whether sold under the Securities Act or otherwise (a "Securitization Transaction"), has complied in all material respects with all Contracts, including the Loan Servicing Agreements, and all conditions to be performed or satisfied by it with respect to all agreements and arrangements pursuant to which such person is bound under such Securitization Transaction (collectively, "Securitization Instruments").

             (B) No Securitization Servicer or, to the Company's knowledge, no trustee or issuer with respect to any Securitization has taken any action which would reasonably be expected to adversely affect the characterization or tax treatment for federal, state or local income or franchise tax purposes of the issuer or any securities issued in a Securitization Transaction, and all required federal, state and local tax and information returns relating to any Securitization Transaction have been properly filed.

             (C) Each representation and warranty made by the Company or any of its Subsidiaries in each "Purchase Agreement," "Pooling and Servicing Agreement," "Placement Agency Agreement," "Servicer's Indemnification Agreement" and any other Securitization Instrument to which any of them was a party in any Securitization Transaction was true and correct in all material respects whenever made or reaffirmed by any of them and the Company and each of its Subsidiaries have each fully performed and carried out each covenant and agreement made by any of them in any such Securitization Instrument.

             (D) No rating agency has downgraded, or given the Company or any of its Subsidiaries any indication that it is considering a downgrading of any securities issued in any Securitization Transaction, or of its rating of any Securitization Servicer.

          (xiii) Mortgage Insurance. Each Loan which is indicated in the related loan documents to have FHA insurance is insured under the National Housing Act or qualifies for such insurance. Each Loan which is indicated in the related loan documents to be guaranteed by the VA is guaranteed under the provisions of Chapter 37 of Title 38 of the United States Code to the extent required by the applicable Investor or qualifies for such guarantee. As to each FHA insurance certificate, each VA guarantee certificate, and each Loan which is indicated in the related loan file to be insured by private mortgage insurance, the Company has complied with applicable provisions of the insurance or guarantee contract and applicable laws and regulations, the insurance or guarantee is in full force and effect with respect to each such Loan, and to the knowledge of the Company, there does not exist any event or condition which, but for the passage of time or the giving of notice or both, can result in a revocation of any such insurance or guarantee or constitute adequate grounds for the applicable Insurer to refuse to provide insurance or guarantee payments thereunder.

          (xiv) Taxes and Insurance. Each Loan has been covered by a policy of hazard insurance and flood insurance, to the extent required by the Loan Servicing Agreements relating thereto or any laws, rules, regulations or Investor or Insurer requirements applicable to such Loan, all in a form usual and customary in the industry and which is in full force and effect, and all amounts due and payable under each policy have been, or will be, paid prior to the date such payments are due; and all taxes, assessments, ground rents or other applicable charges or fees due and payable as to each Loan have been, or will be, paid prior to the date such payments are due. Any and all claims under such insurance policies have been submitted and processed in accordance with the applicable Investor's and Insurer's requirements. Such insurance policies name the Company (or a Subsidiary of it) and its successors and assigns as mortgagee.

          (xv) Title Insurance. To the extent required by the applicable Investor, each Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance acceptable to the relevant Investor, and each such title insurance policy is issued by an Insurer acceptable to the applicable Investor and qualified to do business in the jurisdiction where the collateral securing such Loan is located, and insures the originator and its successors and assigns as to the first priority lien of the mortgage in the original principal amount of the Loan (or, in the case of a second mortgage, the second priority lien). The applicable Investor, as assignee of the originator's rights, is an insured of such lender's title insurance policy, and such lender's policy is in full force and effect. Neither the Company nor, to the Company's knowledge, any prior servicer has performed any act or omission which would impair the coverage of such lender's policy.

          (xvi) Condemnation. The Company has no notice of and has no knowledge of any proceeding pending or threatened for the partial or total condemnation of any of the collateral securing any of the Loans, and the Company has no notice or knowledge that all or any part of such collateral has been or will be condemned.

          (xvii) Tape. The Company has previously delivered to the Acquiror a tape (magnetic media) on which certain information regarding the servicing portfolio of the Company and its Subsidiaries as of May 31, 1997 is recorded. Such tape completely and accurately contains the list of serviced loans as of such date. The loan characteristics recorded on such tape have been Previously Disclosed, and the information contained on such tape is complete and accurate.

          (u) Books and Records. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and its Subsidiaries. None of the records, systems, controls, data or information of the Company and its Subsidiaries are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants retained by the Company or its Subsidiaries.

          (v) Insurance. The Company's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (w) No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by the Company to Morgan Stanley & Co. Incorporated in an amount and on terms Previously Disclosed.

          (x) Ownership of Acquiror Common Stock. As of the date hereof, neither the Company nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any outstanding shares of Acquiror Common Stock (other than shares held in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith).

          (y) Disclosure.  The representations and warranties contained in this
     Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Section 5.03, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Acquiror, the Bank and Merger Sub hereunder are true and complete copies of the originals thereof.

     5.04  Representations and Warranties of the Acquiror.  Subject to Sections
5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Acquiror hereby represents and warrants to the Company as follows:

          (a) Organization, Standing and Authority. Each of the Acquiror, the Bank and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) Acquiror Stock. (i) As of the date hereof, the authorized capital stock of the Acquiror consists solely of 200,000,000 shares of Acquiror Common Stock, of which 103,726,095 shares were outstanding as of May 31, 1997, and 40,000,000 shares of Acquiror Preferred Stock, of which no shares are outstanding as of the date hereof. As of the date hereof, other than the Acquiror Rights and except as set forth in its Disclosure Schedule, there are no shares of Acquiror Stock authorized and reserved for issuance, the Acquiror does not have any Rights issued or outstanding with respect to Acquiror Stock, and the Acquiror does not have any commitment to authorize, issue or sell any Acquiror Stock or Rights, except pursuant to this Agreement. The number of shares of Acquiror Common Stock which are issuable and reserved for issuance upon exercise of any employee or director stock options to purchase shares of Acquiror Common Stock, and the number and terms of any Rights, as of the date hereof, are Previously Disclosed in the Acquiror's Disclosure Schedule.

          (ii) The shares of Acquiror Common Stock to be issued as Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

          (c) Subsidiaries. Each of the Acquiror's Significant Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) Corporate Power. The Acquiror and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; each of the Acquiror and the Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all requisite corporate action on the part of Acquiror, the Bank and Merger Sub. This Agreement is a valid and legally binding agreement of each of the Acquiror, the Bank and Merger Sub, in each case enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by the Acquiror, the Bank or Merger Sub of this Agreement or to consummate the Merger except for (A) the filing of a notice under the HSR Act, (B) the filing of applications and notices, as applicable, with the OTS and the FDIC; (C) approval of the listing on the NYSE of the Acquiror Common Stock to be issued in the Merger (and related Acquiror Rights); (D) the filing and declaration of effectiveness of the Registration Statement;
     (E) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (F) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Acquiror Common Stock in the Merger. As of the date hereof, the Acquiror is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received without the imposition of a condition or requirement described in Section 7.01(b).

          (ii) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Acquiror or of any of its Subsidiaries or to which the Acquiror or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of the Acquiror or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) SEC Documents; Financial Statements. (i) The Acquiror's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Acquiror or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Acquiror's SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Acquiror and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Acquiror and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (ii) Since December 31, 1996, on a consolidated basis the Acquiror and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

          (iii) Since December 31, 1996, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to the Acquiror.

          (h) Litigation; Regulatory Action. (i) Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim or other proceeding before any Governmental Authority is pending against the Acquiror or any of its Subsidiaries and, to the Acquiror's knowledge, no such litigation, claim or other proceeding has been threatened.

          (ii) Neither the Acquiror nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from the FDIC or the OTS, nor has the Acquiror or any of its Subsidiaries been advised by the FDIC or the OTS that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (i) Compliance with Laws.  The Acquiror and each of its Subsidiaries:

             (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1995, no notification or communication from any Governmental Authority (A) asserting that the Acquiror or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces; (B) threatening to revoke any license, franchise, permit or governmental authorization or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the FDIC deposit insurance of the Bank (nor, to the Acquiror's knowledge, do any grounds for any of the foregoing exist).

          (j) No Brokers. No action has been taken by the Acquiror that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by the Acquiror to Salomon Brothers Inc.

          (k) Employee Benefit Plans. (i) Each of the Acquiror's Compensation and Benefit Plans has been administered in accordance with the terms thereof and with applicable law, including ERISA and the Code. Each of the Acquiror's Pension Plans which is intended to be qualified under Section 401(a) of the

     Code has received a favorable determination letter from the IRS, and, except as Previously Disclosed, the Acquiror is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to the Acquiror's knowledge, threatened litigation or governmental audit, examination or investigation relating to the Acquiror's Compensation and Benefit Plans.

          (ii) No liability under Title IV of ERISA (other than contributions and premiums required in connection therewith) has been or is reasonably expected to be incurred by the Acquiror or any of its Subsidiaries with respect to any "single-employer plan" (within the meaning of Section 4001
     (a)(15) of ERISA) or Multiemployer Plan currently or formerly maintained by any of them, or the single-employer plan or Multiemployer Plan of any ERISA Affiliate.

          (iii) Except as Previously Disclosed, all contributions, premiums and payments required to have been made under the terms of any of the Acquiror's Compensation and Benefit Plans or applicable law have been timely made or reflected in the Acquiror's SEC Documents. Neither any of the Acquiror's Pension Plans nor any ERISA Affiliate Plan of the Acquiror or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of the Acquiror, any of its Subsidiaries or any ERISA Affiliate has provided, or is required to provide, security to, nor are there any circumstances requiring the imposition of a lien on the assets of the Company or any of its Subsidiaries with respect to, any Pension Plan or to any ERISA Affiliate Plan pursuant to ERISA or the Code.

          (iv) Under each of the Acquiror's Pension Plans and ERISA Affiliate Plans, to the Acquiror's knowledge, there has been no material adverse change in the financial condition of any Pension Plan or ERISA Affiliate Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

          (v) Except as Previously Disclosed, neither the Acquiror nor any of its Subsidiaries has any obligations under any Acquiror Compensation and Benefit Plan to provide benefits, including death or medical benefits, with respect to employees (or their spouses, beneficiaries or dependents) of it or its Subsidiaries beyond the retirement or other termination of service of any such employee other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

          (l) Ownership of Company Common Stock. As of the date hereof, neither the Acquiror nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any outstanding shares of Company Common Stock (other than shares held in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith).

          (m) Tax Matters. (i) All Tax Returns with respect to the Acquiror or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (ii) all Tax Returns filed by the Acquiror are complete and accurate; (iii) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes; and (iv) no audit or examination or refund litigation with respect to any Tax Return is pending or, to the Acquiror's knowledge, has been threatened.

          (n) Disclosure.  The representations and warranties contained in this
     Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Section 5.04, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Company hereunder are true and complete copies of the original thereof.

                                   ARTICLE VI

                                   COVENANTS

     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and the Acquiror agrees to use its reasonable best efforts in good faith to take, or cause to be taken (including causing any of its Subsidiaries to take), all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     6.02 Stockholder Approvals. The Company agrees to take, in accordance with applicable law, applicable stock exchange rules, the Company Certificate and the Company By-Laws, all action necessary to convene an appropriate meeting of stockholders of the Company to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by the Company's stockholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting") as promptly as practicable after the Registration Statement is declared effective. Unless the Company Board, after having consulted with and considered the written advice of outside counsel, has determined in good faith that it is otherwise required in order to discharge properly the directors' fiduciary duties in accordance with Delaware law, the Company Board shall recommend such approval, and the Company shall take all reasonable, lawful action to solicit such approval by its stockholders.

     6.03 Registration Statement. (a) The Acquiror agrees to prepare a registration statement on Form S-4 (the "Registration Statement"), to be filed by the Acquiror with the SEC in connection with the issuance of Acquiror Common Stock (and related Acquiror Rights) in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with the Acquiror, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and, provided that the Company and its Subsidiaries have cooperated as required above, the Acquiror agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of the Company and the Acquiror agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. The Acquiror also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to the Acquiror all information concerning the Company, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

     (b) Each of the Company and the Acquiror agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Acquiror further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

     (c) The Acquiror agrees to advise the Company, promptly after the Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 Press Releases. Each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

     6.05 Access; Information. (a) Each of the Company and the Acquiror agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

     (b) Each of the Company and the Acquiror agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
Section 5.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

     6.06 Acquisition Proposals. The Company agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an "Acquisition Proposal"); provided, that, if the Company is not otherwise in violation of this Section 6.06, the Company Board may provide information to, and may engage in such negotiations or discussions with, a person, directly or through representatives, if (a) the Company Board, after having consulted with and considered the written advice of counsel, has determined in good faith that the provision of such information or the engaging in such negotiations or discussion is required in order to discharge properly the directors' fiduciary duties in accordance with Delaware law and (b) the Company has received from such person a confidentiality agreement in substantially customary form. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Acquiror or the Bank, with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise the Acquiror following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such

Acquisition Proposal), and advise the Acquiror of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

     6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, the Company shall deliver to the Acquiror a schedule of each person that, to the Company's knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of it (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. The Company agrees to use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to the Company and the Acquiror on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

     6.08 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.09 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (a) under the Company Certificate or the Company By-Laws or (b) under any material agreement to which it or any of its Subsidiaries is a party (except as expressly contemplated by the mandatory provisions under its stock option plans, as applicable).

     6.10 Rights Agreement. The Company shall take all necessary action (i) to render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) to ensure that neither the Acquiror, the Bank nor Merger Sub will become an "Acquiring Person" and that no "Stock Acquisition Date" or a "Distribution Date" (as such terms are defined in the Rights Agreement) will occur and that the exercisability of the Company Rights Agreement will not be triggered, in each case as a result of the execution or delivery of this Agreement or any amendment hereto or thereto or the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement. Except (a) as provided in Section 5.03(o) or in the immediately preceding sentence or (b) if the Company Board, after having consulted with and considered the written advice of outside counsel, has determined in good faith that it is otherwise required in order to discharge properly the directors' fiduciary duties in accordance with Delaware law, the Company Board shall not (i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, including the determination that the Acquiror or any of its Subsidiaries is an "Adverse Person," a redemption of the Company Rights or any action to facilitate an Acquisition Transaction.

     6.11 NYSE Listing. The Acquiror agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Acquiror Common Stock to be issued to the holders of Company Common Stock in the Merger.

     6.12 Regulatory Applications. (a) The Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of the Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Acquiror and the Company agrees to act reasonably and as promptly as practicable. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other

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

party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     6.13 Indemnification. (a) The by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VII of the Company By-Laws, which provisions shall not be amended, repealed or otherwise modified, for a period of six years from the Effective Time, in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the Effective Time. Following the Effective Date and for a period of six years thereafter, the Acquiror shall indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company is permitted to indemnify its directors and officers under the laws of the State of Delaware, the Company Certificate and the Company By-Laws as in effect on the date hereof (and Acquiror shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law, the Company Certificate and the Company By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to the Acquiror) selected by the Acquiror and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable Delaware judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and the Acquiror shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

     (b) For a period of six years from the Effective Time, the Acquiror shall use its best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall the Acquiror be required to expend more than 200 percent of the current amount expended by the Company (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if the Acquiror is unable to maintain or obtain the insurance called for by this Section 6.13(b), the Acquiror shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Acquirer's insurance carrier for the purpose of obtaining such insurance.

     (c) Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Acquiror thereof; provided that the failure so to notify shall not affect the obligations of the Acquiror under
Section 6.13(a) unless and to the extent that the Acquiror is actually prejudiced as a result of such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and the

Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and
(iii) the Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (d) If the Acquiror or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 6.13.

     6.14 Benefit Plans. From the Effective Time until December 31, 1998, Acquiror shall cause the Surviving Corporation and its Subsidiaries to maintain for employees of the Company and its Subsidiaries who as of the Effective Time become employed by the Surviving Corporation or the Acquiror or any of their Subsidiaries (the "Covered Employees"), (a) salary and bonus opportunities (but explicitly excluding commissions and equity grant opportunities), (b) employee pension benefits in respect of plans intended to be qualified under Section 401(a) of the Code, (c) employee welfare benefits and (d) broad-based severance plans (the items covered in (a) through (d) hereinafter referred to as "Designated Benefits"), that are no less favorable, in the aggregate, than the Designated Benefits enjoyed by such Covered Employees immediately prior to the Effective Time. For purposes of all employee benefit plans, programs and arrangements maintained or contributed to by the Acquiror and its Subsidiaries (including without limitation, the Surviving Corporation), the Acquiror shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its Subsidiaries of each Covered Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its Subsidiaries immediately prior to the Effective Time) as service rendered to the Acquiror or its Subsidiaries, as the case may be, solely for purposes of eligibility to participate and for vesting thereunder. Following the Effective Time, the Acquiror shall cause the Surviving Corporation to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under any health plans to be waived with respect to Covered Employees who, immediately prior to the Effective Time, participated in a health plan and their eligible dependents. All discretionary awards and benefits under any employee benefit plans of the Acquiror shall be subject to the discretion of the persons or committee administering such plans. The Acquiror shall honor, pursuant to the terms of the Company Compensation and Benefit Plans Previously Disclosed, and to the extent consistent with applicable law, all employee benefit obligations to current and former employees of the Company under such plans.

     6.15 Accountants' Letters. Each of the Company and the Acquiror shall use its reasonable best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Registration Statement, a letter of Ernest & Young LLP and KPMG Peat Marwick LLP, respectively, independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

     6.16 Notification of Certain Matters. Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.17 Certain Policies of the Company. Upon the request of the Acquiror, the Company shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its reasonable best efforts to record certain accounting adjustments intended to conform the loan, litigation and other accrual and reserve policies (including loan classifications and levels of reserves) of the Company and its Subsidiaries so as to reflect the policies of the Acquiror; provided, however, that the Company shall not be obligated to record any such accounting adjustments pursuant to this Section 6.17 (a) unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time, and (b) in no event until the day prior to the Effective Date. The Company's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.17.

     6.18 Employee Benefits. The Company shall, with the prior approval of the Acquiror, take any necessary or appropriate action to effect a correction of any errors made in connection with contributions made to the Company's Savings Plan or Retirement Plan (including, to the extent appropriate, making any necessary corrective contributions in order to satisfy the nondiscrimination requirements under Sections 401(k)(3) and 401(m)(2) of the Code). With respect to any options granted under the Company's Incentive Stock Option Plan, the Company Board shall refrain from canceling any such options and causing cash to be paid in consideration therefor. The Company Board (or such members of the Company Board authorized to so act), in accordance with the Company's Incentive Stock Option Plan, shall take timely action to adopt a resolution providing and declaring that the consummation of the Merger, shareholder approval of the Merger, as well as all transactions or events contemplated thereby or related thereto, shall not constitute a "Change of Control" for purposes of such Incentive Stock Option Plan or, with the prior consent of the Acquiror, take such other action as shall prevent any holder of a Stock Option from having a right to receive, pursuant to
Section 10 of such Plan, a cash payment as a result of this Agreement and the transactions contemplated hereby; provided that such other action be taken prior to the date on which a "Change of Control" would otherwise occur in the absence of the Company Board resolution to the contrary. The Company shall take such action as is reasonably necessary to provide that, after the date of this Agreement, no employee of the Company or any of its Subsidiaries who is otherwise eligible to participate in the Company's Senior Executive Severance Pay Plan shall be eligible to participate in, or receive a benefit under, the Company's Severance Pay Plan, so as to prevent any employee of the Company or any of its subsidiaries from receiving a severance benefit under both such plans. With respect to the Company Annual Executive Bonus Plan (the "AEBP"), the aggregate Target Pool (as such term is defined in the AEBP) for the 1997 calendar year Valuation Period shall not exceed $2,000,000. To the extent a change of control (as defined in the AEBP) occurs prior to the end of such Valuation Period, however, such Target Pool shall be pro-rated in the same ratio as the number of months in the Valuation Period completed as of the date of such change of control bears to 12 (provided, however, that such pro-rated amount shall be reduced by $273,750) and the Committee thereunder shall determine the amounts to be paid under the AEBP and the Company shall make such payments, if any, at the Effective Time. Notwithstanding the foregoing or any provision of this Agreement, the Company shall take such action as may be required for each Company Stock Option to fully vest and become immediately exercisable at the Effective Time and to remain exercisable for the remaining term of such Company Stock Option.

     6.19 Certain Payments at Effective Time. In lieu of and in satisfaction for the amount of any cash payment which might otherwise be paid or payable upon a termination of employment under any Termination Agreement previously entered into by the Company or any applicable severance plan, the Company shall pay to the individuals listed on Schedule 6.19 of the Company's Disclosure Schedule in a cash lump sum at the Effective Time the amounts set forth in such Schedule 6.19, less the amount of any applicable withholding. In

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

addition, at the Effective Time payment shall also be made in respect of Previously Disclosed obligations in respect of stock options that were never granted to the individual included on Schedule 6.19 of the Company's Disclosure Schedule, less the amount of any applicable withholding.

     6.20 Certain Employee Agreements. The Company shall not terminate the employment of Messrs. Terrance G. Hodel, Harold B. Bonnikson, Gary F. Moore and Martin S. Hughes (each, an "Identified Employee") without the prior written consent of the Acquiror (such consent not to be unreasonably withheld) and, subject to the terms and conditions of this Agreement, shall use its reasonable best efforts (a) to maintain the continued employment of each Identified Employee with the Company until the Effective Date and (b) not in any way to encourage (or permit the encouragement of) any Identified Employee to breach or violate any employment agreement or other arrangement such Identified Employee may have with the Acquiror or any Subsidiary of it.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the Acquiror and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with Section 251 of the DGCL, other applicable law and the Company Certificate and the Company By-Laws.

          (b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities (except to the extent that such Governmental Authorities are acting in the capacity of Insurer or Investor) required for the consummation of the Merger and for the prevention of any termination of any material right, privilege, license or agreement of either the Acquiror or the Company or their respective Subsidiaries shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which would have a Material Adverse Effect on the Acquiror (including the Company as a Subsidiary after the Merger) or on the Surviving Corporation.

          (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities (except to the extent that such Governmental Authorities are acting in the capacity of Insurer or Investor), required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

          (d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f) Blue Sky Approvals. All permits and other authorizations under the federal and state securities laws (other than that referred to in Section 7.01(e)) and other authorizations necessary to consummate the transactions contemplated hereby and to issue the shares of Acquiror Common Stock (and related Acquiror Rights) to be issued in the Merger shall have been received and be in full force and effect.

          (g) Listing. The shares of Acquiror Common Stock (and related Acquiror Rights) to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     7.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Acquiror set forth in this Agreement shall be true and correct (after giving effect to the standard set forth in Section 5.02 of this Agreement) as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Acquiror by the Chief Executive Officer and the Treasurer of the Acquiror to such effect.

          (b) Performance of Obligations of the Acquiror. The Acquiror, the Bank and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Acquiror by the Chief Executive Officer and the Treasurer of the Acquiror to such effect.

          (c) Opinion of Counsel. The Company shall have received an opinion, dated the Effective Date, of Sullivan & Cromwell, special counsel to the Acquiror, to the effect that the shares of Acquiror Common Stock to be issued as Consideration, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable.

          (d) Tax Opinion of Company's Counsel. The Company shall have received an opinion of Simpson Thacher & Bartlett, special counsel to the Company, to the effect that (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of the Company who receive shares of Acquiror Common Stock as Consideration in exchange for shares of Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests.

          (e) Accountants' Letters. The Company shall have received the letters referred to in Section 6.15 from KPMG Peat Marwick LLP, the Acquiror's independent auditors.

     7.03 Conditions to Obligation of the Acquiror. The obligation of the Acquiror to consummate the Merger is also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (after giving effect to the standard set forth in Section 5.02 of this Agreement) as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and the Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Treasurer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Tax Opinion of Acquiror's Counsel. The Acquiror shall have received an opinion of Sullivan & Cromwell, special counsel to the Acquiror, dated the Effective Date, to the effect that the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code.

          (d) Accountants' Letters. The Acquiror and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.15 from Ernst & Young LLP, the Company's independent auditors.

                                  ARTICLE VIII

                                  TERMINATION

     8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by the Acquiror or the Company, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the breaching party.

          (c) Delay. At any time prior to the Effective Time, by the Acquiror or the Company, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 1997, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

          (d) No Approval. By the Company or the Acquiror, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 6.02 herein is not obtained at the Company Meeting.

          (e) Failure to Recommend, Etc. By the Acquiror, if (i) at any time prior to the Company Meeting the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of the Acquiror (whether in accordance with Section 6.02 or otherwise) or (ii) the Company Board participates in (or authorizes participation in) negotiations regarding the substantive terms of a bona fide formal Acquisition Proposal).

          (f) Acceptance of an Acquisition Proposal. By the Company, if, without breaching Section 6.06, the Company shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Transaction on terms determined in good faith by the Company Board, after consulting with and considering the written advice of the Company's outside counsel and financial advisors, to be more favorable to the stockholders of the Company than the Merger; provided, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to the Company unless it delivers to the Acquiror simultaneously with such termination the fee referred to in Section 8.03.

          (g) Possible Adjustment. By the Company, if the Company Board so determines by a vote of a majority of the members of the entire Company Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

             (i) The Average Closing Price on the Determination Date of shares of Acquiror Common Stock shall be less than the product of 0.80 and the Starting Price; and

             (ii) (A) The number obtained by dividing the Average Closing Price on the Determination Date by the Starting Price (such number, the "Acquiror Ratio") shall be less than (B) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this Section 8(g)(ii)(B) (such number, the "Index Ratio");

          subject, however, to the following four sentences. If the Company elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice to the Acquiror; provided that such notice of election may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, the Acquiror shall have the option of adjusting the Exchange Ratio to the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Acquiror Ratio. If the Acquiror determines so to increase the Exchange Ratio within such five-day period, it shall give prompt written notice to the Company of its determination and the revised Exchange Ratio, whereupon no termination shall occur pursuant to this Section 8.01(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(g). If the Acquiror or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of the Acquiror or such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).

     8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

     8.03 Termination Fee. (a) The Company hereby agrees to pay to the Acquiror, and the Acquiror shall be entitled to payment of, a cash fee (the "Fee") of $15,000,000 following the occurrence of a Fee Trigger Event; provided, that the Acquiror's right to receive the Fee shall be discontinued if any of the following (each, a "Fee Termination Event") occurs prior to a Fee Trigger Event:

          (i) The Effective Time;

          (ii) Termination of this Agreement in accordance with the provisions hereof, if such termination occurs prior to the occurrence of a Preliminary Fee Trigger Event, other than a Listed Termination; or

          (iii) Fifteen months after termination of this Agreement, if such termination (A) follows, or occurs at the same time as, a Preliminary Fee Trigger Event (other than, termination by the Company pursuant to (x)
     Section 8.01(b) because of a knowing, intentional or grossly negligent breach by the Acquiror or (y) Section 8.01(g), in which case the right to receive the Fee shall terminate at termination of this Agreement) or (B) is a Listed Termination.

     (b) The term "Preliminary Fee Trigger Event" shall mean any of the following events or transactions occurring on or after the date hereof:

          (i) The Company or any subsidiary of the Company, without having received the Acquiror's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this Section 8.03 having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than the Acquiror or any of its Subsidiaries (each an "Acquiror Person") or the Company Board shall have recommended that the stockholders of the Company approve or accept any Acquisition Transaction other than the Merger.

          (ii) Any person, other than an Acquiror Person, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Company Common Stock (the term "beneficial ownership" for purposes of this Section 8.03 having the meaning assigned thereto in Section 13(d) of the Exchange Act);

          (iii) The stockholders of the Company shall have voted and failed to adopt this Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of this Agreement or shall have been canceled prior to termination of this Agreement, in each case, if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than an Acquiror Person) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

          (iv) The Company Board shall have withdrawn or modified (or disclosed its intention to withdraw or modify) in a manner adverse in any respect to the Acquiror its recommendation referred to in Section 6.02, or the Company or any Subsidiary of it shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than an Acquiror Person;

          (v) Any person, other than an Acquiror Person, shall have made a bona fide proposal to the Company or its stockholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction;

          (vi) Any person, other than an Acquiror Person, shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer); or

          (vii) The Company shall have willfully breached any covenant or obligation contained in this Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach the Acquiror would be entitled to terminate this Agreement (whether immediately or after the giving of notice or passage of time or both).

     (c) The term "Fee Trigger Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person (other than an Acquiror Person) of beneficial ownership of 25% or more of the then outstanding Company Common Stock; or

          (ii) The occurrence of the Preliminary Fee Trigger Event described in
     Section 8.03(b)(i), except that the percentage referred to in clause (iii) of the definition of "Acquisition Transaction" shall be deemed 25%.

     (d) The Company shall notify the Acquiror promptly in writing of its knowledge of the occurrence of a Preliminary Fee Trigger Event or Fee Trigger Event; provided, however, that the giving of such notice shall not be a condition to the right of the Acquiror to the Fee.

     (e) The Fee shall be payable, without setoff, by wire transfer in immediately available funds, to an account specified by the Acquiror, not later than three New York City business days following the first occurrence of a Fee Trigger Event.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement (other than in this Article IX) shall survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, that if this Agreement is terminated prior to the Effective Time, the agreements of the parties contained in Sections 6.05(b), 8.02, 8.03 and Article IX shall survive such termination.

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or
(b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after approval of the Merger by the stockholders of the Company, no amendment may be made which under applicable law requires further approval of such stockholders without obtaining such required further approval.

     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     9.05 Expenses. Subject to Section 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC registration fees shall be shared equally between the Company and the Acquiror.

     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

     If to the Company, to:

          President
          North American Mortgage Company
          3883 Airway Drive
          Santa Rose, California 95403
          Facsimile: (704) 542-6721

     With a copy to:

          James M. Cotter, Esq.
          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York 10017
          Facsimile: (212) 455-2502.

     If to the Acquiror, to:

          Gene C. Brooks, Esq.
          Dime Bancorp, Inc.
          509 Fifth Avenue
          New York, New York 10017
          Facsimile: (212) 386-6110

     With a copy to:

          Mitchell S. Eitel, Esq.
          Sullivan & Cromwell
          125 Broad Street
          New York, New York 10004
          Facsimile: (212) 558-3588.

     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (together with the Disclosure Schedules) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.13, insofar as such Section expressly provides certain rights to the Indemnified Parties named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                                     * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                                          NORTH AMERICAN MORTGAGE COMPANY

                                          By:   /s/ JOHN F. FARRELL, JR.
                                            ------------------------------------
                                            Name: John F. Farrell, Jr.
                                            Title:  Chairman and Chief Executive
                                                Officer

                                          DIME BANCORP, INC.

                                          By:     /s/ LAWRENCE J. TOAL
                                            ------------------------------------
                                            Name: Lawrence J. Toal
                                            Title:  Chief Executive Officer,
                                                President and Chief Operating
                                                Officer

                                          THE DIME SAVINGS BANK OF
                                          NEW YORK, FSB

                                          By:     /s/ LAWRENCE J. TOAL
                                            ------------------------------------
                                            Name: Lawrence J. Toal
                                            Title:  Chief Executive Officer,
                                                President and Chief Operating
                                                Officer

                                          47TH ST. PROPERTY CORPORATION

                                          By:      /s/ D. JAMES DARAS
                                            ------------------------------------
                                            Name: D. James Daras
                                            Title:  Senior Vice President

                                                                       EXHIBIT A

                 FORM OF AMENDMENT TO COMPANY RIGHTS AGREEMENT

     AMENDMENT, dated as of June 22, 1997 (the "Amendment"), to the Stockholder Rights Agreement, dated as of October 19, 1992 (as amended, the "Rights Agreement"), between North American Mortgage Company, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as Rights Agent (the "Rights Agent").

                                   WITNESSETH

     WHEREAS, on October 19, 1992, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock outstanding at the close of business on the Record Date, each Right representing the right to purchase one one-hundredth of a share of Preferred Stock upon the terms and conditions set forth in the Rights Agreement;

     WHEREAS, the Rights remain issued and outstanding and the Rights Agreement remains in effect with respect thereto;

     WHEREAS, no Distribution Date has occurred;

     WHEREAS, the Company, Dime Bancorp, Inc., a Delaware corporation ("Dime"), and The Dime Savings Bank of New York, FSB, a federal savings bank (the "Bank"), have entered into an Agreement and Plan of Combination (the "Combination Agreement"), pursuant to which the Bank would acquire the assets and assume the liabilities of the Company (or assign the right to acquire such assets and assume such liabilities to a corporation wholly owned and controlled by the
Bank); and

     WHEREAS, in connection with the approval, execution, and delivery of the Combination Agreement, the Board of Directors of the Company has approved, in accordance with Section 27 of the Rights Agreement, this Amendment and has directed the appropriate officers of the Company to take all appropriate steps to execute and deliver this Amendment.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

     (1)  Amendment to Section 1(a)

     The first paragraph of Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "(a) 'Acquiring Person' shall mean any Person who or which, together with all Affiliates (as hereinafter defined) and Associates (as hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 15% or more of the shares of Common Stock, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company, (iv) any Person holding shares of Common Stock organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement, or (v) until the termination of the Combination Agreement in accordance with its terms, Dime or any Affiliate or Associate of Dime, as a result of their acquisition of Beneficial Ownership of shares of Common Stock by reason of the approval, execution, or delivery of the Combination Agreement, or by reason of the consummation of any transaction contemplated by the Combination Agreement, so long as Dime and any Affiliate or Associate of Dime is not the Beneficial Owner of any shares of Common Stock other than
     (w) shares of Common Stock of which Dime or any Affiliate or Associate of Dime is or becomes the Beneficial Owner by reason of the approval, execution, or delivery of the Combination Agreement, or by reason of the consummation of any transaction contemplated by the Combination Agreement,
     (x) shares of Common Stock Beneficially Owned by Dime or any Affiliate or Associate of Dime on the date hereof, (y) shares of Common Stock of which

     Dime or any Affiliate or Associate of Dime inadvertently becomes the Beneficial Owner after the date hereof, provided that the number of such shares of Common Stock does not exceed 1/2 of 1% of the shares of Common Stock outstanding on the date hereof and that Dime or any such Affiliate or Associate, as the case may be, divests such shares of Common Stock as soon as practicable after it becomes aware of such acquisition of Beneficial Ownership, and (z) shares of Common Stock Beneficially Owned or otherwise held by Dime or any Affiliate or Associate of Dime in fiduciary capacity or in satisfaction of debts previously contracted in good faith (the Persons described in clauses (i) through (v) above are referred to herein as 'Exempt Persons')."

     (2) Amendment to Section 1(b)

     Section 1(b) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "(b) 'Adverse Person' shall mean any Person declared to be an Adverse Person by the Board of Directors upon a determination of the Board of Directors that the criteria set forth in Section 11(a)(ii)(B) apply to such Person, provided, however, that the Board of Directors shall not declare Dime or any Affiliate or Associate of Dime to be an Adverse Person (i) as a result of the Combination Agreement, their acquisition of Beneficial Ownership of shares of Common Stock by reason of the Combination Agreement, or by reason of the consummation of any transaction contemplated by the Combination Agreement or (ii) unless the Combination Agreement has been terminated in accordance with its terms."

     (3) Addition of Section 1(z).

     A new Section 1(z) of the Rights Agreement is inserted, to read in its entirety as follows:

          "(z) 'Dime' shall mean Dime Bancorp, Inc., a Delaware corporation, and its successors."

     (4) Addition of Section 1(aa).

     A new Section 1(aa) of the Rights Agreement is inserted, to read in its entirety as follows:

          "(aa) 'Combination Agreement' shall mean the Agreement and Plan of Combination, dated as of June 22, 1997, by and among the Company, Dime, and The Dime Savings Bank of New York, FSB, a federal savings bank, as the same may be amended from time to time."

     (5) Amendment of Section 7(a). The first sentence of Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, along with a signature guarantee and such other and further documentation as the Rights Agent may reasonably request, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price of the total number of one one-hundredth of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the close of business on December 31, 2002 (the 'Final Expiration date'),
     (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged as provided in
     Section 24 hereof or (iv) the effective time of the business combination provided for in the Combination Agreement (the earlier if (i), (ii), (iii) or (iv) being herein referred to as the 'Expiration Date')."

     (6) Effectiveness. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Combination Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     (7) Defined Terms. Unless otherwise defined herein, all capitalized terms used but not otherwise defined herein shall have the meanings assigned them in the Rights Agreement.

     (8) Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within New York.

     (9) Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall together constitute but one and the same instrument.

                               *       *       *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                          NORTH AMERICAN MORTGAGE COMPANY

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          THE BANK OF NEW YORK, as Rights Agent

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                       EXHIBIT B

                        FORM OF COMPANY AFFILIATE LETTER

                                                                          , 1997

North American Mortgage Company
3833 Airway Drive
Santa Rose, California 95403

Dime Bancorp, Inc.
589 Fifth Avenue
New York, New York 10017

Ladies and Gentlemen:

     I have been advised that I may be deemed to be an "affiliate" of North American Mortgage Company, a Delaware corporation (the "Company"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Combination, dated as of June 22, 1997 (as amended from time to time and including the exhibits thereto, the "Agreement"), by and among the Company, Dime Bancorp, Inc., a Delaware corporation (the "Acquiror"), The Dime Savings Bank of New York, FSB, a federal savings bank (the "Bank"), and 47th St. Property Corporation ("Merger Sub"), Merger Sub plans to merge with and into the Company (the "Merger").

     I further understand that as a result of the Merger, I may receive shares of common stock, par value $0.01 per share, of the Acquiror ("Acquiror Common Stock") (i) in exchange for shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") or (ii) as a result of the exercise of Rights (as defined in the Agreement).

     I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Acquiror Common Stock and Company Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

     I represent, warrant and covenant with and to the Acquiror that in the event I receive any Acquiror Common Stock as a result of the Merger:

          1. I shall not make any sale, transfer, or other disposition of such Acquiror Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to the Acquiror, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

          2. I understand that the Acquiror is under no obligation to register the sale, transfer or other disposition of shares of Acquiror Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          3. I understand that stop transfer instructions will be given to the Acquiror's transfer agent with respect to the shares of Acquiror Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

             "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Dime Bancorp, Inc., a copy of which agreement is on file at the principal offices of Dime Bancorp, Inc."

          4. I understand that, unless transfer by me of the Acquiror Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, the Acquiror reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

             "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legend if I shall have delivered to the Acquiror (i) a copy of a "no-action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Acquiror, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to the Acquiror that the Acquiror Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

     I further understand and agree that this letter agreement shall apply to all shares of Company Common Stock and Acquiror Common Stock that I am deemed to beneficially own pursuant to applicable federal securities laws and I further represent, warrant and covenant with and to the Acquiror that I will have, and will cause each of the other parties whose shares are deemed to be beneficially owned by me to have, all shares of Company Common Stock or Acquiror Common Stock owned by me or such parties registered in my name or the name of such parties, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Accepted this      day of
            , 1997.

NORTH AMERICAN MORTGAGE COMPANY

By:
    --------------------------------------------------------
    Name:
    Title:

DIME BANCORP, INC.

By:
    --------------------------------------------------------
    Name:
    Title:

                                                                      APPENDIX B

MORGAN STANLEY

                                                      MORGAN STANLEY & CO.
                                                      INCORPORATED
                                                      1585 BROADWAY
                                                      NEW YORK, NEW YORK 10036
                                                      (212) 761-4000

                                                              September 15, 1997

North American Mortgage Company
3883 Airway Drive
Santa Rosa, California 95403-1699

Members of the Board:

We understand that North American Mortgage Company ("North American"), Dime Bancorp, Inc. ("Dime"), The Dime Savings Bank of New York, FSB, a wholly owned subsidiary of Dime ("Bank Sub") and 47th St. Property Corporation, a wholly owned subsidiary of Bank Sub ("Merger Sub") have entered into an Agreement and Plan of Combination, dated as of June 22, 1997 and amended and restated as of July 31, 1997 (the "Agreement"), which provides among other things for the merger (the "Merger") of Merger Sub with and into North American. Pursuant to the Merger North American will become an indirect wholly owned subsidiary of Dime and each issued and outstanding share of common stock, par value $.01 per share (the "North American Common Stock"), other than shares held in treasury, will be converted into the right to receive 1.37 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Dime (the "Dime Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of shares of the North American Common Stock.

     For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of North American and Dime, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning North American and Dime prepared by the managements of North American and Dime, respectively;

     (iii) reviewed certain financial projections of North American and Dime prepared by the managements of North American and Dime, respectively;

     (iv) discussed the past and current operations and financial condition and the prospects of North American and Dime with senior executives of North American and Dime, respectively;

     (v) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios;

     (vi) reviewed the reported prices and trading activity for the North American Common Stock and the Dime Common Stock;

     (vii) compared the financial performance of North American and Dime and the prices and trading activity of the North American Common Stock and the Dime Common Stock with that of certain other comparable publiclytraded companies and their securities;

                                                      MORGAN STANLEY

North American Mortgage Company
September 15, 1997
Page 2
     (viii) discussed the results of regulatory examinations of Dime with senior management of Dime;

     (ix) discussed the strategic objectives of the Merger and the plan for the combined company with senior executives of North American and Dime;

     (x) reviewed and discussed with the senior managements of North American and Dime certain estimates of the cost savings and revenue enhancements projected by North American and Dime for the combined company;

     (xi) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions;

     (xii) participated in discussions and negotiations among representatives of North American and Dime and their financial and legal advisors;

     (xiii) reviewed the Agreement and certain related documents; and

     (xiv) considered other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by North American and Dime for the purposes of this opinion. With respect to the financial projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of North American and Dime. We have not made any independent valuation or appraisal of the assets or liabilities of North American and Dime, nor have we been furnished with any such appraisals. In addition, we have assumed the Merger will be consummated in accordance with the terms set forth in the Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of North American in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for North American and have received fees for the rendering of these services. It is understood that this letter is for the information of the Board of Directors of North American and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of shares of the North American Common Stock should vote at the shareholders meeting held in connection with the Transaction.

Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of shares of the North American Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ KIRK R. WILSON

                                            ------------------------------------
                                            Kirk R. Wilson
                                            Managing Director

PROXY                  NORTH AMERICAN MORTGAGE COMPANY                   PROXY
              FOR SPECIAL MEETING OF STOCKHOLDERS OCTOBER 13, 1997
                  PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints each of John F. Farrell, Jr., Terrance
G. Hodel and Martin S. Hughes proxies with full power of substitution, with the powers (each having full power to act without the others, and if two or more of them act together, by action of a majority of them) the undersigned would possess if personally present, to vote, as designated on the reverse side, all shares of the $.01 par value Common Stock of the undersigned in North American Mortgage Company ("NAMC") at the Special Meeting of Stockholders to be held on October 13, 1997 (the "Special Meeting"), and at any adjournment or postponement thereof.

        1. The authorization and adoption of the Agreement and Plan of Combination, dated as of June 22, 1997 and amended and restated as of July 31, 1997, among NAMC, Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and 47th St. Property Corporation.

           FOR ________        AGAINST ________         ABSTAIN ________

        2. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the Special Meeting or any adjournment or postponement thereof.

        This proxy, when properly executed, will be voted in accordance with the undersigned's direction as set forth herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. This Proxy may be revoked in writing prior to its exercise.

             (Continued and to be dated and signed on reverse side)

Please sign your name exactly as it appears below. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as an attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

                                        ---------------------------------------
                                                   (Number of Shares)

                                        ---------------------------------------
                                                 (Please print your name)

                                        ---------------------------------------
                                                (Signature of Shareholder)

                                        Dated: __________________________, 1997

                                        ---------------------------------------
                                                 (Please print your name)

                                        ---------------------------------------
                                                (Signature of Shareholder)

                                        Dated: __________________________, 1997

                                        The undersigned hereby revokes any
                                        proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that said attorneys, agents, proxies, the substitutes or any of them may lawfully do by virtue hereof.

                                        (When signing as an attorney, executor,
                                        administrator, trustee, guardian, etc.,
                                        give title as such. If joint account,
                                        each joint owner should sign.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NAMC AND WILL BE
        VOTED FOR PROPOSAL 1 ON THE REVERSE UNLESS OTHERWISE INDICATED.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

     The Restated Certificate of Incorporation, as amended, of Dime Bancorp, Inc. ("Dime") and its directors' and officers' liability insurance policy provide for indemnification of the directors and officers of Dime against certain liabilities. Reference is made to the text under the heading "DESCRIPTION OF DIME CAPITAL STOCK -- Certain Other Provisions -- Limitation of Liability and Indemnification of Directors and Officers" in the accompanying Proxy Statement-Prospectus.

     In addition, Dime maintains a directors' and officers' insurance policy.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

  EXHIBIT
    NO.                                 DESCRIPTION OF EXHIBIT
-----------   --------------------------------------------------------------------------
    2         Agreement and Plan of Combination, dated as of June 22, 1997 and amended and restated as of July 31, 1997, by and among North American Mortgage
              Company, Dime, The Dime Savings Bank of New York, FSB and 47th Property
              Corporation (included as Appendix A to the Proxy Statement-Prospectus)
    3.1       Certificate of Incorporation of Dime, incorporated by reference to
              Appendix A to the Proxy Statement-Prospectus filed under cover of Dime's
              Registration Statement on Form S-4 (No. 33-86002)
    3.2       Amendment to Certificate of Incorporation of Dime, dated June 14, 1995, incorporated by reference to Exhibit 3(ii) to Dime's Annual Report on Form
              10-K for the fiscal year ended December 31, 1995, filed with the
              Commission on April 1, 1996, as amended on Form 10-K/A, filed with the
              Commission on May 15, 1996 (File No. 1-13094)
    3.3       By-Laws of Dime, incorporated by reference to Exhibit 3 to Dime's
              Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission on August 14, 1997 (File No. 1-13094)
    4         Stockholder Protection Rights Agreement, dated as of October 20, 1995, between Dime and the First National Bank of Boston, as Rights Agent,
              incorporated by reference to Exhibit (1) of the Registration Statement on
              Form 8-A of Dime filed with the Commission on November 3, 1995 (File No.
              1-13094)
    5         Opinion of Sullivan & Cromwell
    8.1       Tax opinion of Sullivan & Cromwell
    8.2       Tax opinion of Simpson Thacher & Bartlett
   10.1       Employment Letter Agreement, dated July 17, 1997, between Dime Mortgage,
              Inc. ("DMI") and Gary F. Moore
   10.2       Employment Letter Agreement, dated June 22, 1997, between DMI and Terrance
              G. Hodel

  EXHIBIT
    NO.                                 DESCRIPTION OF EXHIBIT
-----------   --------------------------------------------------------------------------
   10.3       Employment Letter Agreement, dated June 22, 1997, between DMI and Harold
              B. Bonnikson
   10.4       Employment Letter Agreement, dated June 22, 1997, between DMI and Martin
              S. Hughes
   10.5       Consulting Letter Agreement, dated June 26, 1997, between DMI and John F.
              Farrell, Jr.
   21         Subsidiaries of Dime
   23.1       Consent of KPMG Peat Marwick LLP
   23.2       Consent of Ernst & Young LLP
   23.3       Consent of Morgan Stanley & Co. Incorporated
   23.4       Consent of Sullivan & Cromwell (included in Exhibit 5)
   23.5       Consent of Sullivan & Cromwell (included in Exhibit 8.1)
   23.6       Consent of Simpson Thacher & Bartlett (included in Exhibit 8.2)
   24         Power of Attorney (included in the signature pages to this Registration
              Statement)

     (b) Financial Statement Schedule.

      None.

     (c) Reports, Opinions and Appraisals.

      None.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 12th day of September, 1997.

                                          DIME BANCORP, INC.

                                          By:     /s/ LAWRENCE J. TOAL
                                            ------------------------------------
                                                     (Lawrence J. Toal)
                                            (Chief Executive Officer, President
                                                             and
                                                  Chief Operating Officer)

                               POWER OF ATTORNEY

     Each person whose signature appears below on this Registration statement hereby constitutes and appoints Lawrence J. Toal and Gene C. Brooks, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of September 12th, 1997.

                SIGNATURE                                         TITLE
------------------------------------------  -------------------------------------------------

           /s/ LAWRENCE J. TOAL             Chief Executive Officer, President, Chief
------------------------------------------    Operating Officer and a Director (Principal
            (Lawrence J. Toal)                Executive Officer)

         /s/ JAMES M. LARGE, JR.            Chairman of the Board
------------------------------------------
          (James M. Large, Jr.)

          /s/ DERRICK D. CEPHAS             A Director
------------------------------------------
           (Derrick D. Cephas)

          /s/ FREDERICK C. CHEN             A Director
------------------------------------------
           (Frederick C. Chen)

        /s/ J. BARCLAY COLLINS II           A Director
------------------------------------------
         (J. Barclay Collins II)

         /s/ RICHARD W. DALRYMPLE           A Director
------------------------------------------
          (Richard W. Dalrymple)

                SIGNATURE                                         TITLE
------------------------------------------  -------------------------------------------------

           /s/ JAMES F. FULTON              A Director
------------------------------------------
            (James F. Fulton)

           /s/ VIRGINIA M. KOPP             A Director
------------------------------------------
            (Virginia M. Kopp)

             /s/ JOHN MORNING               A Director
------------------------------------------
              (John Morning)

      /s/ MARGARET G. OSMER-MCQUADE         A Director
------------------------------------------
       (Margaret G. Osmer-McQuade)

        /s/ SALLY HERNANDEZ-PINERO          A Director
------------------------------------------
         (Sally Hernandez-Pinero)

         /s/ DR. PAUL A. QUALBEN            A Director
------------------------------------------
          (Dr. Paul A. Qualben)

        /s/ EUGENE G. SCHULZ, JR.           A Director
------------------------------------------
         (Eugene G. Schulz, Jr.)

             /s/ HOWARD SMITH               A Director
------------------------------------------
              (Howard Smith)

         /s/ DR. NORMAN R. SMITH            A Director
------------------------------------------
          (Dr. Norman R. Smith)

            /s/ IRA T. WENDER               A Director
------------------------------------------
             (Ira T. Wender)

         /s/ ANTHONY R. BURRIESCI           Chief Financial Officer
------------------------------------------
          (Anthony R. Burriesci)

          /s/ HAROLD E. REYNOLDS            Controller
------------------------------------------
           (Harold E. Reynolds)

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                     DESCRIPTION OF EXHIBIT
-----------   ----------------------------------------------------------------------------------
    2         Agreement and Plan of Combination, dated as of June 22, 1997 and amended and restated as of July 31, 1997, by and among North American Mortgage Company, Dime,
              The Dime Savings Bank of New York, FSB and 47th Property Corporation (included as
              Appendix A to the Proxy Statement-Prospectus)
    3.1       Certificate of Incorporation of Dime, incorporated by reference to Appendix A to the Proxy Statement-Prospectus filed under cover of Dime's Registration Statement on Form S-4 (No. 33-86002)
    3.2       Amendment to Certificate of Incorporation of Dime, dated June 14, 1995, incorporated by reference to Exhibit 3(ii) to Dime's Annual Report on Form 10-K
              for the fiscal year ended December 31, 1995, filed with the Commission on April 1,
              1996, as amended on Form 10-K/A, filed with the Commission on May 15, 1996 (File
              No. 1-13094)
    3.3       By-Laws of Dime, incorporated by reference to Exhibit 3 to Dime's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission on
              August 14, 1997 (File No. 1-13094)
    4         Stockholder Protection Rights Agreement, dated as of October 20, 1995, between
              Dime and the First National Bank of Boston, as Rights Agent, incorporated by reference to Exhibit (1) of the Registration Statement on Form 8-A of Dime filed with the Commission on November 3, 1995 (File No. 1-13094)
    5         Opinion of Sullivan & Cromwell
    8.1       Tax opinion of Sullivan & Cromwell
    8.2       Tax opinion of Simpson Thacher & Bartlett
   10.1       Employment Letter Agreement, dated July 17, 1997, between Dime Mortgage, Inc.
              ("DMI") and Gary F. Moore
   10.2       Employment Letter Agreement, dated June 22, 1997, between DMI and
              Terrance G. Hodel
   10.3       Employment Letter Agreement, dated June 22, 1997, between DMI and
              Harold B. Bonnikson
   10.4       Employment Letter Agreement, dated June 22, 1997, between DMI and
              Martin S. Hughes
   10.5       Consulting Letter Agreement, dated June 26, 1997, between DMI and John F. Farrell,
              Jr.
   21         Subsidiaries of Dime
   23.1       Consent of KPMG Peat Marwick LLP
   23.2       Consent of Ernst & Young LLP
   23.3       Consent of Morgan Stanley & Co. Incorporated
   23.4       Consent of Sullivan & Cromwell (included in Exhibit 5)
   23.5       Consent of Sullivan & Cromwell (included in Exhibit 8.1)
   23.6       Consent of Simpson Thacher & Bartlett (included in Exhibit 8.2)
   24         Power of Attorney (included in the signature pages to this Registration Statement)